UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Designer Brands Inc.
(Name of Registrant as Specified In Its Charter)
N/A

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Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

Notice of 2024 Annual Meeting of Shareholders
and Proxy Statement

May 3, 2024

Dear Designer Brands Shareholder:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) of Designer Brands Inc., an Ohio corporation (the “Company”) at 1:00 p.m. Eastern Time on June 20, 2024. The 2024 Annual Meeting will be held in a virtual-only format via live audio cast at www.virtualshareholdermeeting.com/DBI2024. All holders of shares of our outstanding common stock as of the close of business on April 25, 2024 are entitled to vote at the meeting. Details of the business to be conducted at the meeting are given in the Notice of 2024 Annual Meeting of Shareholders and the Proxy Statement, which are included on the following pages. Instructions for accessing the virtual meeting audio cast online are also included in the Proxy Statement.

The fiscal year ended February 3, 2024 (“fiscal 2023”) was a year of opportunity, challenge and change for Designer Brands amidst a volatile year in the footwear industry, which broadly saw sales decline year-over-year for much of the year. As I stepped into my role as CEO, I saw a myriad of opportunities to reinvigorate our organization and to elevate our brand-building capabilities, and we took action on several of these opportunities to bring in the right people and processes to move our strategy forward.

Over the course of the year, we installed fresh leadership in several key areas that I believe have the ability to significantly elevate our organization and our operations. Specifically, in July 2023, we hired Laura Denk as our new President of DSW, charging her with refreshing our assortment of products, deepening our strong vendor relationships, and energizing our marketing. Ms. Denk brings an extensive merchandising background, knowledge of augmenting customer experiences, and, importantly, experience positioning and elevating brands. With her leadership, I have confidence that we can deliver on our strategy of providing a unique, omni-channel customer experience with an unparalleled assortment of products. As a marker of Laura’s early progress, we welcomed the return of Nike products to our stores for the first time in two years and have reinstated a more traditional merchandising mindset to ensure our assortment of products is fresh and exciting. Additionally, in January 2024, we announced the addition of Andrea O’Donnell as our new Brands President. Ms. O’Donnell’s deep experience and tremendous track record, which includes the revitalization of the powerhouse brand, Ugg, will be a critical asset for us moving forward. The passion for design and storytelling that she brings to the table will further bolster our credibility as an on-trend brand builder.

While fiscal 2023 was a year of change, I am proud of the way in which our associates responded and even stepped up, diligently finding opportunities to reduce expenses and stay nimble. We continue to lean into the customer shifts towards athletic and casual footwear and have leaned into these areas even more strongly in our retail assortment as well as by diversifying our portfolio of Owned Brands with the additions of Keds, Topo Athletic, and Le Tigre. Additionally, we continue to find new ways of engaging with customers, including our direct-to-consumer channel portfolio, which has grown to six digital sites including DSW, The Shoe Company, Vince Camuto, Keds, Topo Athletic, and Hush Puppies.

As we move forward, we will be looking to sustain the structural improvements we’ve already generated and to find new efficiencies. Gross profit margin for fiscal 2023 was up 3.1% compared to fiscal 2019 and we are exploring ways to operate more efficiently as we further integrate the multiple acquisitions we’ve brought on. There is still much to do, but the transformation of our organization is one that excites me and I am confident that our efforts will position us well for long-term growth.

Your vote is important. Whether or not you plan to attend the 2024 Annual Meeting virtually, please vote as soon as possible. As an alternative to voting during the 2024 Annual Meeting, you may vote in advance via the internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure you have a say on the important issues to be voted on at the 2024 Annual Meeting.

I would like to thank you personally for your continued support of Designer Brands Inc.

Douglas M. Howe
Chief Executive Officer
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Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

Notice of 2024 Annual Meeting of Shareholders

When	Where	Record Date
Thursday, June 20, 2024 at 1:00 p.m. Eastern Time	Via live audio cast: www.virtualshareholdermeeting.com/DBI2024	Shareholders as of the close of business on April 25, 2024, are entitled to vote at the 2024 Annual Meeting

Items of Business – 2024 Annual Meeting

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1.Election of three Class II directors, each to serve until the 2027 Annual Meeting of Shareholders	✓ FOR each director nominee	13
2.Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2024	✓ FOR	45
3.Approval of a non-binding, advisory resolution on the compensation paid to our named executive officers in fiscal 2023	✓ FOR	84
4.Approval of an amendment and restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan	✓ FOR	85

Shareholders will also transact such other business as may properly come before the 2024 Annual Meeting or any adjournment, continuation, or postponement thereof.

Who Can Vote	How to Virtually Attend the 2024 Annual Meeting

Only the holders of record of our Class A and Class B Common Shares as of the close of business on April 25, 2024, our record date for the 2024 Annual Meeting, are entitled to notice of and to vote at the 2024 Annual Meeting.

Each shareholder is entitled to one vote for each Class A Common Share held as of the record date, and eight votes for each Class B Common Share held as of the record date.

To virtually attend the 2024 Annual Meeting at www.virtualshareholdermeeting.com/DBI2024, you must enter the control number on your proxy card, voting instruction form (“VIF”), or Notice of Internet Availability of Proxy Materials (the “Notice”) you previously received.

Whether or not you plan to virtually attend the 2024 Annual Meeting, we encourage you to vote and submit your proxy in advance of the 2024 Annual Meeting by one of the methods described below. You may also vote online and examine our shareholder list during the 2024 Annual Meeting by following the instructions provided on the meeting website during the 2024 Annual Meeting.

To vote online during the meeting, visit www.virtualshareholdermeeting.com/DBI2024.

Important Voting Information: We will provide the Notice, electronic delivery of the 2024 Proxy Statement, the 2023 Annual Report on Form 10-K (the “Annual Report”), and a proxy card to shareholders beginning on or about May 3, 2024.

Your Vote is Important: Even if you plan to virtually attend the 2024 Annual Meeting, please cast your vote as soon as possible by following the instructions on your proxy card or VIF:

By internet Go to www.proxyvote.com	By toll-free telephone Dial 1-800-690-6903	By mail If you received a proxy card or VIF by mail, please mark, date, sign, and return it in the postage-paid envelope furnished for that purpose	By QR code Scan the QR code (located on your voting document) using your smart phone

Please consider the issues presented in this Proxy Statement and vote your shares, by internet or telephone, or sign, date, and return your proxy card, as promptly as possible.

Submitting your proxy now will not prevent you from voting your shares online during the 2024 Annual Meeting, as your proxy is revocable at your option. Whether or not you virtually attend the 2024 Annual Meeting, it is important that your shares be part of the voting process. You may log on to www.proxyvote.com and enter your control number to vote your shares. You can also vote in advance of or during the 2024 Annual Meeting. If you attend the virtual 2024 Annual Meeting, please follow the instructions at www.virtualshareholdermeeting.com/DBI2024 to vote or submit questions during the meeting.

Lisa M. Yerrace
Vice President, Deputy General Counsel and Corporate Secretary
Designer Brands Inc.

May 3, 2024

Important Notice Regarding the Availability of Proxy Materials for the
2024 Annual Meeting of Shareholders to be held on June 20, 2024:

Our Proxy Statement follows this Notice of 2024 Annual Meeting of Shareholders. Financial and other information concerning the Company is contained in the Annual Report for fiscal 2023. The Proxy Statement and Annual Report are available on our Investor Relations website at investors.designerbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

This Notice of 2024 Annual Meeting of shareholders, the accompanying Proxy Statement, and our Annual Report are all available, free of charge, at www.proxyvote.com.

Forward-Looking Statements

Certain statements in this Proxy Statement may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in the Annual Report and other filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the section entitled “Risk Factors” contained therein. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, or strategies regarding the future, and can be identified by forward-looking words such as “outlook,” “plans,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “approximate,” “predict,” “expect,” “potential,” “seek,” “intend,” “may,” “should,” “will,” and “would” or the negative version of these words or other comparable words. Except as may be required by applicable law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

Websites

Website addresses referenced in this Proxy Statement are intended to be inactive textual references only, and the content on the referenced websites does not constitute a part of, and is specifically not incorporated by reference into, this Proxy Statement.

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PROXY STATEMENT SUMMARY

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Designer Brands Inc., an Ohio corporation, for use at the 2024 Annual Meeting to be held on June 20, 2024, at 1:00 p.m. Eastern Time via live audio cast at www.virtualshareholdermeeting.com/DBI2024. This Proxy Statement is first being mailed to the shareholders on or about May 3, 2024. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. “We,” “our,” “us,” “Designer Brands,” “DBI,” and the “Company” refer to Designer Brands Inc.

2024 Annual Meeting of Shareholders

Date and Time Thursday, June 20, 2024 1:00 p.m., Eastern Time	Place Virtual-only meeting via live audio cast, www.virtualshareholdermeeting.com/DBI2024	Record Date April 25, 2024

How to Attend

To participate in the virtual 2024 Annual Meeting, please visit www.virtualshareholdermeeting.com/DBI2024 and enter the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

How to Vote

BY TELEPHONE	BY INTERNET	BY QR CODE	BY MAIL	VIRTUALLY
Call toll-free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com	Scan the QR code (located on your voting document) using your smart phone	Complete, date, and sign your proxy card and send by mail in the enclosed postage-paid envelope	Cast your ballot online during the virtual meeting

Proposals Requiring Your Vote

Your vote is very important! Please cast your vote immediately on all the proposals to ensure that your shares are represented.

PROPOSAL 1: Election of Three Class II Director Nominees
The three Class II director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management.

✓ The Board recommends a vote FOR all Class II director nominees.

PROPOSAL 2: Ratification of Appointment of Deloitte & Touche LLP
The Audit Committee approved the appointment of Deloitte as the Company’s independent auditor for fiscal 2024. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s appointment of the independent auditor.

✓ The Board recommends a vote FOR the ratification of the appointment of Deloitte.

PROPOSAL 3: Advisory Approval of Named Executive Officer 2023 Compensation
The Company’s executive compensation program is designed to create a direct linkage between shareholders’ interests and management, with incentives specifically tailored to the achievement of short-term and long-term goals.

✓ The Board recommends a vote FOR the Company’s 2023 Named Executive Officer compensation.

PROPOSAL 4: Approval of an Amendment and Restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan
The Board approved an amendment and restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan to authorize additional shares thereunder and to make other changes as described in this Proxy Statement, with such approval being subject to shareholder approval. Shareholders are being asked to approve the amendment and restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan.

✓ The Board recommends a vote FOR the approval of the amendment and restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan.

Business Overview – 2023 Highlights

We ended fiscal 2023 with strong performance in the fourth quarter. Nonetheless, our team was faced with a challenging macro environment during fiscal 2023. Specifically, as the Company moved into the third and fourth calendar quarters of 2023, the footwear industry notably contracted in two consecutive quarters for the first time since 2020, resulting in an increased level of markdowns and promotions. Unseasonably warm weather affected our seasonal business, which declined in-line with the market. Our organization’s seasonal footwear market share was approximately 50% above our peers, such that we were more adversely impacted than peers. Amidst these challenges, we have continued our efforts to diversify our assortment of products and to expand our offerings in casual and athleisure. Notably, we welcomed Nike back to DSW stores and added Keds to our portfolio of brands. We will continue to work to grow the freshness and diversity of our assortment of products, efforts which will be largely led by new leaders installed in fiscal 2023. We continue to focus on our omni-channel model that enables an expanded level of engagement with consumers, which we believe positions us well for future growth across all channels.

Some fiscal 2023 highlights included:

•Net sales of $3.1 billion, representing a 7.3% decrease year-over-year;
•Gross profit margin of 31.7%, representing a 3.1% increase compared to fiscal 2019;
•The addition of new athleisure and casual brands, including the acquisition of Keds and an elevated partnership with Nike;
•Key success in new product offerings, such as Vince Camuto’s extra wide shaft boots, which led to 7.3% growth at vincecamuto.com in the second half of the fiscal year, despite industry challenges;
•The hiring of Laura Denk as President of DSW, reinvigorating our merchandising organization and setting a course for improved assortment of products; and
•The hiring of Andrea O’Donnell as Brands President to refresh our brand-building growth strategies.

While we were pleased with where we ended the 2023 fiscal year, we do not believe that our fiscal 2023 results are reflective of our full potential as an organization. To reinvigorate our business, we brought in new leaders for both our DSW and Brands businesses in fiscal 2023. Together with our talented executive team, complemented by the efforts of all Company associates, we will continue to navigate all challenges with a focus on the future.

Chief Executive Officer (“CEO”) Succession Process

In January 2023, the Company announced a planned CEO transition process whereby the Board appointed Douglas M. Howe to succeed Roger L. Rawlins as the Company’s CEO, effective April 1, 2023 (the “CEO Transition”). Following the effective date, Mr. Rawlins served as a valuable strategic advisor, and continued in that role until April 1, 2024.

The Board thanks Mr. Rawlins for his leadership and unparalleled commitment to the Company over the past 17 years.

Your Board of Directors

The following table provides summary information about each director currently serving on our Board. Our Board is divided into three classes, with each class to consist, as nearly as possible, of one-third of the total authorized number of directors. The Board is currently composed of four Class I directors, four Class II directors, and three Class III directors. Directors serve for three-year terms, with one class of directors elected by our shareholders at each annual meeting. Three of the Class II directors are standing for reelection at the 2024 Annual Meeting. Ms. Fersko is not standing for reelection. Accordingly, as of the 2024 Annual Meeting, the size of the Board will be reduced from eleven members to ten. Under our Amended and Restated Code of Regulations (the “Code of Regulations”), we may have a minimum of five and a maximum of fifteen directors. By majority vote, the Board may set the number of directors within this range at any time. Your Board recommends that you vote “FOR” the election of each of the three Class II director nominees. See “Proposal 1 – Election of Directors.”

Name & Principal Occupation	Age	Director Since	Independent	Committee Memberships
Class I – Term Expires 2026
Harvey L. Sonnenberg Former Partner of Weiser, LLP	82	2005		•AC† •TC
Allan J. Tanenbaum Of Counsel to Taylor English Duma, LLC	77	2005		•AC •NCGC
Peter S. Cobb Founder and Former Executive Vice President of eBags	66	2017		•NCGC† •HCCC •TC
Douglas M. Howe CEO of Designer Brands Inc.	63	2023
Class II – Term Expires 2024
Jay L. Schottenstein Executive Chairman of Designer Brands Inc. and CEO of American Eagle Outfitters, Inc.	69	2005
Joanne Zaiac Former Chief Client Officer of Dentsu International	62	2016		•HCCC •TC
Tami J. Fersko Chief Operations and Supply Chain Officer of Centric Brands	53	2022		•AC •NCGC
Richard A. Paul CEO and Founder of KLUTCH Sports Group	43	2022
Class III – Term Expires 2025
Elaine J. Eisenman Managing Director of Saeje Advisors LLC	75	2008		•HCCC† •AC
Joanna T. Lau Former CEO of Lau Technologies Inc.	65	2008		•TC† •CC •NCGC
Joseph A. Schottenstein Chief Operating Officer and Executive Vice President of Acquisitions and Leasing at Schottenstein Property Group (“SPG”) and Schottenstein Realty LLC	44	2012

AC	Audit Committee
HCCC	Human Capital and Compensation Committee
NCGC	Nominating and Corporate Governance Committee
TC	Technology Committee
†	Committee Chair

Current Board Snapshot*
* Based on self-identification information that was provided by the directors and is current as of May 3, 2024. Each such director consented to the public disclosure of such information. Ms. Fersko is included in this snapshot but is not standing for reelection at the 2024 Annual Meeting.

Summary of Director Skills

Our directors bring to our Board a wide variety of skills, qualifications, experiences, and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our shareholders. The table below is a summary of some of the skills and experience that each director brings to the Board, and which we currently find to be relevant to our business. Because it is a summary, it does not include all of the skills, experience, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Attributes, Experience, and Skills	Harvey L. Sonnenberg	Allan J. Tanenbaum	Peter S. Cobb	Jay L. Schottenstein	Douglas M. Howe	Joanne Zaiac	Elaine J. Eisenman	Joanna T. Lau	Joseph A. Schottenstein	Richard A. Paul	Tami J. Fersko
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓
Audit Committee Financial Expert	✓							✓			✓
International Experience			✓	✓	✓	✓	✓	✓	✓		✓
Marketing and Consumer Insight		✓	✓	✓	✓	✓	✓		✓	✓
Technology and Digital Expertise			✓	✓	✓	✓		✓
Strategic Growth and Business Development Expertise		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital/Talent Management Experience		✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management Expertise	✓	✓	✓	✓		✓	✓	✓	✓		✓
Corporate Governance Expertise	✓	✓	✓	✓			✓	✓
Real Estate Experience	✓	✓	✓	✓	✓			✓	✓		✓
Mergers & Acquisitions Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Crisis Management Experience		✓	✓	✓	✓		✓	✓	✓		✓
ESG/Corporate Social Responsibility Experience		✓	✓	✓	✓		✓		✓		✓
Other Public Company Board Experience	✓	✓	✓	✓	✓		✓	✓		✓
Cybersecurity Experience			✓					✓

Corporate Governance Highlights

The Board remains committed to strong corporate governance and the protection of long-term shareholder value. Please see “Other Director Information, Board Committees, and Corporate Governance Information” for a description of our corporate governance practices. Some of our corporate governance best practices include, but are not limited to:

•Separate CEO and executive chairman roles

•More than two-thirds of the Board is currently composed of independent directors
•100% of committee members are independent
•Robust annual Board and committee evaluation process
•Annual say-on-pay vote
•Stock ownership guidelines for directors and the CEO
•Board risk oversight (including, without limitation, with respect to cybersecurity and environmental, social, and governance (“ESG”) risks)
•Independent directors meet without management present
•Anti-hedging and anti-pledging policy
•Code of Conduct for directors and employees (including executive officers)
•Annual review of committee charters and governance policies

2023 Shareholder Engagement

Engaging with our shareholders is critically important to our Board and management team. During fiscal 2023, we proactively communicated with the investment community and shareholders about our financial performance, operations, and strategic developments through quarterly earnings releases, investor presentations, and conference calls; in-person and telephonic meetings with investors and stakeholders; and our annual shareholders meeting that includes a Q&A session.

Sustainability, Social Impact, and Human Capital

At Designer Brands, we are putting our best foot forward toward a more sustainable and inclusive future for footwear — a future where we use less resources and do more to reduce waste and our impact on the planet.

With a long history of giving back to the communities where we live and work, we continuously strive to serve our neighbors, strengthen our communities, and provide support for those in the footwear industry.

Our investment in our people fosters a culture of belonging, empowering individual development and potential. We are passionate about our associates and continue our ongoing focus on creating a more diverse, equitable, and inclusive workplace and industry.

Sustainability	Social Impact	Human Capital
We strive to make sustainable and responsible decisions every day — from energy use and waste to materials and suppliers.	We aim to advance empowerment of individuals by removing barriers and helping them put their best foot forward in the diverse communities in which we live, serve, and work.	We invest in and support our associates to differentiate our products and experiences in the competitive footwear market.

Sustainability

We believe in the importance of helping to create a future where we use less resources and reduce our impact on the planet, making sustainable footwear more attainable. We are proud of our steps forward in this space with the following achievements:
•Since 2018, we have diverted over nine million shoes from landfills by collecting post-consumer shoes in connection with our partnership with Soles4Souls.
•Since their engagement in 2021, we have continued to work with a sustainability consultant to guide us toward public-facing goals and sustainability reporting.
•In 2023, we continued to expand our sourced factory participation in the Higg Index suite of tools.
•In fiscal 2023, we reduced energy consumption in our stores by approximately 8%, as compared to fiscal 2022, through our Energy Management System.
•As of February 3, 2024, 46% of our stores operate with LED lighting.

Social Impact

In step with our long-time partner Soles4Souls, we are helping to create sustainable jobs and provide relief through the distribution of shoes and clothing around the world, while giving shoes a second life and keeping them out of landfills longer. Our efforts and accomplishments in this space include:
•We have donated over nine million pairs of shoes, including 1.7 million pairs during fiscal 2023, diverting them from landfills.
•Through point-of-sale donations, we have collected and donated over $3 million to Soles4Souls, including over $2.1 million in fiscal 2023.
•In fiscal 2023, 54 Designer Brands associates participated in Soles4Souls Global Experience trips, during which they had the opportunity to meet some of the incredible recipients of our shoe donations, experiencing firsthand the full cycle of the shoe donation process and the resulting impact of these donations.

Human Capital

Our associates are the heart and soul of everything we do. We are committed to being an exceptional place to work for our associates and continue to foster a diverse, equitable, and inclusive workplace, where all associates belong and can be their authentic selves.

In fiscal 2023, Designer Brands achieved the following:
•Received the Equality 100 Award earning the top score of 100 in the Human Rights Campaign (“HRC”) Foundation’s 2023-2024 Corporate Equality Index for the fourth year.
•Recognized by Forbes as one of “The Best Employers for Diversity” for 2023.
•Celebrated the grand opening of the JEMS by PENSOLE factory, one of the first black-owned footwear factories in the U.S., representing the culmination of Designer Brands’ $2 million investment focused on advancing action-oriented Diversity, Equity, and Inclusion (“DE&I”) through a partnership with Pensole Lewis College of Business & Design. In September 2023, Designer Brands launched the FIRST JEM, the inaugural shoe from JEMS by PENSOLE, in select DSW stores and online.

Compensation Highlights and Say-on-Pay

Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles and shareholder interests. At the 2023 Annual Meeting of Shareholders, approximately 91.5% of the votes cast on the advisory say-on-pay vote on executive compensation were voted in favor of the proposal. We viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. We will continue to evaluate our executive compensation programs, taking into consideration shareholder feedback, including the results of this year’s say-on-pay vote.

Our Board recommends that shareholders vote to approve an advisory resolution on the compensation paid to the Company’s named executive officers (“NEOs”), as described in this Proxy Statement. For additional information regarding the compensation paid to the Company’s NEOs and our annual say-on-pay vote, see the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement and “Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers.”

Compensation Objectives

We aim to (i) attract and retain highly qualified, experienced executive officers who can make significant contributions to our long-term business success; (ii) reward executive officers for achieving business goals and delivering strong performance; and (iii) align executive officer incentives with shareholder value creation.

Strong Governance Standards and Best Practices

The Human Capital and Compensation Committee of our Board is fully engaged to respond to the dynamic business environment in which we operate. As discussed in the CD&A section of this Proxy Statement, the Human Capital and Compensation Committee:

•Adapts our compensation programs as needed to match the needs of our business and the industry in which we operate;
•Fosters long-term shareholder value creation and pay-for-performance alignment;
•Focuses on attracting and retaining the top talent that is crucial to our business;
•Mitigates undue compensation-related risks;
•Conducts an annual say-on-pay advisory vote; and
•Regularly engages with shareholders on executive compensation.

Effective Program Design
✓We emphasize “at-risk” pay by heavily weighting variable over fixed pay, with a significant portion of NEOs’ collective fiscal 2023 target compensation considered to be “at-risk.”	We do not guarantee annual salary increases or guarantee bonuses.
✓We require the CEO to retain meaningful stock ownership, which serves to align the CEO’s interests with those of shareholders.	We do not set performance metrics that the Human Capital and Compensation Committee believes would create undue risk.
✓We mitigate undue risk by using caps on potential bonus payments, having a clawback policy applicable to compensation granted under our long-term incentive plan, and maintaining active oversight and risk management systems.
We do not grant stock options with an exercise price below 100% fair market value or reprice underwater stock options.
✓The Human Capital and Compensation Committee retains an independent compensation consultant on matters surrounding executive and non-employee director pay and governance.
We do not provide supplemental executive retirement plans or other retirement benefits to NEOs, other than a tax-qualified 401(k) plan available to all employees and a deferred compensation plan available to highly compensated employees.

✓We apply conservative post-employment and change in control provisions. NEOs are subject to the same provisions as the rest of the employee population that participates in long-term incentives.
We do not permit pledging, hedging, or short-sale transactions. All executive officers, Board members, and associates are prohibited from using financial instruments designed to hedge or offset a decrease in market value of Company stock.

✓We subject all executive officers to pre-clearance requirements and restrictions relating to transactions in Company stock.	We do not include favorable impact from changes in tax law or stock buybacks when determining actual performance against financial measures in incentive plans, where applicable.
✓Management and the Board regularly evaluate share utilization levels by reviewing cost and the dilutive impact of stock compensation.	We do not gross up taxes for perquisites or benefits, except in the case of standard relocation benefits. We do not gross up for excise taxes upon a change-in-control.
✓We provide only limited perquisites to NEOs. During fiscal 2023, perquisites were limited to security arrangements for Mr. Schottenstein and relocation costs for Ms. Denk.
✓Since fiscal 2021, all performance share grants are subject to a “double trigger” change in control provision.

Pay for Performance

We pay for performance. To incentivize our executive team to achieve our short-term and long-term goals, we allocate total direct compensation, consisting of salary, short-term and long-term incentives, to achieve (and pay for) performance. To this end, the total direct compensation of our NEOs for fiscal 2023 was allocated as follows (at target) among pay elements:
As an example of how variable pay serves to link pay and performance, because neither the short-term nor long-term performance goals set by the Company for fiscal 2023 were achieved, no short-term or long-term incentives were paid out to the executive team for fiscal 2023. For more information, please see “CD&A.”

2024 Proxy Statement

This Proxy Statement is provided in connection with the solicitation on behalf of our Board for proxies to be voted at our 2024 Annual Meeting to be held at 1:00 p.m. Eastern Time on Thursday, June 20, 2024, and any postponements, continuations, or adjournments thereof. The 2024 Annual Meeting will be a virtual only meeting. Shareholders may participate online by logging onto www.virtualshareholdermeeting.com/DBI2024. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see “Virtual Meeting Information” for important information. This Proxy Statement, including the Notice of 2024 Annual Meeting of Shareholders, is being made available electronically (or is first being mailed to shareholders) on or about May 3, 2024.

Voting Information

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a Notice to our shareholders of record and beneficial owners. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are considered a registered shareholder with respect to those shares. If you hold your shares through an intermediary, such as a bank or broker, then you are considered the beneficial holder of those shares. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials via the internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice.

We have two classes of securities outstanding and entitled to vote at the 2024 Annual Meeting: our Class A Common Shares, no par value, and our Class B Common Shares, no par value (together, the “Common Shares”). Only shareholders of record at the close of business on April 25, 2024, our record date for the 2024 Annual Meeting, are entitled to notice of and to vote at the 2024 Annual Meeting or any adjournments, continuations, or postponements thereof. As of the record date, the total number of outstanding Class A Common Shares entitled to vote at the 2024 Annual Meeting was 50,030,327 and the total number of Class B Common Shares entitled to vote at the meeting was 7,732,733. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.

Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219, Attention: Corporate Secretary). A holder of record may also revoke or change such holder’s vote by executing and returning to us a later-dated proxy or by virtually attending the 2024 Annual Meeting and voting online during the meeting. If your Common Shares are held in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your voting instructions.

All properly executed and returned proxies will be voted as directed by the shareholder. All properly executed and returned proxies that do not specify how shares should be voted will be voted in accordance with the recommendations of the Board: “FOR” the election of each of the Class II director nominees listed below under “Proposal 1 – Election of Directors,” “FOR” “Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm,” “FOR” “Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers,” “FOR” “Proposal 4 – Approval of an Amendment and Restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan,” and in the discretion of the named proxies on any other business properly brought before the 2024 Annual Meeting.

The presence, by virtual participation or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the 2024 Annual Meeting. Abstentions, votes to withhold, and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders and are not permitted to vote on the matter without voting instructions. If a broker does not receive voting instructions, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange (“NYSE”). We believe that Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm is a “routine” matter. We believe that Proposal 1 – Election of Directors, Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers, and Proposal 4 – Approval of an Amendment and Restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan are “non-routine” matters and, therefore, brokers cannot vote on such proposals unless they receive voting instructions from beneficial holders.

Solicitation of proxies may be made in person, in writing, by telephone, text message, email, or facsimile, or otherwise by our directors and employees, including executive officers. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently consists of eleven members and is divided into three classes, designated as Class I, Class II, and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Article II, Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal. As previously discussed, Ms. Fersko is not standing for reelection at the 2024 Annual Meeting. Accordingly, following the 2024 Annual Meeting, the size of the Board will be reduced from eleven members to ten.

At the 2024 Annual Meeting, three Class II director nominees are standing for election to the Board, each to serve a three-year term expiring at the 2027 Annual Meeting of Shareholders. Each of the Class II director nominees currently serves as a director on the Board of the Company.

We are committed to strong corporate governance, and our Board regularly reviews our governance structure, including our classified board structure. Our Articles of Incorporation, as amended (the “Articles”), divide our Board into three classes, with each class elected to serve a three-year term. As a result, at each annual meeting of shareholders, approximately one-third of our directors are elected to serve for a three-year term. Our Board periodically considers the continued appropriateness of this classified board structure and believes that our classified board structure provides important benefits, including:

•Promoting Stability and Continuity. Our classified board structure enhances stability and continuity of leadership because our Board will always include directors with prior experience and knowledge of our operating and regulatory environment, business, strategic goals, competition, trends, and risks. We believe that these experienced directors help our Board maintain a long-term perspective, leading to decisions that are both in the long-term interests of our Company and our shareholders and responsive to short-term needs and objectives.
•Maximizing Shareholder Value. We believe that a classified board enhances our ability to achieve value for our shareholders in the event of an unsolicited takeover. Without a classified board, a potential acquirer could gain control of our Board at a single annual meeting by replacing a majority of our directors with its own nominees without paying a premium to our shareholders.
•Enhancing Director Independence. We believe that a classified board with three-year terms enhances non-employee directors’ independence from special interest groups or other parties whose goals may not be in the best interests of all of our shareholders.

The names and ages of the Class II director nominees and the Class I and Class III continuing directors, their principal occupations during the past five years, and certain other information regarding our directors are provided below.

Class II Director Nominees for a Term to Expire in 2027:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Jay L. Schottenstein	69
		Mr. Schottenstein has served as the Executive Chairman of our Board since 2005. Mr. Schottenstein previously served as our CEO from 2005 to 2009. Mr. Schottenstein also currently serves as Chairman of the board of directors and Lead Manager of Schottenstein Realty LLC. Mr. Schottenstein has also served as CEO of American Eagle Outfitters, Inc. (NYSE: AEO) (“American Eagle”) since 2015, as Executive Chairman or Chairman of American Eagle since 1992, and as a director of American Eagle since 1992. Mr. Schottenstein has served as Chairman and CEO of Schottenstein Stores Corporation (“SSC”), our affiliate, since 1992. Mr. Schottenstein also served in various capacities, such as Chairman, CEO, Vice Chairman, director, and various executive roles, at SSC and Retail Ventures, Inc. since 1976. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC, our affiliate. From 2006 to 2022, Mr. Schottenstein served as a member of the board of directors for Albertsons Companies, Inc. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with the Company provides the Board with valuable institutional knowledge.	2005	-
Joanne Zaiac Independent Director	62	In 2021, Ms. Zaiac started a consulting project with Grace Blue Partnership, an executive search firm that focuses on the marketing, marketing services, advertising, and communications sectors. From 2017 to 2021, Ms. Zaiac served in several client leadership roles at Dentsu International (“Dentsu”), including Chief Client Officer from 2020 to 2021 and Client Development Officer in 2019. Between 2017 and 2019, Ms. Zaiac was Chief Client Officer and Executive Vice President of Merkle Inc., a global data driven, technology-enabled performance marketing agency and subsidiary of Dentsu. Prior to that, Ms. Zaiac was the Chief Operating Officer of Digitas North America, a leading global digital advertising agency, until 2017. Ms. Zaiac also served as President of Digitas New York region from 1999 to 2016. From 1985 to 1999, Ms. Zaiac was Executive Vice President and Senior Vice President at Wunderman Worldwide/Young & Rubicam. Ms. Zaiac brings a depth of brand-building, marketing expertise, digital media, consumer insights, and leadership and talent development to the Board.	2016	HCCC TC
Richard A. Paul Independent Director	43	Mr. Paul is the CEO and founder of KLUTCH Sports Group, an agency representing some of the biggest athletes across major professional sports. Mr. Paul also serves as United Talent Agency’s (“UTA”) Head of Sports and is an agency partner and was appointed to UTA’s board of directors in 2020. In 2021, Mr. Paul co-founded a company called ADOPT, a creative agency focused on sports, wellness, nutrition, technology, and other consumer-facing products. Mr. Paul joined the board of trustees of the Los Angeles County Museum of Art (“LACMA”) in 2022 and the board of directors of Live Nation Entertainment, Inc (NYSE: LYV) in 2023. Mr. Paul is also a minority partner of The SpringHill Company. Mr. Paul brings a vast knowledge of the sports and athletic industries to the Board, as well as extensive brand-building expertise and knowledge of the footwear industry.	2022	-

Continuing Class I Directors for a Term to Expire in 2026:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Harvey L. Sonnenberg Independent Director	82

Mr. Sonnenberg was a partner in the certified public accounting firm Weiser, LLP from 1994 to 2009. Mr. Sonnenberg served in the United States Army and National Guard from 1964 to 1970. In addition, Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants, where he served as a member of Council, and the New York State Society of Certified Public Accountants, where he served as Vice President and as Chairman of numerous committees, including the Retail Accounting Committee, and has long been involved in rendering audit, accounting, and consulting services to the retail, apparel, and consumer products industries. Mr. Sonnenberg was a director of Retail Ventures, Inc. from 2001 until 2011. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg’s strong accounting background and his deep knowledge of the changing retail environment and its impact on our Company provide significant accounting and related financial management experience to the Board.

			2005	AC (Chair) TC
Allan J. Tanenbaum Independent Director	77	Mr. Tanenbaum has been Of Counsel to Taylor English Duma, LLC, an Atlanta-based law firm, since 2014, and General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since 2006. From 2001 to 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From 1996 to 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta-based law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. Mr. Tanenbaum has been a member of the board of directors of Medallion Financial Corporation (Nasdaq: MFIN) since 2017, and currently serves as Chair of its compensation committee and as a member of both its nominating and corporate governance committee and investment oversight committee. With Mr. Tanenbaum’s legal background and service as general counsel of a public company, he brings valuable board governance experience to our Board.	2005	NCGC AC
Peter S. Cobb Independent Director	66	Mr. Cobb co-founded eBags in 1998, which grew to become the largest online retailer of luggage, handbags, backpacks, and travel products. Prior to its acquisition by Samsonite International S.A. (“Samsonite”) in 2017, Mr. Cobb served as Executive Vice President and a member of the board of directors of eBags. In 2003, Mr. Cobb co-founded 6pm.com, a full-scale footwear and accessories retail website that was subsequently acquired by Zappos.com. From 1990 to 1996, Mr. Cobb was Director of Marketing at Samsonite. Mr. Cobb previously served on the board of directors at the National Retail Federation and as the Chairman of Shop.org. Mr. Cobb served as a member of the board of directors of PetMed Express, Inc. (Nasdaq: PETS) from 2021 to 2023. Additionally, Mr. Cobb is a frequent speaker on trends in the retail industry. Mr. Cobb is an accomplished executive who brings over 35 years of experience in marketing, e-commerce, and merchandising to the Board.
			2017	NCGC (Chair) HCCC TC
Douglas M. Howe	63	Mr. Howe has served as our CEO since April 1, 2023, and served as Interim President of DSW Shoe Warehouse, Inc., our wholly-owned subsidiary, from April 2023 to July 2023. Prior to Mr. Howe’s appointment as CEO, he was the Executive Vice President of Designer Brands Inc. and President of DSW Shoe Warehouse, Inc. since 2022. Prior to joining Designer Brands, Mr. Howe served as the Chief Merchandising Officer at Kohl’s Corporation from 2018 to 2022. From 2015 to 2018, Mr. Howe served as Global Chief Merchandising Officer at Qurate Retail Group. Mr. Howe has also held various leadership positions in merchandising, design, product development, and planning at Old Navy, Walmart Inc., and May Department Stores Company. As our CEO, Mr. Howe has a keen understanding of the Company’s operations, and also brings an extensive understanding and knowledge of the retail market to our Board.	2023	-

Continuing Class III Directors for a Term to Expire in 2025:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Elaine J. Eisenman Independent Director	75
Since August 2016, Dr. Eisenman has served as Managing Director of Saeje Advisors LLC, an advisory firm for high-growth companies. In this role, Dr. Eisenman provides strategic advisory services to companies from a wide variety of industries and global locations. From July 2005 through August 2016, Dr. Eisenman served as Dean of Executive and Enterprise Education at Babson College. Prior to that, in 2004 and 2005, Dr. Eisenman served as Senior Vice President of Human Resources and Administration of The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE). Dr. Eisenman has also held senior executive positions at American Express Company, between 1995 and 1998, Enhance Financial Services Co., between 1999 and 2003, and private companies such as PDI International, a global consulting firm, between 1990 and 1995. Dr. Eisenman serves as the Chairperson of the board of the Private Directors Association, a national firm focused on creating governance excellence for private company boards. Dr. Eisenman is also a founding member, advisory board member and Co-Chair of the Boston chapter of the Women Corporate Directors Foundation, the preeminent global organization for women who sit on public boards. Dr. Eisenman previously served on the board and as Chairperson of the compensation committee of Harvard Vanguard Medical Associates. With a background in human resources, a deep expertise in executive selection, compensation, and succession planning, and experience consulting with many companies and boards regarding driving strategic growth, cultural transformation, executive succession, and the selection and successful integration of key executives, Dr. Eisenman brings valuable experience to our Board and our Human Capital and Compensation Committee.
			2008	HCCC (Chair) AC
Joanna T. Lau Independent Director	65	Ms. Lau currently serves as a coach and consultant and has over three decades of experience in the technology, investment, and consulting industries. Ms. Lau is also the founder of the Women for Women Summit, a program dedicated to empowering and supporting women in business. Throughout Ms. Lau’s career, she has demonstrated a strong track record of success in managing and growing companies, as well as a deep understanding of the complex financial and operational issues that companies face. In addition to Ms. Lau’s work as a coach and consultant, she has held leadership positions with major corporations such as General Electric and Digital Equipment Company. Ms. Lau has extensive experience in the areas of initial public offerings, mergers and acquisitions, cybersecurity, and risk management, and has been instrumental in helping companies navigate these complex issues. Ms. Lau’s experience also extends to the biometric security and software industries. Ms. Lau’s company was the first to bring facial recognition technology to the driver’s license industry, and she has a deep understanding of the unique challenges and opportunities facing this dynamic and rapidly growing sector. Ms. Lau is also highly regarded for her expertise in corporate governance and risk management, as demonstrated by her prior services on the boards of RPT Realty, Info Soft, FSI International, ITT Education Services and TD Banknorth. Ms. Lau brings to the Board a wealth of knowledge and experience helping ensure that companies adhere to the highest standards of financial and operational transparency.
			2008	TC (Chair) NCGC HCCC
Joseph A. Schottenstein	44	Mr. Schottenstein is a director, Chief Operating Officer, and Executive Vice President of Acquisitions and Leasing at SPG and Schottenstein Realty LLC. Mr. Schottenstein has held various positions with the Schottenstein family of companies and currently holds a position on the board of directors and as an Executive Vice President of SSC. Mr. Schottenstein is also involved in the management of Raconteur Fine Wines LLC dba Company Fine Wine. In addition, Mr. Schottenstein holds a position on the board of directors of American Signature, Inc. Mr. Schottenstein assisted with special acquisitions for SPG from 2003 to 2006, served in the property management group of SPG from 2006 to 2008, and served as the Vice President of Leasing at SPG from 2008 through 2010. From June 2004 until 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. Since its acquisition in 2013, Mr. Schottenstein has served on the board of directors and in an executive capacity of Mayacamas Vineyards, a Napa Valley winery. Mr. Schottenstein brings business expertise in real estate and business development to our Board.	2012	-

Unless otherwise directed, the persons named in the proxy will vote the proxies “FOR” the election of the above-named director nominees as Class II director nominees. While it is contemplated that all director nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other director nominee(s) as may be designated by the Board. We have no reason to believe that any of the above-mentioned Class II director nominees will not stand for election or serve as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named herein.

Vote Required

Under Ohio law and our Code of Regulations, directors are elected by a plurality of the votes cast. This means that the director nominees receiving the greatest number of votes voted “FOR” their election will be elected as directors. Withheld and broker non-votes will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Your Board unanimously recommends a vote “FOR” each of the Class II director nominees.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board and serve at the pleasure of the Board. In addition to Jay Schottenstein and Douglas Howe, whose information is provided above under “Proposal 1 – Election of Directors,” the following individuals are our executive officers.

Laura T. Denk, age 52, has served as our Executive Vice President and as President of DSW Shoe Warehouse, Inc. since July 2023. Before joining Designer Brands, Ms. Denk served as Chief Merchandising Officer and Executive Vice President of Michaels Stores, Inc. (“Michaels”) from 2020 to 2023. Prior to that, Ms. Denk served as Michaels’ Senior Vice President in various merchandising roles from 2019 to 2020, and as the Vice President/General Merchandise Manager of Michaels from 2015 to 2019. Ms. Denk’s extensive retail and merchandising experience also includes leadership positions at Claire’s Stores Inc. and Macy’s Inc.

Deborah L. Ferrée, age 70, has served as Chief Product Officer of Designer Brands since February 2023 and as the Vice Chair of the Company since January 2006. Since joining us in November 1997, Ms. Ferrée has served in numerous leadership roles. Prior to being appointed to Chief Product Officer of the Company, Ms. Ferrée previously served as President of Camuto LLC from June 2021 to February 2023, President of Designer Brands from February 2019 until June 2021, Vice Chair and Chief Merchandising Officer of the Company from January 2006 until February 2019, President and Chief Merchandising Officer of the Company from November 2004 until January 2006, and Executive Vice President and Chief Merchandising Officer of the Company from March 2002 until November 2004. Prior to that, Ms. Ferrée served as Senior Vice President of Merchandising of the Company beginning in September 2000, and Vice President of Merchandising of the Company beginning in November 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 20 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores, and Divisional Merchandise Manager of the May Company.

Andrea O’Donnell, age 55, has served as our Executive Vice President and as President of Camuto LLC since January 2024. Before joining Designer Brands, Ms. O’Donnell served as Chief Executive Officer of Everlane, Inc. (“Everlane”), a fashion retailer, from 2021 to 2024. Prior to Everlane, Ms. O’Donnell held the role of President at Deckers Outdoor Corporation (“Deckers”) from 2016 to 2021, where she oversaw the Ugg and Koolaburra brands. Prior to Deckers, Ms. O’Donnell served as President, Global Merchandising at DFS Group Ltd., a multi-billion-dollar retailer, from 2014 to 2016, and as the Executive Director of Lane Crawford from 2012 to 2014, where she was responsible for merchandising, merchandise planning, marketing, customer relationship management and store planning for the Asia Pacific region across a portfolio of 500 brands. In addition, Ms. O’Donnell has held various positions at retail brands, including John Lewis plc, Hackett Ltd, Jaeger, and Debenhams Brands Limited.

Jared A. Poff, age 51, has served as our Executive Vice President and Chief Financial Officer since October 2018 and as our Chief Administrative Officer since March 2023. From November 2016 to October 2018, Mr. Poff served as our Senior Vice President and Chief Financial Officer, and from June 2016 to November 2016, he served as our Senior Vice President, Finance, Treasurer, and Interim Chief Financial Officer. Mr. Poff joined us as Vice President of Finance, Business Development, and Treasurer in January 2015. Prior to joining the Company, Mr. Poff served as Vice President and Treasurer at Big Lots, Inc. from February 2004 to January 2015.

Mary Turner, age 65, has served as our Executive Vice President and as President of Designer Brands Canada Inc., our wholly-owned subsidiary, since March 2020. Ms. Turner leads the Shoe Company banner, as well as DSW’s merchandising and operations in Canada. Previously, Ms. Turner served as Senior Vice President of Designer Brands and President of Designer Brands Canada Inc. from February 2019 to March 2020. Prior to our acquisition of Designer Brands Canada Inc. (fka Town Shoes Limited) in May 2018, Ms. Turner served as the Chief Merchant of Town Shoes Limited from January 2017 to July 2017 before she was promoted to Chief Operating Officer for Town Shoes Limited in July 2017. Ms. Turner led merchandising, planning, marketing, stores, and e-commerce functions of Town Shoes, Shoe Company, Shoe Warehouse and DSW Canada until February 2019. Prior to that, Ms. Turner was an executive with Hudson’s Bay Company for nearly 20 years and held a variety of merchandising roles with Holt Renfrew earlier in her career.

OTHER DIRECTOR INFORMATION, BOARD COMMITTEES, AND CORPORATE GOVERNANCE INFORMATION

Board Leadership Structure

Pursuant to our Corporate Governance Principles, the Company does not have a policy with respect to the separation of the offices of Executive Chairman and CEO. The Board believes that the determination of whether these roles should be separated should be part of the succession planning process and that the Board should have the flexibility to determine the best leadership structure for the Company and its shareholders when it elects a new CEO or at any other time.

Since 2009, the Company has had separate CEO and Executive Chairman roles. Our Board periodically assesses these roles and the Board leadership structure to ensure the interests of the Company and its shareholders are best served. The Board believes that the current leadership structure, with a separated Executive Chairman and CEO structure, allows the Executive Chairman to focus on Board responsibilities and the CEO to concentrate on the Company’s administrative and operating functions. Furthermore, this structure supports the efficient allocation of oversight responsibilities between the Board and management.

Mr. Jay Schottenstein has served as our Executive Chairman since 2005. As discussed below, Mr. Schottenstein is not an independent director. While the Board does not have a lead independent director, the independent members of the Board meet in regularly scheduled executive sessions without management or the Executive Chairman present. Additionally, the Board does not have a designated director who leads executive sessions; instead, the independent directors alternate as the chair of such executive sessions in alphabetical order by last name. The Board believes that the current structure ensures that the independent directors provide sufficient independent oversight of management.

The Executive Chairman and CEO set the agenda for Board meetings with an understanding of their responsibility to ensure that certain items pertinent to the advisory and monitoring functions of the Board be brought to it for review and/or decision. The Executive Chairman is responsible for presiding at regular sessions of the Board. Materials, information, and data that is important to the Board’s understanding of the Company’s businesses and meeting agenda items is distributed to the Board before meetings to ensure directors are adequately informed and prepared for discussion of the items at the meeting. It is the general policy of the Company that all major decisions be considered by the Board as a whole.

The chairs of our Board committees play an active role in leading our committees by working with management to ensure each committee discusses crucial risks and opportunities of the Company. Agenda items that fall within the scope of responsibilities of a Board committee are set by the chair of that committee. Any member of the Board may request that an item be included on the agenda and is free to raise subjects that are not on the agenda for a particular meeting at any Board or committee meeting. The Board and each committee have the power to hire independent legal, financial, or other advisors as they may deem necessary, without consulting or obtaining the advanced approval of any officer of the Company, and the Company shall be responsible for paying the fees and other costs associated with any such services rendered to the Board or any Board committee.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that address Board structure, membership, director nominee qualifications, performance, operations, and management oversight. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print, without charge, to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary.

Director Independence

Our director independence standards are set forth in our Corporate Governance Principles. Pursuant to our Corporate Governance Principles, a majority of our directors must be independent. For a director to be considered an “independent director,” the Board must annually determine that such director satisfies the independence requirements under the NYSE listing standards and any other applicable laws, rules, and regulations. During the Board’s annual review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of such director’s immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) that would impact a director’s independence.

As a result of its annual review, the Board affirmatively determined that the following directors are independent under our independence standards:

•Peter S. Cobb
•Elaine J. Eisenman
•Tami J. Fersko
•Joanna T. Lau
•Richard A. Paul
•Harvey L. Sonnenberg
•Allan J. Tanenbaum
•Joanne Zaiac

As Messrs. Howe and Jay Schottenstein are executives of the Company, the Board determined that they are not independent. Additionally, Mr. Joseph Schottenstein is not independent, as he is an immediate family member of an executive officer of the Company. Accordingly, the Board is currently approximately 73% independent. As previously discussed, Ms. Fersko is not standing for reelection and, therefore, will no longer serve on the Board after the 2024 Annual Meeting. Following the 2024 Annual Meeting, the Board will be 70% independent.

Each of the Nominating and Corporate Governance Committee, the Human Capital and Compensation Committee, and the Audit Committee are composed entirely of independent directors, as defined under applicable SEC rules and the NYSE listing standards. Our Board also has a Technology Committee composed entirely of independent directors.

Family Relationships

Other than Messrs. Jay and Joseph Schottenstein, who are father and son, there are no family relationships among our directors and executive officers.

Meetings

A total of six meetings of the Board were held during fiscal 2023. During fiscal 2023, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board held during the time in which such director was a member of the Board and (ii) the total number of committee meetings on which such director served. Overall average attendance during fiscal 2023 at such meetings by then-serving directors was over 99%.

Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All of the Company’s then-serving directors virtually attended our 2023 Annual Meeting of Shareholders.

Board Committees

We have four standing committees of the Board: (i) the Nominating and Corporate Governance Committee, (ii) the Human Capital and Compensation Committee, (iii) the Audit Committee, and (iv) the Technology Committee. Each standing committee is governed by a committee charter. A current copy of each committee’s charter can be found on our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print, without charge, to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary.

The following chart sets forth the responsibilities, duties and current members of each committee, as well as the number of meetings held by each committee in fiscal 2023.

Committee	Responsibilities	Members	Meetings in Fiscal 2023
Nominating and Corporate Governance Committee
The purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board, including:
•identifying individuals qualified to become Board members consistent with criteria approved by the Board;
•recommending to the Board director nominees for the next annual meeting of shareholders;
•developing and recommending to the Board a set of corporate governance principles applicable to the Company;
•making recommendations to the Board and the Executive Chairman of the Board in the areas of committee selection, including:
ocommittee chairs;
orotation practices;
oevaluation of the overall effectiveness of the Board and management; and
oreview and consideration of developments in corporate governance practices;
•developing and periodically reviewing a continuing education program for directors and an orientation program for new directors that meets applicable NYSE requirements;
•reviewing service by directors on any additional for-profit boards or public company audit committees;
•granting waivers, in its discretion, of the Company’s Global Code of Conduct;
•annually reviewing the Company’s charitable giving practices; and
•regularly reviewing the Company’s sustainability and corporate responsibility practices.
		Mr. Cobb (Chair) Ms. Fersko Ms. Lau Mr. Tanenbaum	Four

Human Capital and Compensation Committee
The Human Capital and Compensation Committee is responsible for:
•discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and non-employee directors;
•overseeing the Company’s compensation programs and plans, including incentive compensation plans and equity-based plans;
•producing a committee report on executive compensation as required by the SEC to be included in the Company’s Proxy Statement or Annual Report on Form 10-K;
•reviewing and monitoring the Company’s strategies and policies relating to human capital management;
•reviewing the Company’s succession planning policies, including succession planning for executive officers, including in the event of an emergency;
•reviewing and discussing with management the Company’s strategies and policies relating to human capital management; and
•overseeing the Company’s risk management related to the Company’s executive compensation program and practices to ensure alignment with shareholder interests and to satisfy the Company’s overall performance objectives and risk management and risk mitigation policies.
Pursuant to its charter, and subject to applicable laws, rules, and regulations, the Human Capital and Compensation Committee may form and delegate authority to a subcommittee or subcommittees consisting of one or more committee members, as the Human Capital and Compensation Committee, in its sole discretion, deems appropriate. To the extent permitted by applicable laws, rules, and regulations, and as may be permitted by the Company’s incentive-compensation plans and equity-based compensation plans, the Human Capital and Compensation Committee may also delegate to management the administration of such incentive-compensation plans and equity-based compensation plans with respect to non-executive officers and other employees of the Company and its subsidiaries.
	Ms. Eisenman (Chair) Mr. Cobb Ms. Lau Ms. Zaiac	Six

Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:
•the integrity of the Company’s financial statements;
•the Company’s compliance with legal and regulatory requirements and with the Company’s Global Code of Conduct;
•the independent auditor’s qualifications and independence;
•the performance of the Company’s internal audit function and independent auditor;
•the review and approval of related party transactions, including the review of reports and disclosures of related party transactions; and
•the review and response to complaints regarding accounting, internal accounting controls, and auditing or other compliance matters.
The Audit Committee is also responsible for:
•the appointment, compensation, retention, termination, and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting;
•annually reviewing the Company’s operating and capital budgets;
•annually reviewing the Company’s investment policy; and
•granting waivers, in its discretion, of provisions of the Company’s Global Code of Conduct relating to accounting, internal accounting controls, or auditing matters.
	Mr. Sonnenberg (Chair) †♦ Ms. Eisenman † Ms. Fersko †♦ Mr. Tanenbaum †	Seven

Technology Committee
The purpose of the Technology Committee is to assist the Board in fulfilling its oversight responsibilities of effective technology governance, including management of cybersecurity, privacy, and information technology risks, and to ensure that the Company’s technology endeavors are effectively managed and that the performance of the Company’s technology meets the following objectives:
•aligns with the Company’s business strategy;
•enables the Company’s business to maximize the benefits that technology can provide;
•uses resources responsibly; and
•manages risks appropriately.
To meet the Technology Committee’s objective of managing risks appropriately, the Technology Committee regularly reviews with management (i) any significant cybersecurity, privacy, or information technology risks or exposures, (ii) the Company’s policies and processes with respect to risk assessment and risk management, and (iii) an assessment of the steps management has taken to monitor and control such risks.
	Ms. Lau (Chair) Mr. Cobb Mr. Sonnenberg Ms. Zaiac	Four

† Financially literate under applicable NYSE rules
♦ Audit Committee Financial Expert under applicable SEC rules

Board’s Role in the Risk Management Process

Our Board and its committees play an important role in overseeing the identification, assessment, and mitigation of material risks. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies.

Board
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
Audit Committee	Nominating and Corporate Governance Committee	Human Capital and Compensation Committee	Technology Committee
Our Audit Committee assists the Board in fulfilling its oversight responsibilities relating to:
•the performance of our system of internal controls;
•legal and regulatory compliance;
•our audit, accounting, and financial reporting processes; and
•the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees.
The Audit Committee also reviews periodically with the head of our Legal Department legal matters that may have a material adverse impact on our financial statements, compliance with laws, and any material reports received from regulatory agencies.

Our Nominating and Corporate Governance Committee oversees risks associated with:
•corporate governance;
•business conduct and ethics; and
•compliance.
The Chief Compliance Officer provides periodic reports to the Nominating and Corporate Governance Committee describing updates to the Company’s Ethics and Compliance Program, including new policies, procedures, and trainings, maintenance of the Company’s anonymous reporting hotline, and oversight of the Global Code of Conduct. The report is shared with the Board as part of the Nominating and Corporate Governance Committee report to the Board.

Our Human Capital and Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs, including:
•discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and non-employee directors;
•overseeing the Company’s compensation programs and plans, including incentive compensation plans and equity-based plans; and
•reviewing and monitoring the Company’s policies relating to human capital management.

The Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to technology and cybersecurity. Each quarter, management provides a report to the Technology Committee describing cybersecurity risks and the Company’s mitigation activities. Such mitigation activities include:
•regularly upgrading our systems and software;
•conducting regular e-mail phishing tests;
•engaging in cybersecurity crisis tabletop exercises; and
•monitoring industry trends.
Additionally, Ms. Lau, as Chair of the Technology Committee, provides an annual cybersecurity report to the full Board, which addresses cybersecurity trends in the retail industry and the Company’s policies and practices in comparison with the retail industry trends.

The Company implemented an enterprise risk management program (“ERM Program”) in fiscal 2010. Our CEO, who reports to our Board, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and what management is doing to mitigate such risks. Management also updates the Board on significant new risks that are identified on a quarterly basis and reports on actions the Company is taking to mitigate such risks. Additionally, the ERM Program’s annual report provides an update on calls received to our Ethics Hotline, an anonymous reporting hotline available to our United States (“U.S.”) and international subsidiaries. The Company believes that its leadership structure supports the risk oversight function of the Board.

Director Nominee Selection

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating potential candidates for nomination as a director. Candidates may come to the attention of the Nominating and Corporate Governance Committee from a variety of sources, including current Board members, shareholders, and management. All candidates, including shareholder nominees, are reviewed in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will consider the recommendations of shareholders regarding potential director candidates. For additional information regarding how to submit a director nominee for the Company’s 2025 Annual Meeting of Shareholders, see “Shareholder Director Nominees.”

Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Nominating and Corporate Governance Committee charter, including:

•independence;
•judgment;
•skill;
•diversity;
•strength of character;
•age;
•experience with businesses and organizations of comparable size or scope;
•experience as an executive of, or advisor to, a publicly traded or private company;
•experience and skill relative to other Board members;
•specialized knowledge or experience;
•service on other boards; and
•desirability of the candidate’s membership on the Board or any committees of the Board.

The Nominating and Corporate Governance Committee values diversity and believes that directors with different backgrounds and perspectives enhance the effectiveness of the Board. Accordingly, the Nominating and Corporate Governance Committee may take into account various attributes, including background, age, gender, ethnicity, skill set, or viewpoint. Additionally, in 2021, the Company formalized its diversity policy in its Corporate Governance Principles by requiring any search firm engaged by the Board or the Nominating and Corporate Governance Committee to include diverse candidates in the pool from which director candidates are selected, including, but not limited to, candidates that identify with a diversity characteristic with respect to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, or gender identity and expression and who possess the requisite skills and characteristics. Currently, approximately 36% of our Board self-identifies as female, approximately 27% of our Board self-identifies as racially/ethnically diverse, and approximately 54% of our Board is either 65 years old or under the age of 65.
* Based on self-identification information that was provided by the directors, in each case as of May 3, 2024. Each such director has consented to the public disclosure of such information. Ms. Fersko is included in these statistics. As discussed, Ms. Fersko is not standing for reelection and, therefore, will no longer serve on the Board after the 2024 Annual Meeting.

Term/Age Limits

As set forth in our Corporate Governance Principles, the Board does not believe that it should establish arbitrary director term or age limits. While we are committed to Board refreshment, we believe that term or age limits hold the disadvantage of losing the contribution of directors with institutional knowledge, who have been able to develop, over a period of time, increasing insight into the Company and its operations, and who have an understanding of the Company’s long-term strategy and direction. As part of its responsibilities, the Nominating and Corporate Governance Committee evaluates each incumbent director’s qualifications, performance, and ability to continue to contribute productively before recommending the nomination of that director for an additional term.

Annual Board and Committee Evaluations

The Board and its committees conduct annual self-evaluations to determine whether they are functioning effectively. As part of the Board’s annual self-evaluation, the Nominating and Corporate Governance Committee receives and reviews comments from each director and then reports to the Board with a summary of the Board’s performance. The annual assessment focuses on the Board’s effectiveness and contributions to the Company, with the primary goal of identifying any areas in which the Board could improve. To the extent improvements are warranted, the Nominating and Corporate Governance Committee establishes a plan to ensure that the improvements are made in a timely and meaningful manner. The annual assessment is also used as a means to identify, and foster robust discussion on, the need for specific director skill sets that would support the Company’s strategic and long-term plans and provide opportunities for growth. For example, in connection with the Board’s self-evaluation in fiscal 2021, the Board identified the need for director experience to support its athleisure strategy. Accordingly, in fiscal 2022, the Board appointed Mr. Paul, the CEO and founder of KLUTCH Sports Group, to the Board.

Global Code of Conduct and Corporate Governance Information

We have adopted a Global Code of Conduct that applies to all of our employees and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional Code of Ethics for Senior Financial Officers that applies to senior financial officers. Additionally, the Board adopted a Director Code of Conduct applicable to our Board members. Our Global Code of Conduct, Code of Ethics for Senior Financial Officers, and Director Code of Conduct are each available on our corporate and investor website at investors.designerbrands.com/governance-documents and are available in print, without charge, to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. We intend to disclose any amendment to, or waiver of, any provision of the Global Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct applicable to executive officers and directors by posting such information on our corporate and investor website at investors.designerbrands.com.

Anti-Hedging Policy

Our Insider Trading Policy prohibits all directors, executive officers (including our NEOs), associates, advisors, and consultants of Designer Brands and its subsidiaries from engaging in transactions in financial instruments, including, for example, prepaid variable forward contracts, equity swaps, collars, or exchange funds, or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Designer Brands stock. Our Insider Trading Policy also prohibits covered persons from holding our stock in a margin account or pledging our stock as collateral for a loan; provided, however, that individuals who had pledged Designer Brands stock prior to the adoption of this provision are exempt from this requirement. As disclosed in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement, Mr. Tanenbaum pledged 27,746 shares of Designer Brands stock as security for a line of credit in fiscal 2016. Our Insider Trading Policy is posted on our internal website and available upon request for all directors, executive officers (including our NEOs), associates, advisors, and consultants of Designer Brands and its wholly owned subsidiaries.

2023 Shareholder Engagement

Engaging with our shareholders is critically important to our Board and management team. The goal of our outreach efforts is to solicit feedback and identify issues of importance to our shareholders. Additionally, we proactively communicate with the investment community and shareholders about our financial performance, operations, and strategic developments through:
1.Quarterly earnings releases, investor presentations, and conference calls;
2.In-person and telephonic meetings with investors and stakeholders; and
3.Our annual shareholders meeting that includes a Q&A session.

SUSTAINABILITY, SOCIAL IMPACT, AND HUMAN CAPITAL

“BEST FOOT FORWARD”

At Designer Brands, we are taking steps in the right direction and putting our best foot forward for a more sustainable and inclusive future for footwear – a future that starts with design and materials, finding better ways to create, and where we use fewer resources and do more to reduce waste and our impacts on the planet.

Each step we take brings us closer to realizing our vision of diversity, equity, and inclusion. We are committed to continuing to walk the walk, aspiring to create conditions for everyone to put their best foot forward, without barriers, to reach their highest potential.

We want what we create to last and what we do to create a lasting legacy. We strive to extend the life of our products and to work with our people, partners, vendors, and suppliers to change the future of footwear. We believe that sustainable choices should not come at the cost of style.

ESG Steering Committee

As part of our ongoing commitment to evolve and enhance our ESG practices, in fiscal 2021, we formed our ESG Steering Committee, which is charged with overseeing and advancing our ESG policies, practices, and initiatives. Chaired by the head of our Legal Department, the ESG Steering Committee is comprised of leaders spanning across multiple teams.

Our ESG Steering Committee helped us accomplish the following in fiscal 2023:

*We continued our work with a Sourcing and Supply Chain consultant that has provided recommendations on ways that we can improve our sustainable practices, including recommendations on building a culture of sustainability, establishing sustainability targets, and creating a product integrity team to address product quality, carbon footprint, supply chain compliance, and engagement. We plan to continue to implement the consultant’s recommendations during the fiscal year ending February 1, 2025 (“fiscal 2024”), and beyond.
*We identified, adopted, and implemented a unified set of Company-wide values that guide how we aspire to operate as a collective organization: We love what we do; we own what we do; we do what’s right; and we belong.
*We expanded our sourced-factory use of the Higg Index suite of tools, which assesses and measures social and environmental performance and the environmental impact of products.
*We strive to continuously improve our due diligence policies, procedures, and efforts to meet ever-changing local and global ESG risk and compliance issues. The ESG Steering Committee reports to the full Board on an as-needed basis to ensure that the Board is fully apprised of any significant ESG-related endeavors and risks.

We have organized our ESG efforts around three pillars: Sustainability, Social Impact, and Human Capital.

SUSTAINABILITY – We strive to make sustainable and responsible decisions every day — from energy use and waste to materials and suppliers.

We believe in the importance of helping to create a future where we use less resources and reduce our impact on the planet, making sustainable footwear more attainable. We are proud of our steps forward in this space, including the following achievements:
*Since 2018, we have diverted over nine million shoes from landfills by collecting post-consumer shoes in connection with our partnership with Soles4Souls.
*Since their engagement in 2021, we have continued to work with a sustainability consultant to guide us toward public-facing goals and sustainability reporting.
*In fiscal 2023, we expanded our sourced-factory participation in use of the Higg Index suite of tools.
*In fiscal 2023, we formed a key partnership that has resulted in 70% of our shoeboxes having certified recycled content.
*In fiscal 2023, we reduced energy consumption in our stores by approximately 8%, as compared to fiscal 2022, through our Energy Management System.
*As of February 3, 2024, 46% of our stores operate with LED lighting.

As a global leader in the footwear industry, we have an opportunity and the responsibility to create sustainable value for all our shareholders, making sustainable footwear more attainable. We are focused on making ethical business decisions, caring about the environment, and acting sustainably as an organization.

It is what we expect of ourselves and what we expect of our partners, vendors, and entire supply chain.

Designer Brands believes in fashion with integrity, and we want our customers to feel good about shopping with us. As a result, we are focused on reducing our consumption of resources, sourcing products responsibly, and being transparent about our efforts.

Recent steps that we have taken and are taking to reduce waste and reuse resources and products include:

*Launch of shoe box recycled content goals in September 2022 relating to the use of environmentally-preferred materials in shoe box packaging developed by Designer Brands, which in fiscal 2023 resulted in 70% of our sourced shoe boxes containing certified recycled content.
*Participation in the Footwear Distributors and Retailers of America’s (“FDRA”) waste program to divert materials from landfills.
*Maintaining an active fixture salvaging and redeployment strategy, with the majority of merchandise display fixture packages needed in fiscal 2024 expected to be composed predominately of salvaged fixtures.
*Reusing existing infrastructure, such as storefront glazing, where possible.
*Reusing vendor cartons to ship merchandise where possible and recycling all cartons not reused.

*Implementation of a shrink-wrap solution in September 2022 for our direct-to-consumer packaging to reduce corrugated packaging and dunnage use.
*Retrofitting stores with LED lighting for an average annual reduction in energy consumption of about 25% per store. As of February 3, 2024, 46% of our stores were operated with LED lighting.
*Reducing energy consumption in our stores in fiscal 2023 by approximately 8%, as compared to fiscal 2022, through our Energy Management System, which is an enterprise-class solution that combines on-site control hardware, software, and commissioning services, web-based data services, and a 24/7 call center.
*Using daylight harvesting and dimming panels in our locations, as required, and low-flow faucets and toilets.
*Using timers and occupancy sensors to control lighting, signage, and HVAC equipment at all store locations.

Recent steps we have taken and are taking to responsibly source materials include:

*Adopting a fur policy, pursuant to which the Company will not purchase products that contain animal fur.
*Continuing to work towards the goal of having all of our vendors sign our Vendor Code of Conduct, which is based on international labor standards, to help us ensure that our vendors adhere to responsible sourcing, enforce human rights, and prevent human trafficking.
*Joining the American Apparel & Footwear Association and the Fair Labor Association’s Commitment to Responsible Recruitment in 2021.
*Ongoing development and implementation of an enhanced strategy and process for identifying and monitoring our critical third-party vendors.
*Partnering with Elevate to monitor performance of suppliers against our Vendor Code of Conduct, including supplier audits that began in May 2022. In fiscal 2023, the variety of audit types was expanded to cover ad hoc concerns as an option to augment regular corporate social responsibility audits.
*Deploying forced labor screening tools in August 2022.

SOCIAL IMPACT – We aim to advance empowerment of individuals by removing barriers and helping them put their best foot forward in the diverse communities in which we live, serve, and work.

With a long history of giving back to the communities where we live and work, we continuously strive to serve our neighbors, strengthen our communities, and provide support for those in the footwear industry.

Not only do we strive to create positive impacts within our organization, but we aim to better the communities in which we conduct business. In fiscal 2023, we officially launched our charitable Designer Brands Foundation (the “Foundation”) to expand our corporate giving. The Foundation’s mission is to advance empowerment of individuals, removing barriers and helping them put their best foot forward in the diverse communities in which we live, serve, and work. The Foundation features three primary areas of focus:

1.Empowerment: Providing opportunities and resources to help those in our local community to live more independent lives. We support organizations that prioritize empowerment and build self-confidence.
2.Diversity, Equity, & Inclusion (“DE&I”): Removing barriers and creating new opportunities by valuing the visible and invisible qualities that make us all unique. We support organizations whose key constituents align with the diverse populations represented by the communities in which our associates live and serve.
3.Community: We support organizations making an impact in the communities where our associates live and work, including where we operate stores, distribution and logistics centers, global product manufacturing facilities, and corporate offices. Additionally, we provide opportunities for our associates to give back through volunteering and donations.

Our DBI Gives Partners

DBI Gives, our philanthropic Community Interest Group, aims to inspire community involvement and enhance associate engagement through volunteering and three primary areas of partnership – Soles4Souls, Two Ten Footwear Foundation, and Hometown Partnerships – each of which is discussed below.

Soles4Souls

Soles4Souls creates sustainable jobs and provides relief through the distribution of shoes and clothing around the world, while giving shoes and garments a second life. In 2023, we focused our store register donation efforts in support of Soles4Souls, generating over $2.1 million in corporate and customer-funded donations, which is more than three times the monetary donations made to Soles4Souls by the Company through such donations in 2022.

Since the inception of our partnership with Soles4Souls in 2018, we are proud to have donated over nine million pairs of shoes, including 1.7 million pairs of shoes in 2023.

A portion of the more than nine million pairs of shoes donated were new, directly from Designer Brands. The remaining pairs of shoes were from customers donating their gently worn shoes via the donation boxes in each of our DSW and Shoe Company stores. Customers are encouraged to donate by having the opportunity to earn loyalty rewards points for their donations.

Encouraging customers to donate their shoes also advances our efforts to meet our environmental and sustainability goals. By repurposing donated shoes, we are helping to keep them out of landfills for longer and to extend their lifespan. Since 2018, with our help, Soles4Souls has kept over 11 million pounds of textiles out of landfills.

Additionally, our associates have the opportunity to join Soles4Souls Global Experience trips to serve the communities in one of our partner countries. In 2023, 54 Designer Brands associates participated in Soles4Souls Global Experience trips in Honduras, Guatemala, and the Dominican Republic.

Helping to create jobs and distribute shoes that enable children to thrive in school.
Supporting female entrepreneurs with financial empowerment and access to business education.
Repurposing unwanted textiles to keep them out of landfills and extend their lifespan.

Two Ten Footwear Foundation

Two Ten Footwear Foundation (“Two Ten”) provides scholarships, financial aid, free counseling, and community resources to people working in the footwear industry. Many of our own associates have been beneficiaries of Two Ten’s programs. We support Two Ten with corporate financial donations and subject matter expertise to continue to enrich their community program offerings.

Hometown Partnerships

Through local nonprofit partnerships and associate volunteering efforts, we continue to look for ways to support and better the communities in which we live, serve, and work. During national volunteer week and the 2023 holiday season, associates globally participated in giving back to their local communities. Our DSW and Shoe Company stores across the U.S. and Canada collected and donated food items to their local food banks. Our corporate teams in Columbus, New York City, Toronto, Brazil, and China gathered to give their time, including assembling cold-weather kits for those experiencing homelessness, packing meals for those with serious illnesses, and hosting blood drives.

Additionally, we support and encourage our associates to better their communities by providing volunteering opportunities. For associates who elect to volunteer outside of Designer Brands-sponsored opportunities, we may offer donations and gift cards to the charities of their choice.

HUMAN CAPITAL – We invest in and support our associates to differentiate our products and experiences in the competitive footwear market.

We believe the strength of our workforce is critical to our success. Our associates strive every day to create a welcoming and inclusive environment for themselves and our customers to advance our mission of inspiring self-expression. One of our core strategies is to invest in and support our associates who are key to differentiating our products and experiences in the competitive footwear market. We monitor and adapt as necessary to maintain our competitive position, including the following areas of focus:

Workforce

Our key human capital management objectives are to attract, develop, advance, and retain the highest quality talent. To support these objectives, our human resources programs aim to:

*Develop associates to prepare them for critical roles and leadership positions for the future.
*Reward and support associates through competitive pay, benefits, and perquisite programs.
*Cultivate an associate-centric culture where our associates feel empowered, valued, inspired, and included.
*Acquire talent and facilitate internal talent mobility to create a high-performing, diverse workforce.
*Embrace hybrid and remote work arrangements where possible to utilize flexibility as a competitive advantage.
*Evolve and invest in technology, tools, and resources to support our associates at work.

Diversity, Equity, and Inclusion

DE&I at Designer Brands starts with an inclusive and equitable workplace where all associates belong and are empowered to be their authentic selves, bringing their unique backgrounds, perspectives, and experiences to the table.

We believe that empowering our differences powers up innovation and ignites positive change. This core belief, best expressed in our mission of “we inspire self-expression,” extends to our customers, our communities, and our supply chain, fueling our passion to help change the industry and advance prosperity for all.

We stand for our associates and aspire to help them put their best foot forward. We are committed to being an exceptional place to work and continue to foster a diverse, equitable, and inclusive workplace, where all associates can be their authentic selves.
We continued to make great strides in our DE&I journey in fiscal 2023:
*Received the Equality 100 Award earning the top score of 100 in the HRC’s 2023-2024 Corporate Equality Index for the fourth year, recognizing the Company for its LGBTQ+ inclusion efforts.
*Recognized by Forbes as one of “The Best Employers for Diversity” for the sixth year in a row.
*Celebrated the grand opening of the JEMS by PENSOLE factory, one of the first black-owned footwear factories in the U.S., representing the culmination of Designer Brands’ $2 million investment focused on advancing action-oriented DE&I through a partnership with Pensole Lewis College of Business & Design. In September 2023, Designer Brands launched the FIRST JEM, the inaugural shoe from JEMS by PENSOLE, in select DSW stores and online.

We aim to continue to foster a culture of belonging, which empowers individual development and potential in our DE&I journey. We are passionate about our associates and continue our ongoing focus on helping to create a more equitable and inclusive workplace and industry.

We support diversity, equity, and inclusion and believe that:
*Diversity is the celebration of the ways we are alike and different, as well as unique.
*Equity compels us to be fair, while also recognizing the need to treat others differently to mitigate the risk of inadvertently perpetuating systemic barriers.
*Inclusion is the act of ensuring our differences are welcomed, valued, respected, and heard.
We strive to maintain a diverse and inclusive workforce. As of February 3, 2024:

Additionally, 36% of the Board and 58% of executives in vice president and above positions self-identified as female.

Mr. Howe, our CEO, is a proud signatory of the CEO Action for Diversity & Inclusion Pledge, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace. Mr. Howe’s pledge demonstrates our top-down approach to furthering our goals of cultivating open dialogue, expanding diversity training, sharing best practices with other companies, and engaging our Board in the evaluation of our progress.

We are committed to pay equity. We believe that paying associates fairly, regardless of gender, race, ethnicity, or any other status, enables us to deliver on our goal of creating an inclusive environment where we can all be ourselves, contribute ideas, and do our best work. To this end, we take several steps to ensure pay rates are fair, competitive, and based on job-related factors. For example, we regularly review external market data, internal pay grades, position of pay in the pay range, and individual factors such as performance, training, and prior experience related to the work. We also invest in pay processes that allow us to assess whether associates with similar roles and experience earn equal pay for comparable work.

We are on a journey to promote greater levels of DE&I in everything we do and recognize that there is still a long way to go. We will continue to challenge our own biases, engage in difficult conversations in meaningful ways, foster diverse perspectives to drive innovation, and intentionally evolve our operating strategies to advance this important work, including through our Business Resource Groups (“BRGs”), Community Interest Groups (“CIGs”), and Diversity Councils. All groups are inclusive and open to any associate who wants to join, and associates can join as many groups as they choose. Our BRGs, CIGs, and Diversity Councils provide a unique strategic perspective based on shared experience, background, and allyship while promoting diversity, inclusion, and belonging in our workplace and community in alignment with our business goals. Our DE&I principles are also reflected in our associate training programs, which address our policies against harassment, bullying, and bias in the workplace.

Business Resource Groups
Our BRGs are associate-led groups organized around a common diversity dimension to foster an inclusive and engaging work environment for all.
BRGs at Designer Brands

MySole: To build an awareness of the uniqueness of Black culture to educate and to attract and include diversity among associates, leaders, and customers.

MySelf: To inspire LGBTQ+ associates, partners, customers, and allies to live and work with pride.

MyFamily: To educate, inform, and promote resources which better the work experience for parents, caregivers, and allies at the Company.

MyLife: To inspire empowerment among female associates and their allies.

MyFuture: To engage early career professionals by helping them navigate work, life, and their community.

MiVoz: To establish a forum that promotes awareness of Hispanic/Latinx culture and activates its voice towards promoting diversity, impacting our communities, and influencing our business to be inclusive of our heritage.

MyService: To recruit, retain, and empower current and former service members through outreach, through representation of the interests of veterans to the Company, and by providing a structure through which veterans can network, support one another, and build a cohesive community for those who have served, continue to serve, and their allies.

Our Journey: To build a community of Asian and Pacific Islander associates and their allies to share their stories, celebrate their culture, and promote awareness of the issues faced by their community.

Community Interest Groups

Our CIGs are associate-led groups based on a common passion or interest to drive a sense of community and shared purpose.

CIGs at Designer Brands

TECHLYTICS: To create and foster a creative, collaborative learning space to allow associates who share interest in data analytics, data science, and technology to advance their skills and knowledge.

DBI Gives: To inspire community involvement and enhance associate engagement through volunteering.

SOLE CONNECTION: To enhance the associate experience to foster an engaged, thriving workforce and to connect associates around the globe.

OUR PLANET: To educate and inspire the Company to make sustainable choices, both in and outside of the office.

Diversity Councils at Designer Brands

Diversity Councils are associate-led groups organized to create a sense of inclusion and belonging for those who work in our stores and logistics centers.

Fiscal 2023 DE&I Highlights

*Initiated the first BRG/CIG/Diversity Council Day of Connection, with the purpose of educating, engaging, and increasing the participation of our associates and leaders in these groups.
*Integrated new DE&I questions into the 2023 Associate Insights Survey. DE&I scores were highly favorable and among the top scores in the entire survey.
*Observed the DBI Day of Inclusion, an annual floating holiday that reinforces our mission to inspire self-expression.
*Established the Multicultural Experience Committee, with the purpose of increasing sales and market share with multicultural consumers.
*Continued DE&I training opportunities across the entire Designer Brands Inc. organization.
*Continued to identify and align our efforts to support philanthropic organizations that support our DE&I strategy.

JEMS by PENSOLE Partnership

With a goal of increasing diversity in the footwear design world, in 2022 Designer Brands partnered with legendary footwear designer and President of Pensole Lewis College of Business and Design, Dr. D’Wayne Edwards. In 2023, we celebrated the grand opening of the JEMS by PENSOLE factory located in Somersworth, New Hampshire, as one of the first black-owned footwear factories in the United States. The development and opening of the factory represent the culmination of Designer Brands’ $2 million investment focused on advancing action-oriented DE&I.
In the fall of 2023, Designer Brands launched the FIRST JEM, the inaugural shoe from JEMS by PENSOLE, in select DSW stores and online. Ultimately, this partnership is aimed at creating careers and investing in diverse, talented, aspiring designers to become the future of our industry.

Less than 10% of historically Black colleges and universities offer a design degree. Through this partnership, we're working to reshape the footwear industry and remove the barriers that Black students face.

Total Rewards

To remain an employer of choice and maintain the strength of our workforce, we continually assess the current business environment and labor market to refine our compensation practices, benefit programs, and other associate resources. We have a history of investing in our workforce and offer comprehensive, relevant, and innovative benefits to eligible associates in the U.S.

Compensation

•We strive to provide market competitive pay targeting the middle of the market in most cases.
•We establish a minimum starting pay rate for each U.S. store that exceeds applicable minimum wage requirements.
•To be competitive for logistics center talent, we increased the start rates in 2023 and continually monitor local pay practices.
•We monitor pay equity and invest in pay processes that allow us to assess whether associates with similar roles and experience earn equal pay for comparable work.
•We provide a Compensation Essentials training module that educates and equips managers to facilitate healthy conversations about compensation. Every manager is expected to complete this training.
•Our incentive plans provide additional cash compensation upon the achievement of results that meet or exceed defined goals for eligible store management, logistics centers, and corporate associates.
•We provide retirement benefits with a safe harbor 401(k) plan that includes an employer matching contribution of up to 4% of associate contributions.

Health & Wellbeing

We understand the importance of taking care of our associates and that every associate's journey is unique. Our inclusive benefits approach provides support and resources needed to care for our associates and their loved ones. We invest in comprehensive health and wellbeing benefits that help attract and retain the talent necessary to achieve our goals, some of which are highlighted below.

Comprehensive health insurance coverage is available to full-time and Affordable Care Act eligible part-time associates through multiple medical plans. These plans include prescription and vision insurance, as well as:

•Concierge care coordinators and nurses who can assist with clinical support for health conditions, locate high-quality physicians, advocate to resolve insurance billing issues, connect members to available community resources, and answer member benefit questions.
•Free unlimited access to U.S. board-certified physicians, via phone or video, for general medical, dermatology, and mental health services.
•Specialty prescription drug medications, with many at no cost.
•Concierge support and access to fertility centers across the U.S. as well as up to two cycles of in vitro fertilization or other fertility services in addition to necessary fertility medication and testing.
•Expert nurse care coordinator support provided through our maternity program.
•Medical access travel benefits for those who must travel greater than 100 miles from home to obtain access to covered medical care.

All full-time associates are eligible for:

•Company subsidized dental insurance.
•Company-provided life and accidental death and dismemberment insurance.
•Pay for short-term disability, parental leave, and jury duty.

•Voluntary benefits, including long-term disability, accident, hospital indemnity, and critical illness, and flexible spending accounts.
•Adoption assistance, with reimbursement of up to $10,000 of eligible expenses for each adoption.
•Up to $5,250 in tuition reimbursement annually, plus access to partner schools who offer capped annual tuition to receive a degree at little to no cost when combined with our reimbursement.

All full-time and part-time associates are eligible for:

•Company paid time off, military, and bereavement pay.
•Generous product discounts at DSW, American Eagle Outfitters/Aerie, and American Signature/Value City Furniture.
•Free counseling for all associates, their dependents, and their family members, including access to licensed counselors, work/life balance support, and bereavement specialists.
•Free accredited general education college courses as well as discounted tuition offerings through multiple partner schools.
•Discounted legal support in areas such as civil/criminal needs, family disputes, immigration law, landlord/tenant issues, and basic document preparation.
•Free financial help, including debt counseling, lease/purchase guidance, taxes, financial planning, and college funding.

Talent Development

To help our associates succeed in their roles, we emphasize continuous learning and development opportunities. Training provided through our online learning platform includes nearly 240 resources, including videos, self-paced on-demand learning, and virtual instructor-led sessions.

A wide variety of resources are designed to address the needs of our entire workforce, from entry-level associates to our most senior executives. During 2023, over 8,000 associates completed approximately 80,000 learning experiences through our online learning platform. We invest resources in professional development and growth as a means of improving associate performance, engagement, and retention. We believe that our continued focus on frequent and constructive performance feedback, talent reviews, succession planning, and retention have contributed to a strong internal promotion rate.

Associate Engagement

Our culture is a towering strength of Designer Brands, and that culture is built upon and codified by a set of unified values that guide how we aspire to operate as a collective organization. The values are a creation of our associates, inclusive and representative of our global organization, having resulted from a process wherein associates were invited to join conversations to identify and define our organizational values and subsequently discuss how to integrate them into our culture. As a result, they come to life internally for our associates as they are reflected in how: “we love what we do; we own what we do; we do what’s right; and we belong.”

We provide all associates the opportunity to share their opinions and feedback in relation to their employment experience through engagement surveys performed on a regular basis across all business segments globally. Results of the surveys are measured and analyzed with a goal of enhancing the associate experience, strengthening engagement and retention, and driving change.

In addition to Company-led surveys, leaders are encouraged to conduct “skip level” touch bases, host round table chats, and conduct follow-up activities to better understand associate feedback. Upon exiting the Company, associates who voluntarily leave the business are provided with an exit survey to help us measure satisfaction and engagement, in addition to identifying the factors that may have contributed to pursuing another opportunity.

We continue to develop opportunities for associate connection and engagement in the evolving workplace environment by listening to our associates and taking action on what is most important and impactful to them. One of the things our associates tell us is important to them is recognition. Our “Inspire Greatness” recognition program provides various means to recognize and reward associate accomplishments and work anniversaries.

For more information regarding our human capital management practices, see our Annual Report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review of Related Person Transactions

Our Board has adopted a written policy for approval of related person transactions by the Audit Committee (the “Policy”), which provides that our Audit Committee will review and approve potential related person transactions, arrangements, or relationships involving us and a related person, as described below. A copy of the Policy can be found at our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print, without charge, to any shareholder upon request. The Policy provides for the review, approval, ratification, or rejection of any “related person transaction” that we are required to report under SEC rules and regulations.

For purposes of the Policy, a “related person transaction” is any transaction, or a series of similar transactions, which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which (i) the Company or any of its subsidiaries, was, or is proposed to be, a participant, (ii) the amount of the transaction(s) exceeds $120,000, and (iii) any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:

(1)    any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee, or executive officer of the Company;
(2)    any shareholder of the Company known to the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities;
(3)    any immediate family member of any person described in (1) or (2) above; or
(4)    an entity in which any person described in (1), (2), or (3) above has a greater than 10% equity interest.

In determining whether to approve a related person transaction, the Audit Committee considers any facts and circumstances that the Audit Committee may deem relevant. Based on an analysis of such facts and circumstances, the Audit Committee takes formal action to either approve, ratify, or reject the related person transaction.

Schottenstein Stores Corporation and Affiliates

General

As of March 31, 2024, Jay L. Schottenstein, the Executive Chairman of Designer Brands, beneficially owned approximately 14,755,627 Class A Common Shares in the aggregate. Included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owned as of that date are approximately 7,720,154 Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time. Mr. Schottenstein serves as chairman of Schottenstein Stores Corporation (“SSC”) and other affiliated entities of SSC. For fiscal 2023, we paid approximately $12.087 million in total fees, rents, and expenses to SSC and its affiliates.

In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationships with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with SSC or any of our directors, officers, or other affiliates in the future, in accordance with Ohio law, any contract, action, or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee, or officer or has a financial or personal interest, will either (i) be approved by the shareholders, a majority of the disinterested members of our Board, or a committee of our Board that authorizes such contracts, action, or other transactions or (ii) be fair to us as of the time our directors, a committee of our directors, or our shareholders approve the contract, action, or transaction. In addition, any transactions with directors, officers, or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other SEC rules and regulations, as well as to our written related person transactions policy described above.

Leases and Subleases

Fulfillment Center & Utilities. In fiscal 2007, we entered into a lease for a fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio, and the landlord is an affiliate of SSC. Following expiration of the lease in fiscal 2022, we entered into two new leases for two sections within the building, which are being used as a fixture warehouse and a photo studio. We incurred approximately $200,000 of expense relating to the two leases in fiscal 2023, including $100,000 of expense for rent, real estate taxes, insurance, and common area maintenance and approximately $100,000 of expense related to the payment of utilities to the landlord.

DSW Stores. As of February 3, 2024, we leased or subleased 17 DSW stores from affiliates of SSC. We incurred approximately $6.5 million of rent and approximately $1.3 million of other expense, including real estate taxes, maintenance, and insurance, related to these leases for fiscal 2023. In addition to these charges, for 13 leases, we also pay percentage rent ranging from approximately 2% to 9% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases. These leases have terms expiring between December 2024 and January 2035 and generally have one or two renewal options of five years each, with the exception of three stores with no renewal options.

Agreement for Media Services

We receive media services for our stores from Retail Entertainment Design (“RED”), an affiliate of SSC. The agreement provides for media services such as digital music, video services, and other related services. For fiscal 2023, we paid approximately $400,000 to RED.

Consulting & Professional Services Agreement

We receive consulting and professional services from T&T Associates Inc., an affiliate of SSC. Prior to June 2023, these services were provided by Charles Spicer, Inc., another affiliate of SSC. The consulting and professional services include, among other things, strategic planning, financial matters, risk analysis and management, mergers, acquisitions, business development, and general corporate, operational, and organizational matters. For fiscal 2023, we paid approximately $300,000 for these services.

Corporate Services Agreement with SSC

We receive services from SSC pursuant to a Corporate Services Agreement between us and SSC. The agreement sets forth the costs of shared services, including specified legal, travel expense, and administrative services. For fiscal 2023, our allocated portion paid to SSC was approximately $300,000.

Provisions of Our Articles Governing Corporate Opportunities and Related Party Transactions

SSC is engaged in the same or similar activities or lines of business as we are and has interests in the same areas of corporate opportunities. Summarized below are provisions in our Articles that govern conflicts, corporate opportunities, and related party transactions.

Conflicts & Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers, and to employ any of our officers or employees.

Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our Articles provide that:

•If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.
•If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, such director or officer shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere, or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:
oIf the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in such officer’s capacity as a director of SSC, in which case it belongs to SSC.
oIf the corporate opportunity is offered to one of our directors who is not an officer of Designer Brands, and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in such director’s capacity as our director.

oIf the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in such officer’s capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC, or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•the relationship or interest is disclosed or is known to the Board or the committee approving the contract or transaction, and the Board or committee, in good faith, reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;
•the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or
•the contract or transaction is fair as to Designer Brands at the time it is authorized or approved by the Board, a committee of the Board, or the shareholders.

COMPENSATION OF DIRECTORS

Our Human Capital and Compensation Committee reviews and makes recommendations to our Board regarding non-employee director compensation. In making its recommendations, the Human Capital and Compensation Committee considers the overall size of the Board and the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Human Capital and Compensation Committee’s independent compensation consultant. Messrs. Howe and Jay Schottenstein, who serve as the Company’s CEO and Executive Chairman, respectively, do not receive additional compensation for serving as directors.

Our current director compensation policy provides that each non-employee director will receive:

Annual Cash Retainer	$ 90,000
Annual Equity Retainer	$150,000
Audit Committee Member Retainer(1)	$ 20,000
Human Capital and Compensation Committee Member Retainer(1)	$ 15,000
Nominating and Corporate Governance Committee Member Retainer(1)	$ 15,000
Technology Committee Member Retainer(1)	$ 15,000
Audit Committee Chair Retainer(2)	$ 40,000
Human Capital and Compensation Committee Chair Retainer(2)	$ 35,000
Nominating and Corporate Governance Committee Chair Retainer(2)	$ 30,000
Technology Committee Chair Retainer(2)	$ 30,000
_______________________________
(1)Payable in cash. Additional annual retainer for committee service for each committee on which such director serves. Committee chairs receive a Chair Retainer, but do not receive this additional retainer.
(2)Payable in cash. The chairs of the Audit Committee, Human Capital and Compensation Committee, Nominating and Corporate Governance Committee, and Technology Committee each receive an additional $40,000, $35,000, $30,000, and $30,000, respectively, in cash or stock (as they may elect) per year.

The annual retainers are paid as follows:

•The annual cash retainer and any additional cash retainer are payable in quarterly installments on the last day of each fiscal quarter; and
•The annual equity retainer is granted on the date of each annual meeting of shareholders for the purpose of electing directors and is determined by dividing the amount of the retainer by the per-share closing price of our Class A Common Shares on the grant date.

In addition, we pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse reasonable travel expenses to attend Board and Board committee meetings and director continuing education expenses.

Directors do not receive any additional compensation for attending Board meetings or Board committee meetings. All members of our Board are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board and its committees. Non-employee directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash. Employee directors do not receive any additional consideration for their service on the Board.

Nonqualified Deferred Compensation Plan

The Company sponsors a Nonqualified Deferred Compensation Plan (“Nonqualified Plan”), in which a select group of management and other highly-compensated associates, including NEOs and Board members, may participate. The Company does not provide a company matching contribution in the Nonqualified Plan. In fiscal 2023, none of the NEOs or Board members participated in the Nonqualified Plan.

Under the Nonqualified Plan, eligible associates may contribute up to 70% of their base salary and 80% of their monthly and/or annual bonus on a pre-tax basis. Board members may defer up to 100% of the annual cash retainer paid by Designer Brands. Deferral elections are made annually related to future compensation, in compliance with §409A of the Code. Participating associates who also participate in the 401(k) Plan may earn a 401(k) make-up contribution if their contributions to the Nonqualified Plan reduce the matching contributions they receive in the 401(k) Plan. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of the Company’s creditors. Participants choose to invest their account in an array of investment alternatives that generally mirror the investment alternatives under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum or in three, five, or ten annual installments. Distribution elections are made when deferral elections are made in compliance with § 409A of the Code.

Equity Compensation

Stock units issued to a director are fully vested on the date of grant. Directors may elect to have the stock units settled (i) 30 days following the grant date, (ii) on a specified future date more than 30 days following the grant date, (iii) when the director leaves the Board (for any reason), or (iv) in annual installments following the end of service to the Board. Stock units are settled in Designer Brands Inc. Class A Common Shares.

Directors have no voting rights in respect to the stock units, but they will have the power to vote the Designer Brands Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on Designer Brands Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a Designer Brands Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.

Director Stock Ownership Guidelines

Board members have an ownership guideline of five times their annual cash retainer (excluding committee fees) to be achieved within five years of joining the Board. The following forms of equity interests count towards the director stock ownership requirement: (i) shares owned outright by the director or a member of such director’s immediate family residing in the same household; (ii) shares held as deferred stock units; (iii) shares held in benefit plans; and (iv) shares held in trust for the economic benefit of the director, or of the spouse or dependent children of the director. Unexercised stock options and unvested restricted stock or performance shares do not count towards the director stock ownership requirement. As of the last day of fiscal 2023, all Board members have either met the ownership guidelines or are still within the five-year compliance time frame.

FISCAL 2023 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board in fiscal 2023.

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)	Total
Peter S. Cobb	$150,000	$150,000	$300,000
Elaine J. Eisenman	$145,000	$150,000	$295,000
Joanna T. Lau	$150,000	$150,000	$300,000
Joseph A. Schottenstein(3)	$90,000	$150,000	$240,000
Harvey L. Sonnenberg	$145,000	$150,000	$295,000
Allan J. Tanenbaum	$125,000	$150,000	$275,000
Joanne Zaiac	$120,000	$150,000	$270,000
Rich A. Paul	$90,000	$150,000	$240,000
Tami J. Fersko	$125,000	$150,000	$275,000
_______________________________
(1)This amount reflects the board fees paid to the director for fiscal 2023.
(2)Each non-employee director was granted stock units on June 15, 2023. The amounts reported in the “Stock Awards” column represent the full grant date fair value for financial statement reporting purposes, as provided by Financial Accounting Standards Board Accounting Standards Codifications Topic 718 (“ASC 718”) (determined by the closing price of Company Class A Common Stock on the date of grant). Messrs. Joseph Schottenstein, Sonnenberg, and Paul and Mses. Fersko and Lau elected to have the shares distributed within 30 days of the grant date. The remaining directors have elected to settle the units upon leaving the Board.
(3)Mr. Joseph Schottenstein has elected to receive payment of all fees in the form of stock awards. The value of the awards is reflected in the “Fees Earned or Paid in Cash” column. The total number of shares granted were 9,589. The quarterly number of shares granted was based on the closing stock price on the day of grant rounded to the nearest whole share.
As of February 3, 2024, the current directors held the following number of stock units:

Name	Number of Stock Units Outstanding as of February 3, 2024*
Peter S. Cobb	83,732
Elaine J. Eisenman	158,208
Joanna T. Lau	125,484
Joseph A. Schottenstein	153,086
Harvey L. Sonnenberg	72,504
Allan J. Tanenbaum	179,806
Joanne Zaiac	70,995
Rich A. Paul	23,752
Tami J. Fersko	23,752
*Amounts listed include accumulated dividend equivalent units.

AUDIT AND OTHER SERVICE FEES

Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy, which is available on our corporate and investor website at investors.designerbrands.com/governance-documents, is designed to, among other things, assure that the provision of such services does not impair the independence of our independent registered public accounting firm, and is summarized below.

•Delegation: The Audit Committee may delegate pre-approval authority to one or more of its independent members, provided that the committee member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the full Audit Committee. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.
•Audit Services: Annual audit, review, and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions, or fees resulting from changes in the audit scope, Company structure, or other matters require the Audit Committee’s approval.
•Audit-Related Services: Confirmation that the provision of any audit-related services, including assurance and services reasonably related to the performance of the audit or review of the Company’s financial statements, does not impair the independence of the independent registered public accounting firm.
•Other Services: Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.
•Tax Services: The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code of 1986, as amended (“Code”) and related regulations or similar regulations of other applicable jurisdictions.

No services were provided by the independent public accountants during fiscal 2023 or fiscal 2022 that were not approved by the Audit Committee.

The following table sets forth the aggregate fees for professional services rendered by Deloitte, our independent registered public accounting firm, for each of the last two fiscal years.

	2023	2022
Audit fees	$2,345,173	$1,984,389
Audit-related fees(1)	$20,000	$1,025,862
Tax fees(2)	$21,121	$21,530
All other fees	-	-
Total	$2,386,294	$3,031,781
_________________________
(1)Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions, and investments, and issuance of comfort letters.
(2)Tax fees relate to professional services for tax compliance and general tax advice.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Deloitte as our independent registered public accounting firm for fiscal 2024. Although we are not required to seek shareholder ratification of the appointment of Deloitte as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. In the event that shareholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider its appointment, but shall have no obligation to retain a new or different independent registered public accounting firm. In addition, even if the shareholders ratify the appointment of Deloitte, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that a change is in the best interest of the Company and our shareholders.

Representatives of Deloitte are expected to be present by virtual participation at the 2024 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

Vote Required

Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case abstentions and broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case abstentions and broker non-votes are disregarded and have no effect on the outcome of the vote.

Your Board unanimously recommends a vote “FOR” the ratification of the appointment of our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.

The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed and discussed with each of management and Deloitte the audited financial statements for the fiscal year ended February 3, 2024. The Audit Committee reviewed and discussed with the independent registered public accounting firm its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed under the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Based on its review of the audited consolidated financial statements and discussions with management and Deloitte referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended February 3, 2024, in our Annual Report for filing with the SEC.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Elaine J. Eisenman
Tami J. Fersko
Allan J. Tanenbaum

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes the goals and objectives of our executive compensation program, including our compensation philosophy, objectives, policies, and practices with respect to our NEOs.

Our NEOs for fiscal 2023 who were serving as executive officers as of the end of fiscal 2023 (“Current NEOs”) are:

Jay L. Schottenstein	Douglas M. Howe(1)	Jared A. Poff(2)	Deborah L. Ferrée(3)	Laura T. Denk
Executive Chairman	Chief Executive Officer	Executive Vice President, Chief Financial Officer and Chief Administrative Officer	Vice Chair and Chief Product Officer	Executive Vice President and President, DSW

(1)    Mr. Howe joined the Company in May 2022 as President, DSW. Effective April 1, 2023, Mr. Howe was appointed CEO of the Company.
(2)    Mr. Poff served as Executive Vice President and Chief Financial Officer in fiscal 2022 and was appointed Chief Administrative Officer (“CAO”) in addition to Chief Financial Officer (“CFO”) of the Company effective March 12, 2023.
(3)    Ms. Ferrée served as the Company’s Vice Chair and as President, Camuto LLC in fiscal 2022. Effective February 1, 2023, Ms. Ferrée was appointed Chief Product Officer in addition to Vice Chair of the Company, and transitioned out of the role of President, Camuto LLC.

In addition, compensation for the following former executive officers (“Former NEOs”) is also discussed in this CD&A:

•Roger L. Rawlins, who served as the Company’s CEO until April 1, 2023; and
•William L. Jordan, who served as the Company’s President until December 1, 2023.

Fiscal 2023 Highlights

We ended fiscal 2023 with strong performance in the fourth quarter. Nonetheless, our team was faced with a challenging macro environment during fiscal 2023. Specifically, as the Company moved into the third and fourth calendar quarters of 2023, the footwear industry notably contracted in two consecutive quarters for the first time since 2020, resulting in an increased level of markdowns and promotions. Unseasonably warm weather affected our seasonal business, which declined in-line with the market. Our organization’s seasonal footwear market share was approximately 50% above our peers, such that we were more adversely impacted than peers. Amidst these challenges, we have continued our efforts to diversify our assortment of products and to expand our offerings in casual and athleisure products. Notably, we welcomed Nike back to DSW stores and added Keds to our portfolio of brands. We will continue to work to grow the freshness and diversity of our assortment of products, efforts which will be largely led by new leaders installed in fiscal 2023. We continue to focus on our omni-channel model that enables an expanded level of engagement with consumers, which we believe positions us well for future growth across all channels.

Some fiscal 2023 highlights included:

•Net sales of $3.1 billion, representing a 7.3% decrease year-over-year;
•Gross profit margin of 31.7%, representing a 3.1% increase compared to fiscal 2019;
•The addition of new athleisure and casual brands, including the acquisition of Keds and an elevated partnership with Nike;
•Key success in new product offerings, such as Vince Camuto’s extra wide shaft boots, which led to 7.3% growth at vincecamuto.com in the second half of the fiscal year, despite industry challenges;
•The hiring of Laura Denk as President of DSW, reinvigorating our merchandising organization and setting a course for improved assortment of products; and
•The hiring of Andrea O’Donnell as Brands President to refresh and drive our brand-building growth strategies.

While we were pleased with where we ended the 2023 fiscal year, we do not believe that our fiscal 2023 results are reflective of our full potential as an organization. To reinvigorate our business, we brought in new leaders for both our DSW and Brands businesses in 2023. Together with our talented executive team, complemented by the efforts of all Company associates, we will continue to navigate all challenges with a focus on the future.

In fiscal 2023, we organized our strategic efforts around three pillars:

Customer	Brand	Experience
•More than ever, our customers have a great desire for products and experiences.
•We are adding resources to our digital, IT, and analytics teams to understand precisely what customers want and what can be improved to provide the best possible experience.

•We continue to design and source some of the best brands in the industry – Vince Camuto, Crown Vintage, Kelly & Katie, Mix No. 6, Jessica Simpson, Lucky Brand, Le Tigre, Keds, Topo Athletic, and Hush Puppies.
•Our growth strategy is centered on establishing ourselves as a builder and grower of brands, and we are seeing aggressive growth in our sales of our Owned Brands through our DTC channels of DSW, Shoe Company, and Vince Camuto.
•We are combining our brand expertise with our strong DTC distribution through our physical footprint in North America and our digital infrastructure.

•We are focused on developing processes to deliver products more quickly by optimizing our current infrastructure, expanding our delivery partnerships, and utilizing our east coast logistics center to reach our east coast customers faster.
•We are also working to improve collaboration through technology and processes across our organization and to gain additional efficiencies in our overall development cycle.

Compensation Philosophy and Changes to Compensation Program for Fiscal 2023

Our compensation philosophy for the executive team, including our NEOs, is to attract and retain highly qualified leaders, drive performance by incentivizing our NEOs to attain short-term and long-term goals, align the interests of our NEOs with those of our shareholders, and create long-term shareholder value. We continually review leading practices in corporate governance and executive compensation. As appropriate, we consider changes to our program in order to reflect and embrace best practices and remain competitive in our industry.

Our fiscal 2023 executive compensation program continued to focus on attracting and retaining the best executives for our business. A summary of our executive compensation program, as well as fiscal 2023 actions and changes approved by the Human Capital and Compensation Committee of the Board (for purposes of this CD&A, the “Committee”), is summarized in the chart below:

Compensation Element	Summary of Fiscal 2023 Actions and Changes
Base Salary
•In connection with Mr. Howe’s promotion to CEO in April 2023, he received a 9.1% increase in base salary in recognition of his expanded responsibilities and to align with market practices.
•In connection with Mr. Poff’s promotion to CAO in March 2023, he received a 16.7% increase in base salary in recognition of his expanded responsibilities and to align with market practices.

Short-Term Incentive Compensation
•For fiscal 2023, the Committee determined that the annual incentive plan for NEOs would be based solely on the Company’s overall operating profit performance and would not include business segment performance, with the goal of encouraging cohesiveness and driving Company-wide performance.

Long-Term Incentive Compensation
•As in prior years, a meaningful portion of NEOs’ compensation consisted of long-term incentive compensation.
•During fiscal 2023, all NEOs other than Mr. Rawlins and Ms. Denk received restricted stock unit (“RSU”) awards composed of both performance-based RSUs and time-based RSUs. Ms. Denk was hired mid-year; therefore, her fiscal 2023 annual grant consisted solely of time-based RSUs. Mr. Rawlins did not receive a 2023 equity grant due to the timing of his departure as CEO.
•RSU awards, including both performance-based RSUs and time-based RSUs, were granted to Mr. Schottenstein, Mr. Howe, Mr. Poff, Ms. Ferrée and Mr. Jordan on an equally-weighted basis.
•The performance-based RSUs cliff vest three years from the grant date, subject to and based on the Company’s achievement of the predetermined fiscal 2023 operating profit performance goal during the one-year performance period that ended on February 3, 2024.
•The time-based RSUs cliff vest three years from the date of grant.

Shift to Three-Year Performance-Based RSU Awards for Fiscal 2024

In fiscal 2023, working with its independent compensation consultant, the Committee undertook a comprehensive review of the design of its executive compensation programs, including compensation philosophy and both short-term and long-term incentive plan design. In its review, the Committee considered the Company’s business strategy, best market practices, and expectations of shareholders, including with respect to long-term performance. As a result of this review, and in light of the Company’s focus on improving performance and return to shareholders, the Committee approved changes to the performance-based RSU program to focus on three-year performance, using multiple one-year performance periods, to take effect in fiscal 2024. This differs from historical practice of a single one-year performance period for performance-based RSUs that then, assuming the performance goal was achieved, cliff vested following an additional time-based vesting period. The performance-based RSUs continue to make up 50% of the long-term incentive award for each NEO.

Determination of Executive Compensation for Fiscal 2023

The below sections describe our executive compensation program for fiscal 2023.

Executive Corporate Governance Reinforces Our Compensation Program

The following table highlights the Company’s best practices relating to our executive compensation program, and the practices in which the Company does not engage.

Effective Program Design
✓We emphasize “at-risk” pay by heavily weighting variable over fixed pay, with a significant portion of NEOs’ collective fiscal 2023 target compensation considered to be “at-risk.”	We do not guarantee annual salary increases or guarantee bonuses.
✓We require the CEO to retain meaningful stock ownership, which serves to align the CEO’s interests with those of shareholders.	We do not set performance metrics that the Committee believes would create undue risk.
✓We mitigate undue risk by using caps on potential bonus payments, having a clawback policy applicable to compensation granted under our long-term incentive plan, and maintaining active oversight and risk management systems.
We do not grant stock options with an exercise price below 100% fair market value or reprice underwater stock options.
✓The Committee retains an independent compensation consultant on all matters related to executive and non-employee director pay and governance.
We do not provide supplemental executive retirement plans or other retirement benefits to NEOs, other than a tax-qualified 401(k) plan available to all employees and a deferred compensation plan available to highly compensated employees.

✓We apply conservative post-employment and change in control provisions. NEOs are subject to the same provisions as the rest of the employee population that participates in long-term incentives.
We do not permit pledging, hedging, or short-sale transactions. All executive officers, Board members, and associates are prohibited from using financial instruments designed to hedge or offset a decrease in market value of Company stock.

✓We subject all executive officers to pre-clearance requirements and restrictions relating to transactions in Company stock.	We do not include favorable impact from changes in tax law or stock buybacks when determining actual performance against financial measures in incentive plans, where applicable.
✓Management and the Board regularly evaluate share utilization levels by reviewing cost and the dilutive impact of stock compensation.	We do not gross up taxes for perquisites or benefits, except in the case of standard relocation benefits. We do not gross up for excise taxes upon a change-in-control.
✓We provide only limited perquisites to NEOs. During fiscal 2023, perquisites were limited to security arrangements for Mr. Schottenstein and relocation costs for Ms. Denk.
✓Since fiscal 2021, all performance share grants are subject to a “double trigger” change in control provision.

Roles in Determining Compensation are Well Defined

Role of the Board and the Committee: The Committee makes all compensation decisions for our executive officers, including our CEO, the Executive Chairman of the Board, and the other NEOs. In fiscal 2023, the Committee did not delegate any of its authority with respect to decisions regarding the compensation of any NEO.

Advisory Vote on the Compensation Paid to NEOs: At the 2023 Annual Meeting of Shareholders, approximately 91.5% of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Committee determined that it was not necessary to implement material changes to our executive compensation programs in fiscal 2023. In preparation for fiscal 2024, as discussed in “Key Elements of Executive Compensation and Changes to Compensation Program for Fiscal 2023,” the Committee engaged Korn Ferry to undertake a review of all major elements of our executive compensation programs.

Role of Executive Officers in Compensation Decisions: The Committee makes all compensation decisions for our NEOs based upon input provided by the Executive Chairman of the Board, the CEO, the Committee’s independent compensation consultant, and certain members of Company management in Human Resources, except with respect to their own compensation. The Committee exercises its discretion and modifies any recommendations that may be provided by Company management and the independent compensation consultant.

Independent Compensation Consultant: The Committee retained Korn Ferry, a global human resources consulting firm, as its independent compensation consultant for fiscal 2023. Korn Ferry provides research, market data, survey data, proxy information, and design expertise in developing executive and director compensation programs. As requested by the Committee, Korn Ferry provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for the NEOs. Korn Ferry also provided similar input to support compensation recommendations and decisions made for the Company’s executive officers who are not NEOs. Korn Ferry attended all Committee meetings in fiscal 2023 and advised the Committee on principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses for the NEOs and other executive officers. Korn Ferry reports directly to the Committee, and the Committee reserves the right to replace the independent compensation consultant or hire additional consultants or advisers at any time. Management also engaged Korn Ferry for additional compensation services to the Company in fiscal 2023. The amount of these services was not material. In connection with the engagement of Korn Ferry, the Committee reviewed the services provided by Korn Ferry to management and determined that Korn Ferry was independent.

Setting Executive Compensation: The Committee takes into account market pay levels, Company performance, individual performance, pay equity, and other factors to establish competitive pay for its executives. The majority of executive compensation is tied to well-defined, short-term and long-term business and performance goals.

Executive Compensation Objectives

The Committee has developed the following key executive compensation objectives in order to support our business strategy and compensation philosophy:

1.Attract and retain highly qualified, experienced executives who can make significant contributions to our long-term business success. The Committee annually reviews the performance and succession of executive officers and typically provides input on the need for and addition of new executive officer talent.
2.Reward executives for achieving business goals and delivering strong performance. The Committee regularly reviews executive compensation to ensure a proper balance between fixed and variable compensation, heavily weighting at-risk compensation that is designed to incentivize and reward executives for achieving short-term and long-term performance goals.
3.Align executive incentives with shareholder value creation. In light of the highly competitive nature of our business, the Committee believes that providing competitive long-term equity award levels is appropriate for attracting and retaining our NEOs. Such grants strongly align the NEOs’ interests with the interests of our shareholders, as each is focused on the same result, which is to create long-term shareholder value. As a result, the Committee annually awards equity, generally in the form of performance-based RSUs and time-based RSUs, to the NEOs.

Proxy Peer Group

The criteria used to select companies for the fiscal 2023 proxy peer group (the “Proxy Peer Group”) included:

•Companies with annual revenue between approximately one-half and two times that of the Company;
•Companies we compete against for business and talent;
•Companies with a fashion orientation and/or that operate as specialty retail;
•Retailers that operate larger square footage stores;
•Companies with similar business complexity (i.e., multiple brands, mix of retail and wholesale, design and manufacture of own brand, private label, global operations, etc.); and
•Companies that have a track record of growth in sales and profit.

The Committee evaluated the actual pay of the NEOs with pay data drawn from proxy-disclosed pay information for the following publicly traded companies, which comprised the Proxy Peer Group:

Fiscal 2023 Proxy Peer Group
Abercrombie & Fitch Co. (ANF)	Crocs, Inc. (CROX)	Tapestry, Inc. (TPR)
American Eagle Outfitters, Inc. (AEO)	Deckers Outdoor Corporation (DECK)	The Children’s Place, Inc. (PLCE)
Big Lots, Inc. (BIG)	Express, Inc. (EXPR)	Urban Outfitters, Inc. (URBN)
Caleres, Inc. (CAL)	Genesco, Inc. (GCO)	Wolverine World Wide, Inc. (WWW)
Carter’s, Inc. (CRI)	Skechers U.S.A., Inc. (SKX)
Chico’s FAS, Inc. (CHS)	Steve Madden, Ltd. (SHOO)

For fiscal 2023, Ulta Beauty, Inc. was removed from the Proxy Peer Group because its revenue was greater than the criteria range. Other than this change, the Proxy Peer Group remained unchanged from the 2022 proxy peer group.

For fiscal 2023, the compensation paid to the NEOs was reviewed relative to compensation paid by the Proxy Peer Group to executive officers of similar title and responsibility. By reviewing this publicly available information, as summarized for the Committee by Korn Ferry, the Committee was able to analyze and assess the market competitive pay for each NEO position. The Committee reviews each individual NEO’s compensation relative to the other NEOs’ compensation, taking into account each NEO’s scope of responsibility, performance, and impact on our business results.

In addition to the Proxy Peer Group, the Committee reviewed data from the Korn Ferry 2023 Retail Industry Total Remuneration Report, which provides data on the compensation practices of key competitors, including fashion and specialty retailers. This survey provides information on all key executive positions at major retailers and is used to supplement the Proxy Peer Group data. This survey also provides the Committee with an understanding of the broader retail market and pay practices for jobs of similar scope and complexity, with the goal of allowing the Company to remain competitive in both attracting talented senior executives and retaining high performing executives.

Elements of Executive Compensation

For fiscal 2023, the total compensation of our NEOs generally consisted of the following principal components:

Compensation Element	Form of Compensation	Purpose
Salary	Guaranteed Cash
•Recognize position responsibilities and individual performance.
•Attract and retain individuals with superior talent.
•Provide a baseline compensation level to serve as a stable, fixed component of compensation.

Annual Cash Incentive Compensation	At-Risk Cash
•Provide “at-risk” compensation that is based on the attainment of short-term financial measures.
•Incentivize NEOs with the opportunity to earn a significant portion of their cash compensation in the form of annual cash bonuses.
•Reward contributions to annual operating performance and long-term business strategy.

Long-Term Equity Incentive Compensation	Performance-based RSUs and time-based RSUs
•Align the interests of NEOs with those of our shareholders.
•Incentivize NEOs to contribute to the continued growth of our business.
•Promote the maximization of shareholder value.
•Encourage NEO retention through time-based vesting of awards.

Fiscal 2023 Executive Compensation Mix

In fiscal 2023, aggregate compensation for Mr. Howe was approximately 16% fixed compensation (base salary) and 84% variable compensation (based on Mr. Howe’s target annual cash incentive compensation and the grant date value of his long-term equity incentive compensation). The other Current NEOs’ compensation consisted of, on average, approximately 26% fixed compensation (base salary) and approximately 74% variable compensation (based on their target annual cash incentive compensation and the grant date value of their long-term equity incentive compensation). The chart below reflects details of the compensation for Mr. Howe and the other current NEOs (on average) in fiscal 2023. The Committee believes that the balance was appropriate given the current focus and goals of the Company. As described in greater detail below, due to Company performance during fiscal 2023, no amounts were paid to the NEOs with respect to the annual cash incentive compensation or performance-based RSUs granted in fiscal 2023.
About Our Compensation Elements

I.    Base Salary

Base salaries are determined based on position, responsibilities, and individual contributions with reference to the market data provided by Korn Ferry. As we use base salary as a means to attract and retain our NEOs, our executive compensation program aims to pay base salaries that are competitive with those of the Proxy Peer Group, supplemented with survey data from key competitors from the Korn Ferry 2023 Retail Industry Total Remuneration Report.

In the first quarter of each year, the Committee reviews and determines each NEO’s base salary. During its review, the Committee primarily considers:

•Overall financial performance of the Company during the prior year;
•The individual performance of the NEO during the prior year;
•Base salary data drawn from the market data; and
•The target total cash compensation level of the appropriate benchmark position(s) from the market data.

Base Salary Changes for Fiscal 2023

The following table sets forth the changes to the NEOs’ base salaries during fiscal 2023:

Base Salary Changes for Fiscal 2023
Name	Fiscal 2022 salary on last day of fiscal year	Fiscal 2023 salary on last day of fiscal year	% Increase	Rationale
Mr. Schottenstein	$1,000,000	$1,000,000	0%	N/A(1)
Mr. Howe	$1,100,000	$1,200,000	9.1%	Appointment to CEO, merit and market adjustment(2)
Mr. Poff	$600,000	$700,000	16.7%	Appointment to CAO, merit and market adjustment(3)
Ms. Ferrée	$1,030,000	$1,030,000	0%	N/A(1)
Ms. Denk*	N/A	$750,000	N/A	N/A
Mr. Rawlins	$1,300,000	N/A	N/A	N/A
Mr. Jordan	$875,000	N/A	N/A	N/A
*Ms. Denk joined the Company in July 2023.

(1)     During 2023, the Committee met with Korn Ferry and reviewed market information related to the pay of Mr. Schottenstein and Ms. Ferrée. The CEO also reviewed with the Committee the accomplishments and contributions made by Ms. Ferrée. After an analysis of the market information, their roles in the Company’s business, and other relevant factors, the Board determined that the fiscal 2022 base salary amounts for Mr. Schottenstein and Ms. Ferrée remained competitive as compared to the Proxy Peer Group and appropriate for their roles.
(2)     Prior to Mr. Howe’s appointment as CEO in April 2023, the Executive Chairman met with the Committee and reviewed the accomplishments and contributions made by Mr. Howe during his tenure with the Company. The Committee also reviewed and considered benchmarking information provided by Korn Ferry relative to CEO positions. In recognition of Mr. Howe’s appointment to CEO and his personal accomplishments and contributions, the Committee approved a 9.1% increase to Mr. Howe’s base salary.
(3)     The Executive Chairman and CEO reviewed with the Committee the accomplishments and contributions made by Mr. Poff during the year. After discussing the Company’s financial performance during fiscal 2022, considering the recommendations of the Executive Chairman and the CEO, analyzing the benchmarking information provided by Korn Ferry, and in recognition of his appointment to CAO, the Committee approved a 16.7% increase to Mr. Poff's base salary.

II.    Performance-Based Short-Term Cash Incentive Plan

The Designer Brands Inc. 2005 Cash Incentive Compensation Plan (as amended and restated, the “ICP”) is designed to promote the achievement of annual performance goals and to focus the NEOs on the short-term objectives that the Committee believes will ultimately drive the attainment of long-term business objectives and increases in shareholder value. The NEOs are generally treated the same as all other eligible associates that participate in the ICP. Under the ICP, NEOs are eligible for annual cash incentive awards, the achievement of which is based upon well-defined, pre-established business objectives.

Fiscal 2023 Incentive Levels

Early in fiscal 2023, the Committee established each NEO’s incentive bonus opportunity as a percentage of earnings during the annual performance period. In determining the target incentive levels for each NEO, the Committee considered the individual’s position, their contributions to business performance, and specific circumstances facing the Company, as well as market data and recommendations from Korn Ferry. The Committee did not make any changes with respect to the target incentive levels of Messrs. Schottenstein and Howe and Ms. Ferrée. The target incentive level for Mr. Poff was increased from 60% to 75% based on his expanded responsibilities and appointment to CAO, in addition to his role as CFO.

In determining the target incentive levels, the Committee considered analysis and relevant market information provided by Korn Ferry. Accordingly, the target levels ranged from 75% to 150% for the NEOs, as shown in the table below.

2023 NEO Target Cash Incentive Compensation
Name	Target Payout (as % of Salary)
Mr. Schottenstein	150%
Mr. Howe	150%
Mr. Poff	75%
Ms. Ferrée	125%
Ms. Denk	75%
Mr. Rawlins	150%
Mr. Jordan	75%

Threshold, target, and maximum payouts are based on the Company’s achievement of the performance goals at the applicable level. We do not make payouts below the threshold level.

Fiscal 2023 ICP – Performance Goals and Actual Performance

In February 2023, the Committee approved using Adjusted Operating Income, a non-GAAP financial measure, as the performance metric for the fiscal 2023 ICP. The Committee selected this performance metric as it believes that Adjusted Operating Income provides a meaningful representation of our core financial operating performance and is a key financial metric used by management and stakeholders, and is prevalent in our industry. In setting the threshold, target, and maximum Company financial performance goals, the Committee considered specific circumstances facing the Company, historical performance, and investor expectations, as well as input from Korn Ferry.

The table below sets forth the performance ranges, corresponding payout goals, and actual performance achievement for the fiscal 2023 ICP:

Fiscal 2023 ICP Performance Goals and Actual Performance
	Threshold Payout	Target Payout	Maximum Payout	Actual Performance
Performance Range (Company Adjusted Operating Income*)	$189.5 million	$203.5 million	$217 million	$89.9 million
Payout Level	50%	100%	200%	No payout achieved

*Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude any integration and restructuring expenses, impairment charges, acquisition costs, CEO Transition costs, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income also excludes the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

Fiscal 2023 NEO Payouts

As noted in the table above, the Company earned $89.9 million in Adjusted Operating Income for fiscal 2023, which was below the threshold goal, resulting in no payout for any of the NEOs under the ICP. This demonstrates the at-risk nature of incentive compensation and the linkage between pay and performance.

Fiscal 2023 NEO Cash Incentive Plan Payouts
Name	Payout Level Achieved	Actual Payout
Mr. Schottenstein	0%	$0
Mr. Howe	0%	$0
Mr. Poff	0%	$0
Ms. Ferrée	0%	$0
Ms. Denk	0%	$0
Mr. Rawlins	0%	$0
Mr. Jordan	0%	$0

III.    Long-Term Equity Incentive Compensation

We believe that our executive officers are in a position to make substantial contributions to the long-term success of the Company and should have a significant portion of compensation tied to such success. Long-term compensation creates a pay-for-performance culture that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executive officers with those of our shareholders. Ultimately, long-term compensation promotes the retention of our executive officers and creates the potential to maximize shareholder value. Our long-term incentive compensation utilized the following types of award grants to achieve these goals, with each award weighted equally (i.e., 50%):

•Performance-based RSUs; and
•Time-based RSUs.

Fiscal 2023 Long-Term Equity Incentive Awards

In determining the value of annual long-term equity incentive grants, the Committee’s overall objective is consistent with our executive compensation philosophy to provide competitive long-term incentive awards. Accordingly, in determining the grant date value for the fiscal 2023 long-term incentive awards, the Committee considered market data from Proxy Peer Group companies provided by Korn Ferry, as well as performance for each NEO. The Committee believes that the fiscal 2023 long-term incentive awards provide an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, sufficiently promote retention, which the Company believes is necessary in a competitive labor market.

Except with respect to Ms. Denk’s annual long-term equity incentive award, which was granted on the first of the month following her hire date, the fiscal 2023 performance-based RSUs and time-based RSUs were granted in March 2023 to all NEOs as part of the annual performance review process. All of the NEOs’ long-term equity incentive awards granted in fiscal 2023 were made under the Designer Brands Inc. 2014 Long-Term Incentive Plan (as amended and restated, the “LTI Plan”), which was first approved by shareholders in 2014 and amended and restated in 2020. The information below reflects the long-term equity incentive awards granted to the NEOs in fiscal 2023, which represented an equal split between performance-based RSUs and time-based RSUs.

Fiscal 2023 Annual Equity Grants (1)(2)(3)(4)
Name	# of Performance-Based RSUs Granted (at Target)	# of Time-Based RSUs Granted	Total Shares Granted (at Target)
Mr. Schottenstein	176,058	176,058	352,116
Mr. Howe	264,085	264,085	528,170
Mr. Poff	58,685	58,685	117,370
Ms. Ferrée	164,320	164,320	328,640
Ms. Denk	N/A	101,935	101,935
Mr. Rawlins	N/A	N/A	N/A
Mr. Jordan	64,555	64,555	129,110

(1)The annual long-term equity incentive awards were granted on March 23, 2023, based on a grant date fair value of $8.52, with the exception of Ms. Denk.
(2)Ms. Denk’s annual long-term equity incentive award was granted on August 1, 2023, based on a grant date value of $9.81.
(3)The performance-based RSUs and time-based RSUs reported in the table above do not include dividend equivalent units earned in fiscal 2023.
(4)Performance-based RSUs vest 100% on the third anniversary of the grant date, subject to the achievement of the threshold performance goal during the one-year performance period that ended February 3, 2024. Time-based RSUs vest 100% on the third anniversary of the grant date.

Performance-Based RSUs

Performance-based RSUs reward NEOs in proportion to the Company’s financial performance based on the predetermined performance measure selected by the Committee during the one-year performance period. Following the conclusion of the one-year performance period, the performance-based RSUs are also subject to a subsequent two-year time-based vesting feature, such that performance-based RSUs vest 100% on the third anniversary of the grant date. If threshold performance is not achieved during the performance period, the performance-based RSUs are forfeited in their entirety.

For fiscal 2023, the Committee selected Adjusted Operating Income as the performance metric, as it believes that this metric provides a meaningful representation of our core financial operating performance and is a key financial metric used by management and other stakeholders.

In the first 90 days of the fiscal year, the Committee establishes the minimum, target, and maximum levels of performance used to determine the potential number of RSUs earned, as shown in the table below. In setting the threshold, target, and maximum Company financial performance goals, the Committee considered specific circumstances facing the Company, historical performance, and investor expectations, as well as input from Korn Ferry. The fiscal 2023 performance-based RSUs were granted on March 23, 2023 based on a grant date fair value of $8.52 per share.

The following table shows the minimum, target, and maximum levels, corresponding payout opportunities, and actual performance results for fiscal 2023 performance-based RSU awards.

Fiscal 2023 Performance-Based RSU Plan
	Minimum	Target	Maximum	Actual Results
One-Year Company Adjusted Operating Income*	$132.7 million	$189.5 million	$208.5 million	$89.9 million
Payout Range (as % of Target)	50%	100%	150%	No payout achieved

*Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude any integration and restructuring expenses, impairment charges, acquisition costs, CEO Transition costs, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income also excludes the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

As noted in the table above, the Company earned $89.9 million in Adjusted Operating Income during the one-year performance period that ended February 3, 2024, which was below the threshold goal, resulting in no performance-based RSUs being achieved for any of the NEOs. This demonstrates the at-risk nature of incentive compensation and the linkage between pay and performance.

Fiscal 2023 Performance-Based RSUs Earned
Name	# of Performance-Based RSUs Earned
Mr. Schottenstein	0
Mr. Howe	0
Mr. Poff	0
Ms. Ferrée	0
Ms. Denk	N/A
Mr. Rawlins	N/A
Mr. Jordan	0

Time-Based RSUs

Time-based RSUs provide retention value because they generally vest 100% at the end of three years from the grant date. Since the stock unit value is tied directly to the market value of the Company’s common stock, the value delivered to the executive will increase and decrease with changes in stock price and still provides some retentive value even when the stock price is stable or declining.

Vesting of Fiscal 2020 Awards

As disclosed in the Company’s definitive proxy statement for the 2021 Annual Meeting of Shareholders, in fiscal 2020, the Committee granted long-term equity incentive awards to Messrs. Schottenstein, Rawlins, Poff, Jordan and Ms. Ferrée that consisted of time-based RSUs that cliff vested three years from the date of grant. Pursuant to the terms of these grants, the applicable time-based vesting requirements lapsed in March 2023. Fiscal 2020 was the last year that the Committee granted equity awards to the NEOs that were time-based only and added a performance-based feature to such awards starting in fiscal 2021. See the Fiscal 2023 Option Exercises and Stock Vested table for more information about the vesting of the time-based RSUs during fiscal 2023.

Benefits and Other Compensation Elements

401(k) Plan

The Company sponsors a tax-qualified 401(k) plan (the “401(k) Plan”), in which all eligible associates, including the NEOs, can elect to participate. Under the 401(k) Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentive compensation) on a pre-tax or after-tax basis up to the limits imposed by the Code. The maximum allowable per participant deferral in calendar 2023 under the Code was $22,500 ($30,000 if at least age 50). The Company provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. All matching contributions are 100% vested. Matching contributions are not made by the Company until participants have completed at least six months of service with the Company. In light of the matching contribution for participants, and under § 401(a)(17) of the Code, the maximum allowable annual company matching contribution per participant in calendar 2023 was $13,200. Participants can choose to invest their account balances in an array of investment alternatives (some of which are target date funds) as selected by plan fiduciaries. The Company’s stock fund is not among the investment alternatives available to plan participants. The 401(k) Plan allows multiple distribution options of all vested balances after termination of service. However, loans and in-service distributions under certain circumstances, such as a hardship, attainment of age 59-1/2, or a disability, are permitted for participants who are still active with the Company.

Nonqualified Deferred Compensation Plan

The Company sponsors a Nonqualified Deferred Compensation Plan (“Nonqualified Plan”), in which a select group of management and other highly-compensated associates, including NEOs, may participate. The Company does not provide a company matching contribution in the Nonqualified Plan. In fiscal 2023, none of the NEOs participated in the Nonqualified Plan.

Under the Nonqualified Plan, eligible associates may contribute up to 70% of their base salary and 80% of their monthly and/or annual bonus on a pre-tax basis. Deferral elections are made annually related to future compensation, in compliance with §409A of the Code. Participating associates who also participate in the 401(k) Plan may earn a 401(k) make-up contribution if their contributions to the Nonqualified Plan reduce the matching contributions they receive in the 401(k) Plan. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of the Company’s creditors. Participants choose to invest their account in an array of investment alternatives that generally mirror the investment alternatives under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum or in three, five, or ten annual installments. Distribution elections are made when deferral elections are made in compliance with § 409A of the Code.

Termination and Change in Control Arrangements

The Current NEOs, other than Mr. Schottenstein, have standard executive agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the currently employed NEOs, and all participants in the LTI Plan, are entitled to certain payments or benefits upon a qualifying termination in connection with a change in control (“double trigger”), including potential acceleration of the vesting of outstanding equity awards pursuant to the LTI Plan. These arrangements are described under the Potential Payments upon Termination and Change in Control section. The executive severance agreements do not include specific amounts of salary, bonus opportunities, or equity-based compensation for future years.

In January 2023, the Company announced a planned succession process, whereby Mr. Rawlins stepped down from his role as CEO and as a member of the Board effective April 1, 2023, at which time Mr. Howe assumed the CEO role and joined the Board. To assist in facilitating a smooth transition, as disclosed in our 8-K filed January 5, 2023, Mr. Rawlins served as a strategic advisor to the Company and the Board through April 1, 2024, pursuant to a Transition and Consulting Agreement, as described under the Potential Payments upon Termination and Change in Control section.

Other Benefits and Perquisites

Our NEOs receive limited perquisites and other benefits as part of a competitive compensation package. These benefits include a Company matching contribution under our 401(k) Plan (as discussed above), which is available to all employee participants. We provide our Executive Chairman with certain security services through the Company. Additionally, from time to time, we have paid for relocation costs. In fiscal 2023, Ms. Denk relocated to join Designer Brands and the Company provided certain relocation benefits in accordance with our relocation policy. The amount of Ms. Denk’s relocation benefit can be found in a footnote of the Summary Compensation Table. In the aggregate, these other benefits constitute only a small percentage of each NEO’s total compensation.

Executive Compensation Governance

Equity Grant Practices

Under the LTI Plan, the Committee approves all equity awards and has not delegated to management the authority to approve equity awards. The Chair of the Committee has authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose.

The Committee has a longstanding methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh calendar day following the Company’s fiscal year-end earnings release. The Committee also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by the Company, subject to approval by the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of the Company, or prospective hires who have agreed to a start date with the Company. The grant date for current associates, and for new hires who have already become employees of the Company, is the date set by the Committee. The grant date is the first or the fifteenth of the month, whichever is closest following the start date, promotion date, or other event date. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.

Compensation Risk Assessment

Annually, the Committee reviews the design and operation of our compensation policies and practices, including incentive compensation arrangements for our NEOs to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Based on the fiscal 2023 assessment, the Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company. Several factors contributed to this assessment, including the following:

•The Committee reviews the quality of our earnings prior to approving incentive payments;
•We provide a significant percentage of compensation based on performance, which is in turn based on short-term and long-term incentives that require sustained value creation over several years to earn target incentives;
•For cash incentive payments made under our ICP, the Committee provides a maximum payout (typically, 200% of target);
•The same financial metric (historically, Adjusted Operating Income) is used to determine short-term incentive payouts for all bonus eligible associates; and
•Certain payments to our NEOs are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.

We will continue to monitor our compensation policies and practices to determine whether our risk management objectives are being met with respect to incentivizing the Company’s employees.

Stock Ownership Guidelines

The Company has implemented a stock ownership guideline for the CEO. Under this guideline, as revised by the Board on March 14, 2024, the CEO is encouraged to hold shares of the Company’s stock with a value at least equal to two times the CEO’s annual base salary, to be achieved within five years of becoming CEO. Prior to March 14, 2024, the Company’s guideline provided that the CEO was encouraged to hold shares of the Company’s stock with a value at least equal to one times the CEO’s annual base salary, to be achieved within three years of becoming CEO. Mr. Howe, who succeeded Mr. Rawlins as the Company’s CEO effective as of April 1, 2023, does not yet own shares in excess of the ownership guidelines, but has five years from the date of his promotion to CEO to satisfy the current stock ownership guidelines.

Dodd-Frank Recoupment Policy

In September 2023, the Committee adopted the Dodd-Frank Compensation Recoupment Policy (the “Dodd-Frank Clawback Policy”) to comply with final rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) by the SEC and the NYSE. The Dodd-Frank Clawback Policy, effective as of December 1, 2023 and applicable to incentive-based compensation received on or after October 2, 2023, provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of an accounting restatement.

LTI Plan Recoupment Policy

The LTI Plan also includes a compensation recoupment provision that allows the Company to recover payment relating to awards granted under the LTI Plan in certain circumstances, including if a participant engages in fraudulent conduct or activities relating to the Company or a participant knew or should have known of such conduct or activities. Additionally, the LTI Plan gives the Committee the authority to recoup certain compensation in the event that the Company restates its financial statements and, as a result of such restatement, the amount of compensation that would have been paid or payable pursuant to an award granted under the LTI Plan would have been lower had the financial results been properly reported. This policy is in addition to any requirements that might be imposed pursuant to applicable law, including the Dodd-Frank Clawback Policy.

Tax Considerations

Section 162(m) of the Code generally disallows deductibility of compensation that a publicly traded company pays to certain “covered employees,” over $1 million per year. Covered employees for this purpose include the Company’s CEO, CFO, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. While the Committee considers tax consequences to the Company as a factor when it makes compensation determinations, the Committee reserves discretion to award compensation that is not fully deductible under Code § 162(m) if the Committee believes that such compensation will best attract, retain, and reward executives and contribute to our business objectives.

REPORT OF THE HUMAN CAPITAL AND COMPENSATION COMMITTEE

The Human Capital and Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on the Human Capital and Compensation Committee’s review and discussion with management, the Human Capital and Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

Respectfully submitted,

Human Capital and Compensation Committee
Elaine J. Eisenman, Chair
Peter S. Cobb
Joanna T. Lau
Joanne Zaiac

The foregoing Human Capital and Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes compensation earned by each of the NEOs during fiscal 2023, fiscal 2022, and fiscal 2021.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Jay L. Schottenstein Executive Chairman of the Board	2023	$1,019,231	–	$3,000,028	–	$269,736	$4,288,995
	2022	$989,231	–	$2,499,975	$949,662	$207,822	$4,646,690
	2021	$925,385	–	$2,000,015	$2,776,155	$209,918	$5,911,473
Douglas M. Howe Chief Executive Officer	2023	$1,205,769	–	$4,500,008	–	$13,835	$5,719,612
	2022	$740,385	$250,000	$8,549,964	$1,497,375	$192,867	$11,230,591
	2021	N/A	N/A	N/A	N/A	N/A	N/A
Jared A. Poff Executive Vice President, Chief Financial Officer, Chief Administrative Officer	2023	$698,077	–	$999,992	–	$13,898	$1,711,967
	2022	$592,308	–	$1,360,015	$227,446	$12,684	$2,192,453
	2021	$546,154	–	$599,974	$655,385	$12,007	$1,813,520
Deborah L. Ferrée Vice Chair, Chief Product Officer	2023	$1,049,808	–	$2,800,013	–	$13,590	$3,863,411
	2022	$1,030,000	–	$2,799,972	$1,218,619	$12,530	$5,061,121
	2021	$1,030,000	$300,000	$2,800,021	$2,513,844	$11,930	$6,655,795
Laura T. Denk Executive Vice President	2023	$403,846	–	$999,982	–	$8,030	$1,411,858
	2022	N/A	N/A	N/A	N/A	N/A	N/A
	2021	N/A	N/A	N/A	N/A	N/A	N/A
Roger L. Rawlins Former Chief Executive Officer	2023	$250,000	–	–	–	$794,875	$1,044,875
	2022	$1,284,615	–	$6,000,021	$1,233,231	$12,838	$8,530,705
	2021	$1,180,769	–	$5,000,038	$3,542,307	$12,315	$9,735,429
William L. Jordan Former President	2023	$735,154	–	$1,100,017	–	$125,201	$1,960,372
	2022	$838,385	–	$1,699,984	$402,425	$12,582	$2,953,376
	2021	$820,308	–	$1,049,993	$1,230,462	$12,004	$3,112,766
_____________________________
(1)This amount reflects the base salary paid to each NEO for the applicable fiscal year.
(2)This column represents the aggregate grant date fair value of performance-based RSUs and time-based RSUs granted in each fiscal year in accordance with ASC 718. The awards do not necessarily correspond to the actual economic value that may be received by the NEOs. Assuming that the highest level of performance conditions would have been achieved, the grant date fair value of each NEO’s fiscal 2023 performance-based RSU would have been: $2,250,021 for Mr. Schottenstein, $3,375,006 for Mr. Howe, $749,994 for Mr. Poff, $2,100,009 for Ms. Ferrée, and $825,014 for Mr. Jordan. Ms. Denk was hired mid-year and, therefore, her 2023 equity grant consisted solely of time-based RSUs. Mr. Rawlins was not awarded equity grants in fiscal 2023. For additional information on the valuation assumptions, refer to Note 6 - Stock-Based Compensation to the Company’s financial statements included in the Annual Report. See the Grants of Plan-Based Awards Table for additional information on equity awards made in fiscal 2023.
(3)This column represents the dollar amount awarded to each NEO pursuant to our ICP for fiscal 2023, 2022, and 2021. The incentive amount earned for fiscal 2023 reflects a 0% payout under the fiscal 2023 ICP for each NEO based on a one-year performance period. See the CD&A section and the Grants of Plan-Based Awards Table for additional information on the fiscal 2023 ICP.

(4)The following table sets forth details about the amounts reported for fiscal 2023 in the “All Other Compensation” column of the Summary Compensation Table above:

Name	Security(a) ($)	Relocation(b) ($)	401(k) Matching Contributions(c)(d) ($)	Retirement/Separation Payment(e)	Life Insurance Premium ($)	Total ($)
Jay L. Schottenstein	$269,346	–	–	–	$390	$269,736
Douglas M. Howe	–	–	$13,445	–	$390	$13,835
Jared A. Poff	–	–	$13,508	–	$390	$13,898
Deborah L. Ferree	–	–	$13,200	–	$390	$13,590
Laura T. Denk	–	$7,835	–	–	$195	$8,030
Roger L. Rawlins	–	–	$9,200	$785,577	$98	$794,875
William L. Jordan	–	–	$10,612	$114,231	$358	$125,201
_______________________________
(a)    For Mr. Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the Executive Chairman, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit. The incremental cost calculation for personal use security benefit includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance, and other incidental costs incurred in connection with such personal use.
(b)    Amount represents Company-paid relocation expenses for Ms. Denk. In fiscal 2023, Ms. Denk relocated to join Designer Brands, and the Company provided certain relocation benefits in accordance with our relocation policy.
(c)     Amounts represent the 401(k) company match contributions made during fiscal 2023. All contributions were less than or equal to the Code’s maximum contribution limit for the calendar year ended December 31, 2023.
(d)     Mr. Schottenstein is not a participant in the Designer Brands Inc. 401(k) Plan. Ms. Denk was not eligible for the company match in fiscal 2023.
(e)     The amounts for Messrs. Rawlins and Jordan represent the amounts paid to each of them as a result of their respective executive severance agreements. Mr. Rawlins received $785,577 of severance pay and Mr. Jordan received $114,231 of severance pay. Additional details regarding their respective Executive Severance Agreements are available in the Potential Payments Upon Termination and Change in Control section.

FISCAL 2023 GRANTS OF PLAN-BASED AWARDS

The following table provides information on awards granted to each of our NEOs.

			Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Unit(3) (#)	Grant Date Fair Value of Stock and Option Awards(4)
	Approval Date	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	N/A	N/A	$764,423	$1,528,847	$3,057,693	–	–	–	–	–
	3/14/2023	3/14/2023	–	–	–	88,029	176,058	264,087	–	$1,500,014
	3/14/2023	3/23/2023	–	–	–	–	–	–	176,058	$1,500,014
Douglas M. Howe	N/A	N/A	$904,327	$1,808,654	$3,617,307	–	–	–	–	–
	3/14/2023	3/14/2023	–	–	–	132,043	264,085	396,128	–	$2,250,004
	3/14/2023	3/23/2023	–	–	–	–	–	–	264,085	$2,250,004
Jared A. Poff	N/A	N/A	$261,779	$523,558	$1,047,116	–	–	–	–	–
	3/14/2023	3/14/2023	–	–	–	29,343	58,685	88,028	–	$499,996
	3/14/2023	3/23/2023	–	–	–	–	–	–	58,685	$499,996
Deborah L. Ferrée	N/A	N/A	$656,130	$1,312,260	$2,624,520	–	–	–	–	–
	3/14/2023	3/14/2023	–	–	–	82,160	164,320	246,480	–	$1,400,006
	3/14/2023	3/23/2023	–	–	–	–	–	–	164,320	$1,400,006
Laura T. Denk	N/A	N/A	$151,442	$302,885	$605,769	–	–	–	–	–
	6/14/2023	8/1/2023	–	–	–	–	–	–	101,935	$999,982
Roger L. Rawlins	N/A	N/A	$187,500	$375,000	$750,000	–	–	–	–	–
William L. Jordan	N/A	N/A	$275,683	$551,366	$1,102,731	–	–	–	–	–
	3/14/2023	3/14/2023	–	–	–	32,278	64,555	96,833	–	$550,009
	3/14/2023	3/23/2023	–	–	–	–	–	–	64,555	$550,009
_______________________________
(1)These columns represent possible payouts for fiscal 2023 under the fiscal 2023 ICP. See the CD&A for a discussion of the performance-based criteria applicable for these awards and the Summary Compensation Table for the actual amounts paid for fiscal 2023.
(2)Detailed in these columns are the number of shares underlying the performance-based RSUs granted under the LTI Plan on the dates indicated in the “Grant Date” column, excluding dividend equivalent units. Generally, units will be credited with the same dividend that would be issued if the unit was a Class A Common Share. The amounts associated with the dividend equivalent units will not be distributed unless and until the award is settled. These columns reflect the range of shares that may be potentially earned based on the Company’s achievement of the performance goals established for fiscal 2023. The threshold represents the minimum number of RSUs that could be awarded if the performance goal is achieved at the threshold level (50%). The target represents the number of RSUs that could be awarded upon 100% achievement of the performance goal, and the maximum represents the maximum number of RSUs that could be awarded if the performance goal is achieved at the maximum level (150%). For fiscal 2023, the threshold performance level was not attained resulting in an 0% payout based on the Company’s performance at fiscal year-end, and 100% of the performance-based RSUs will be forfeited.

(3)Detailed in this column is the number of shares underlying the time-based RSUs granted under the LTI Plan on the dates indicated in the “Grant Date” column, excluding dividend equivalent units. Generally, units will be credited with the same dividend that would be issued if the unit was a Class A Common Share. The amounts associated with the dividend equivalent units will not be distributed unless and until the stock unit award is settled. RSUs granted in fiscal 2023 will vest 100% on the third anniversary of the grant date.
(4)Amounts reported in the “Grant Date Fair Value of Stock Options and Awards” column represent the grant date fair value of equity awards granted during fiscal 2023 computed in accordance with ASC 718. For additional information on the valuation assumptions, refer to Note 6 to the financial statements in the Annual Report.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2023

The following table provides information regarding outstanding equity awards held as of February 3, 2024 by each of the NEOs.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Unit of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Jay L. Schottenstein	38,270	$35.55	3/25/2024	522,242(3)	$4,809,849
	95,690	$37.50	3/24/2025
	63,105	$23.21	12/15/2025
	106,340	$27.00	3/22/2026
	179,970	$19.02	3/21/2027
Douglas Howe	–	–	–	684,976(4)	$6,308,629
Jared A. Poff	8,545	$37.50	3/24/2025	163,354(5)	$1,504,490
	10,845	$23.21	12/15/2025
	9,875	$27.00	3/22/2026
	38,565	$19.02	3/21/2027
Deborah L. Ferrée	79,725	$35.55	3/25/2024	598,569(6)	$5,512,820
	191,385	$37.50	3/24/2025
	212,680	$27.00	3/22/2026
	359,935	$19.02	3/21/2027
Laura T. Denk	–	–	–	102,917(7)	$947,866
Roger Rawlins	–	–	–	–	–
William L. Jordan(8)	18,335	$35.55	2/29/2024	–	–
	25,900	$31.26	2/29/2024
	50,580	$37.50	2/29/2024
	19,720	$23.21	2/29/2024
	56,210	$27.00	2/29/2024
	14,540	$21.16	2/29/2024
	99,625	$19.02	2/29/2024
_______________________________
(1)Amounts shown are inclusive of accrued dividend equivalent units (DEUs). The one-year performance period for the performance-based RSUs has lapsed, and these RSUs are now only subject to time-based vesting.
(2)Represents the closing share price of the Company’s Class A Common Shares on the last day of the fiscal year ($9.21) multiplied by the number of shares not yet vested or earned.
(3)Performance-based RSU awards vest on March 23, 2024 (101,104) and March 24, 2025 (78,512). Time-based RSU awards vest on March 23, 2024 (67,403), March 24, 2025 (95,629), and March 23, 2026 (179,594).
(4)Performance-based RSU awards vest on May 30, 2025 (61,429). Time-based RSU awards vest on May 30, 2024 (139,665), May 30, 2025 (214,493), and March 23, 2026 (269,389).
(5)Performance-based RSU awards vest on March 23, 2024 (30,330) and March 24, 2025 (23,869). Time-based RSU awards vest on March 23, 2024 (20,219), March 24, 2025 (29,072), and March 23, 2026 (59,864).

(6)Performance-based RSU awards vest on March 23, 2024 (141,545) and March 24, 2025 (87,935). Time-based RSU awards vest on March 23, 2024 (94,363), March 24, 2025 (107,106), and March 23, 2026 (167,620).
(7)Time-based RSU awards vest on August 1, 2026 (102,917).
(8)Mr. Jordan had 90 days following his termination date to exercise vested and outstanding stock options. These options were not exercised and expired on February 29, 2024.

FISCAL 2023 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the vesting of time-based RSUs during fiscal 2023 for the NEOs. No stock options were exercised during fiscal 2023 by the NEOs and no performance-based RSUs vested during fiscal 2023 for the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized On Vesting(2) ($)
Jay L. Schottenstein	517,799	$5,297,235
Douglas M. Howe	137,682	$912,832
Jared A. Poff	208,309	$2,051,791
Deborah L. Ferrée	528,123	$4,924,695
Laura T. Denk	–	–
Roger L. Rawlins	1,558,250	$13,452,636
William L. Jordan	406,979	$3,864,110
_______________________________
(1)Reflects vesting of time-based RSU awards upon completion of the required vesting periods. Amounts represent the number of shares for stock awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes, and inclusive of dividend equivalent units that accrued during the performance period. After shares were withheld to satisfy taxes, the NEOs received the following number of shares: Mr. Schottenstein received 307,831; Mr. Howe received 94,738; Mr. Poff received 135,789; Ms. Ferrée received 288,618; Mr. Rawlins received 851,580; and Mr. Jordan received 236,736. Ms. Denk had no awards vest during fiscal 2023.
(2)The amounts shown in the Value Realized On Vesting column are calculated based on the closing market price of the Company’s Class A Common Shares on the applicable trading day before the dates that each award vested.

FISCAL 2023 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Jay L. Schottenstein	Designer Brands Inc. Nonqualified Deferred Compensation Plan	–	–	–
Douglas M. Howe	Designer Brands Inc. Nonqualified Deferred Compensation Plan	–	–	–
Jared A. Poff	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$17,923.00	–	$304,190.00
Deborah L. Ferrée	Designer Brands Inc. Nonqualified Deferred Compensation Plan	–	–	–
Laura T. Denk	Designer Brands Inc. Nonqualified Deferred Compensation Plan	–	–	–
Roger L. Rawlins	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$1,353.00	$101,319.00	–
William L. Jordan	Designer Brands Inc. Nonqualified Deferred Compensation Plan	–	–	–
_______________________________
(1)Aggregate earnings in the last fiscal year are not reflected in the fiscal 2023 Summary Compensation Table because the earnings were neither preferential nor above-market. See the “Nonqualified Deferred Compensation Plan” subsection of the CD&A for a further description of the applicable plan.
(2)Amount reflects the distribution Mr. Rawlins received as a result of his termination of employment. This amount is attributable to earnings and contributions made to the Nonqualified Deferred Compensation Plan in fiscal 2010 when he was not an NEO. Accordingly, no amounts were previously reported in the Summary Compensation Table.
(3)Mr. Poff was an active participant in the Nonqualified Deferred Compensation Plan in fiscal 2017, 2018, and 2019, all of which was previously reported as compensation in the Summary Compensation Tables for each of fiscal 2017, 2018, and 2019.

Potential Payments Upon Termination and Change in Control

Standard Executive Agreements with NEOs

Messrs. Howe and Poff and Mses. Ferrée and Denk have standard executive agreements with the Company that provide for payments and benefits following termination of their employment without “cause.” The agreement with Ms. Ferrée also includes payments and benefits if she terminates employment for “good reason.” As discussed in greater detail below, Mr. Rawlins’ Executive Agreement was superseded by the Transition Agreement (each as defined below). Mr. Jordan had a Standard Executive Agreement with the Company, which terminated on December 1, 2023. Please see below under “Payments upon Termination of Employment” for a description of the amounts paid to Messrs. Rawlins and Jordan in connection with their departures.

Generally, pursuant to the Current NEOs’ standard executive agreements, other than Mr. Schottenstein, who does not have an employment agreement, if the Company involuntarily terminates the NEO’s employment without “cause,” and in the case of Ms. Ferrée, if she terminates her employment for “good reason,” each NEO, other than Mr. Schottenstein, is entitled to receive the following:

(i)    salary continuation for a 12-month period (and 18 months in the case of Mr. Howe) based on the executive’s salary as of the date of termination;
(ii)    a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs;
(iii)    one year (18 months in the case of Mr. Howe) of accelerated vesting with respect to outstanding stock options, performance-based and time-based RSUs; and
(iv)    reimbursement for the cost of maintaining continuing health coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of no more than 12 months following the date of termination (18 months in the case of Ms. Ferrée and Mr. Howe), less the amount the executive is expected to pay as a regular employee premium for such coverage.

“Cause” is defined in the standard executive agreements, generally, as the executive’s (i) breach of Section 1.00 of the agreement; (ii) willful, illegal, or grossly negligent conduct that is materially injurious to the Company; (iii) violation of laws or regulations governing the Company; (iv) breach of fiduciary duty, expressly including the duties of good faith, ordinary care, and to act in a manner that is not opposed to the best interests of the Company; (v) material misrepresentation or dishonesty in violation of the Company’s policies and procedures; (vi) involvement in any act of moral turpitude that has or could reasonably have an injurious effect on the Company or its reputation; (vii) breach of the terms of non-solicitation or confidentiality clauses; or (viii) conviction of any crime that constitutes a felony or misdemeanor involving moral turpitude.

“Good reason” is defined in Ms. Ferrée’s agreement, generally, as (i) a material reduction in the executive's duties, responsibilities, or status; (ii) changes in title; (iii) the permanent assignment of job duties materially inconsistent with those originally contemplated; (iv) failure to maintain the executive's relative level of coverage under employee benefit or retirement plans, policies, practices, or arrangements as in effect on the effective date of the agreement; or (v) any material breach of the agreement.

Also, pursuant to the ICP, if employment terminates as a result of death or disability, the NEO is entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs, but only if the performance criteria applicable to that performance period are met at the end of that performance period.

Each Current NEO’s standard executive agreement also contains confidentiality and non-disparagement provisions effective through the term of their agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation. Under these standard executive agreements, an NEO’s receipt of benefits is conditioned on their compliance with the above provisions. In addition, as a part of their standard executive agreements, NEOs are required to execute a release of any claims against the Company that the NEO may have related to their employment.

Equity Plans

Currently, the Company has two equity incentive plans in place under which awards are outstanding: the 2005 Designer Brands Inc. Equity Plan (the “2005 Equity Plan”) and the LTI Plan, which was approved by shareholders at the 2020 Annual Meeting of Shareholders. Pursuant to our 2005 Equity Plan, under any applicable award agreement executed in accordance therewith, and pursuant to the LTI Plan, under applicable award agreements executed in accordance therewith prior to January 1, 2018, termination by reason of death, disability, or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each NEO to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination. For awards granted on or after January 1, 2018 under the LTI Plan, there is no automatic right to full vesting of awards upon a participant’s retirement.

The LTI Plan provides for accelerated vesting of equity awards granted thereunder upon certain qualifying employment terminations following a change in control. In the event of a change in control (as defined in the LTI Plan) and to the extent that outstanding awards are not assumed by a successor entity or replaced with a replacement award: (i) all options and stock appreciation rights will immediately vest and become exercisable; (ii) the restrictions on all RSUs will lapse and all time-based RSUs will vest immediately; and (iii) all performance-based RSUs will immediately vest and be considered earned and paid in full “at target” as if the applicable performance goal had been achieved. Additionally, the Human Capital and Compensation Committee may provide in the applicable award agreement that if within two years of a change in control a plan participant is involuntarily terminated by the Company for reasons other than cause or good reason, then (i), (ii), and (iii) above shall occur. The Human Capital and Compensation Committee, as constituted before a change in control, may also provide for the cancellation of an award for an amount of cash equal to the difference between the exercise price and the then fair market value of the shares of Class A common stock had such award been currently exercisable, make any adjustment deemed appropriate to reflect the change in control, or cause an outstanding award to be assumed by the successor entity after the change in control.

Quantitative Information Upon a Change in Control

The table below reflects the amount of compensation payable to each of our Current NEOs upon a hypothetical termination of employment or change of control. The estimated value of the benefits described above, which are presented in the following table, are calculated as if (i) the respective termination or change in control event occurred on February 3, 2024 (the last day of fiscal 2023) and (ii) our stock price was (a) $9.21, the closing market price of our Class A Common Shares on February 2, 2024, the last trading day of fiscal 2023 (in case of termination or change in control under our LTI Plan) and (b) as applicable, $9.27 in the case of change in control based on the calculation methodology specified in our 2005 Equity Plan. The salary continuation amounts below are based on each Current NEO’s salary as of the end of fiscal 2023. The actual amounts to be paid will only be determinable at the time of actual payment.

FISCAL 2023 POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

	Value of Accelerated Equity Awards ($)
Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason(1)	Involuntary Termination Because of Death or Disability(2)	Voluntary Termination Because of Retirement(3)	Involuntary Termination due to Change in Control(4)
Jay L. Schottenstein
Salary Continuation	–	–	–	–
Cash Incentive(6)	–	$1,500,000	–	$1,500,000
Benefit Continuation	–	–	–	–
Accelerate Vesting of Equity	–	$4,809,849	–	$4,809,849
Total	–	$6,309,849	–	$6,309,849
Douglas M. Howe
Salary Continuation(5)	$1,800,000	–	–	–
Cash Incentive(6)	$1,800,000	$1,800,000	–	$1,800,000
Benefit Continuation(7)	$24,051	–	–	–
Accelerate Vesting of Equity	$2,572,685	$6,308,629	–	$6,308,629
Total	$6,196,736	$8,108,629	–	$8,108,629
Jared A. Poff
Salary Continuation(5)	$700,000	–	–	–
Cash Incentive(6)	$525,000	$525,000	–	$525,000
Benefit Continuation(7)	$16,106	–	–	–
Accelerate Vesting of Equity	$465,556	$1,504,490	–	$1,504,490
Total	$1,706,662	$2,029,490	–	$2,029,490
Deborah L. Ferrée
Salary Continuation(5)	$1,030,000	–	–	–
Cash Incentive(6)	$1,287,500	$1,287,500	–	$1,287,500
Benefit Continuation(7)	$8,510	–	–	–
Accelerate Vesting of Equity	$2,172,713	$5,512,820	–	$5,512,820
Total	$4,498,723	$6,800,320	–	$6,800,320
Laura T. Denk
Salary Continuation(5)	$750,000	–	–	–
Cash Incentive(6)	$562,500	$562,500	–	$562,500
Benefit Continuation(7)	$8,703	–	–	–
Accelerate Vesting of Equity	–	$947,866	–	$947,866
Total	$1,321,203	$1,510,366	–	$1,510,366
_______________________________
(1)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of performance-based and time-based RSUs that otherwise would have vested during the one year following the NEO’s date of termination.
(2)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of performance-based and time-based RSUs that would vest immediately upon the NEO’s date of death or disability.
(3)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all performance-based and time-based RSUs that would vest immediately upon the NEO’s date of voluntary retirement under the terms of the applicable award agreement.
(4)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all performance-based and time-based RSUs that would vest immediately upon the change in control date based on the change in control price, which is represented by the highest closing stock price within 30 days of the fiscal year-end only for awards granted under the 2005 Equity Plan. For all other awards, the amount represents the value of the unvested awards using the closing stock price on the last day of the fiscal year.
(5)The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the NEO’s date of termination (or, in the case of Mr. Howe 18 months).
(6)The amount reported for “Involuntary Termination Without Cause” reflects each NEO’s cash incentive bonus at target. The amount reported for “Involuntary Termination Due to Death or Disability” and “Involuntary Termination Due to Change in Control” reflects each NEO’s annual cash incentive bonus at target, and assumes the applicable performance criteria has been achieved as of the end of the performance period. The amounts shown represent target awards under the fiscal 2023 ICP. For additional information regarding the fiscal 2023 ICP, see the “Performance-Based Short-Term Cash Incentive Plan” subsection of the CD&A.
(7)The amount reported reflects the cost of maintaining health care coverage for a period of 12 months (or, in the case of Mr. Howe and Ms. Ferrée, 18 months) at the coverage level in effect as of the NEO’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the Company’s cost of providing the benefits and (ii) the amount the NEO paid for such benefits as of the NEO’s date of termination.

Payments upon Termination of Employment

As previously disclosed, on January 4, 2023, the Board approved the CEO Transition, whereby the Company’s then-current CEO, Mr. Rawlins, stepped down from his role as CEO and as a member of the Board effective April 1, 2023 (the “Effective Date”), at which time Mr. Howe, the Company’s former Executive Vice President and President of DSW, assumed the CEO role and joined the Board. To assist in facilitating a smooth transition, Mr. Rawlins served as a strategic advisor to the Company and the Board for a 12-month period that ended on April 1, 2024. Mr. Rawlins did not receive any additional compensation for such services as a consultant and advisor.

In connection with the CEO Transition, the Board approved a Transition and Consulting Agreement (the “Transition Agreement”) between the Company and Mr. Rawlins, which provides for benefits that are consistent with those that Mr. Rawlins would be entitled to in the event of a termination by the Company without “cause” under the Amended and Restated Standard Executive Severance Agreement, by and between Mr. Rawlins and the Company, dated as of December 6, 2019 (the “Rawlins Executive Agreement”), which was superseded by the Transition Agreement. Pursuant to the terms of the Transition Agreement, Mr. Rawlins is entitled to the following payments:

•Cash payments in an aggregate amount of $1,950,000, payable in payroll installments over an 18-month period following the Effective Date (the “Payment Period”), provided that if Mr. Rawlins became employed by another company during the Payment Period, such cash payments would be reduced by 50% over the remaining term of the Payment Period;
•A cash payment amount equivalent to 1.5 times the cash incentive bonus that Mr. Rawlins would have received under the ICP for the performance period in which the Effective Date occurred, based on actual Company performance through the end of the performance period as determined by the Human Capital and Compensation Committee, payable on the date ICP awards are paid to active participants, which amount has since been determined to be $0; and
•Reimbursement for the cost of continuing health coverage under COBRA for up to 18 months following the Effective Date, less the employee premium for health coverage.

Consistent with the provisions of the Rawlins Executive Agreement applicable to a termination by the Company without “cause,” the Transition Agreement also set forth the treatment of Mr. Rawlins’ outstanding equity awards, as follows:

•Any nonqualified stock options that were vested on the Effective Date remained exercisable until the earlier of 90 days following the Effective Date or the original grant date expiration date, subject to the trading rules set forth in the Company’s policies and procedures, including the Designer Brands Inc. Insider Trading Policy; and
•Outstanding time-based RSUs became vested on the Effective Date with respect to the portion of the awards that have scheduled vesting dates occurring during the Payment Period.

The cash payments and equity award vesting described above are referred to collectively herein as the “Transition Amounts.” Payment of the Transition Amounts was subject to Mr. Rawlins’ non-revocation of a release and waiver of claims in favor of the Company and his compliance with certain restrictive covenants, including, without limitation, non-competition, non-solicitation, confidentiality, intellectual property assignment, cooperation, and non-disparagement obligations. The cash portion, paid in fiscal 2023, of the Transition Amounts is set forth in the Summary Compensation Table above, and the value of the vested time-based RSUs is reflected in the “Option Exercises & Stock Vested” table above.

Effective December 1, 2023, Mr. Jordan’s employment ended and he became entitled to the provisions set forth in his First Amended and Restated Standard Executive Severance Agreement dated as of November 9, 2015 (the “Jordan Executive Agreement”). Pursuant to the terms of the Jordan Executive Agreement, Mr. Jordan is entitled to the following payments:

•Cash payments in an aggregate amount of $875,000, payable in payroll installments over a 12-month period following the Effective Date (the “Payment Period”), provided that if Mr. Jordan became employed by another company during the Payment Period, such cash payments would be reduced by 50% over the remaining term of the Payment Period;
•A cash payment amount equivalent to one times the cash incentive bonus that Mr. Jordan would have received under the ICP for the performance period in which the Effective Date occurred, based on actual Company performance through the end of the performance period as determined by the Human Capital and Compensation Committee, payable on the date ICP awards are paid to active participants, which amount has since been determined to be $0; and

•Reimbursement for the cost of continuing health coverage under COBRA for up to 12 months following the Effective Date, less the employee premium for health coverage.

The Jordan Executive Agreement also set forth the treatment of Mr. Jordan’s outstanding equity awards, as follows:

•Any nonqualified stock options that were vested on the Effective Date remained exercisable until the earlier of 90 days following the Effective Date or the original grant date expiration date, subject to the trading rules set forth in the Company’s policies and procedures, including the Designer Brands Inc. Insider Trading Policy; and
•Outstanding time-based RSUs became vested on the Effective Date with respect to the portion of the awards that have scheduled vesting dates occurring during the Payment Period.

The cash payments and equity award vesting described above are referred to collectively herein as the “Severance Amounts.” Payment of the Severance Amounts was subject to Mr. Jordan’s non-revocation of a release and waiver of claims in favor of the Company and his compliance with certain restrictive covenants, including, without limitation, non-competition, non-solicitation, confidentiality, intellectual property assignment, cooperation, and non-disparagement obligations. The cash portion, paid in fiscal 2023, of the Severance Amounts is set forth in the Summary Compensation Table above, and the value of the vested time-based RSUs is reflected in the “Option Exercises & Stock Vested” table above.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure related to our CEO’s compensation as compared to the compensation of all of our other employees. In making this pay ratio disclosure, other companies may use assumptions, estimates, and methodologies different than ours; as a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The median employee was determined using a consistently applied compensation measure. The method used to identify the median employee was to first rank-order all employees (including full-time, part-time, seasonal, and temporary, but excluding the CEO) employed as of the end of the fiscal year, based on total earnings, and then to select the middle employee. Total earnings included all wages reported to the IRS and Canadian Revenue Agency as taxable wages. For the purposes of the disclosure, we converted the compensation elements paid to our employees in Canada from Canadian dollars to U.S. dollars using the Bank of Canada’s fiscal 2023 average exchange rate of 0.75.

Under instruction 2 to Item 402(u), if the median employee from the prior year is no longer working at the company, we may replace the median employee with an employee whose compensation is substantially similar. Our median employee continues to be a part-time store associate in one of our DSW stores, who worked, on average, approximately 26 hours per week.

In identifying the median employee using the method described above, we excluded approximately 188 associates and consultants from eight countries identified below, which together represent less than 5% of our workforce, as permitted under the de minimis exemption to the SEC rules.

Country	Associates
Brazil	14
Cambodia	2
China	154
Hong Kong	1
India	6
Pakistan	1
South Korea	2
Vietnam	8

Mr. Howe had a 2023 annual total compensation of $5,719,612, as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for fiscal 2023 determined on the same basis was $19,682. As a result, the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee of the Company was approximately 291:1.

Pay Versus Performance Disclosure

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation actually paid (“CAP”), as calculated under applicable SEC rules, and our financial performance for each of the last four completed fiscal years. As required by SEC rules, the table presented below discloses CAP for (i) the Company’s principal executive officer (“PEO”), (ii) the Company’s former principal executive officer (“Former PEO”), and (iii) the Company’s NEOs other than the PEO (the “non-PEO NEOs”), on an average basis.

The methodology for calculating amounts presented in the columns “CAP to PEO,” “CAP to Former PEO,” and “Average CAP to Non-PEO NEOs,” including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table (“SCT”) totals to arrive at the values presented for CAP, are provided in the footnotes to the table. A narrative discussion of the relationship between CAP and the Company performance measures (i) listed in the table below and (ii) that the Company has deemed most important in linking CAP during fiscal 2023 to Company performance is also presented below. The Human Capital & Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

We have identified Adjusted Operating Income as our Company-Selected Measure that represents, in our view, the most important financial performance measure used to link CAP to our performance.

Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Year	SCT Total for PEO(1)	CAP to PEO(2)	SCT Total for Former PEO(1)	CAP to Former PEO(2)	Average SCT Total for Non-PEO NEOs(1)	Average CAP to Non-PEO NEOs(2)	Company TSR	Peer Group TSR(3)	Net Income (Loss)(4)	Adjusted Operating Income (Loss)(5)
Fiscal 2023	$5,719,612	$4,974,958	$1,044,875	$(6,606,073)	$2,647,301	$1,531,139	$68.02	$178.76	$29,062,000	$89,936,000
Fiscal 2022	$8,530,705	$4,674,582	—	—	$5,786,341	$3,966,731	$76.07	$163.57	$162,666,000	$205,300,000
Fiscal 2021	$9,735,430	$11,931,817	—	—	$4,373,388	$5,214,144	$91.28	$176.79	$154,481,000	$214,156,000
Fiscal 2020	$12,081,703	$19,358,683	—	—	$4,723,649	$6,863,250	$87.43	$174.54	$(488,719,000)	$(424,200,000)

(1)The PEO for fiscal 2022, 2021 and 2020 was Roger Rawlins. The PEO for fiscal 2023 was Douglas Howe. The Former PEO for fiscal 2023 was Roger Rawlins. The non-PEO NEOs in fiscal 2023 were Jay Schottenstein, Jared Poff, Deborah Ferrée, Laura Denk and William Jordan. The non-PEO NEOs in fiscal 2022 were Jay Schottenstein, Jared Poff, Douglas Howe, and Deborah Ferrée. The non-PEO NEOs in fiscal 2021 and 2020 were Jay Schottenstein, Jared Poff, Deborah Ferrée and William Jordan.
(2)CAP reflects the exclusions and inclusions of certain amounts for the PEO, Former PEO and the Non-PEO NEOs as set forth in the table below. Equity values are calculated in accordance with FASB ASC Topic 718.
(3)We used the S&P MidCap 400 Retail Index as our peer group for purposes of Item 201(e) of Regulation S-K to calculate peer group total shareholder return. Total shareholder return (“TSR”) for both the Company and the peer group is based on an initial $100 investment, measured on a cumulative basis from the market close on January 28, 2020, through and including the end of the fiscal year for which TSR is being presented in the table. TSR calculations reflect reinvestment of dividends.
(4)Amounts shown are net income (loss) attributable to Designer Brands Inc., as reflected in our Annual Report on Form 10-K for each of fiscal 2023, 2022, 2021, and 2020.

(5)Adjusted Operating Income (Loss) is a non-GAAP financial measure used as the only metric for the Designer Brands Inc. ICP and performance-based LTIP approved by the Human Capital and Compensation Committee for the reported years. Items adjusted from reported Operating Income (Loss) may vary from year to year and may differ from the items identified in the Company’s quarterly earnings releases. For fiscal 2023, Adjusted Operating Income means GAAP Operating Income as reported, adjusted to exclude restructuring and integration costs, impairment charges, acquisition-related costs, and CEO Transition costs. Adjusted Operating Income also excludes the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

SCT Total for PEO & Former PEO to CAP to PEO & Former PEO Reconciliation and Average SCT Total for Non-PEO NEOs to CAP to Average CAP to Non-PEO NEOs Reconciliation:

Year	Executive	Reported SCT Total	Exclusion of Stock Awards and Option Awards(a)	Inclusion of Equity Values(b)	CAP
Fiscal 2023	PEO	$5,719,612	$(4,500,008)	$3,755,354	$4,974,958
	Non-PEO NEO Average	$2,647,301	$(1,780,007)	$663,845	$1,531,139
Fiscal 2023	Former PEO	$1,044,875	–	$(7,650,947)	$(6,606,073)
	Non-PEO NEO Average	$2,647,301	$(1,780,007)	$663,845	$1,531,139
Fiscal 2022	PEO	$8,530,705	$(6,000,021)	$2,143,898	$4,674,582
	Non-PEO NEO Average	$5,786,341	$(3,802,481)	$1,982,871	$3,966,731
Fiscal 2021	PEO	$9,735,430	$(5,000,038)	$7,196,425	$11,931,817
	Non-PEO NEO Average	$4,373,388	$(1,612,501)	$2,453,257	$5,214,144
Fiscal 2020	PEO	$12,081,703	$(9,695,004)	$16,971,984	$19,358,683
	Non-PEO NEO Average	$4,723,649	$(3,061,750)	$5,201,351	$6,863,250

(a) Amounts in the “Exclusion of Stock Awards and Option Awards” column are based on the amounts set forth in the “Stock Awards” and “Option Awards” columns set forth in the SCT for the applicable fiscal year, if any.
(b) The amounts in the “Inclusion of Equity Values” column of the table above are derived from the amounts set forth in the following table. The equity award adjustments set forth below for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

Year	Executive	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Plus, Change in Fair Value of Prior Year to Last Day of Year of Unvested Equity Awards	Plus, Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year	Plus, Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Minus, Fair Value at Last Day of Prior Year of Equity Awards that Failed to Meet the Vesting Conditions in the Year	Plus, Value of Dividends or Other Earnings Paid on Outstanding Stock or Option Awards Not Otherwise Reflected in Fair Value or Other Compensation	Total Equity Award Adjustments
Fiscal 2023	PEO	$4,962,145	$(536,107)	–	$(532,829)	$137,855	–	$3,755,354
	Non-PEO NEO Average	$1,689,248	$(226,288)	–	$(260,708)	$538,406	–	$663,845
Fiscal 2023	Former PEO	–	–	–	$(2,901,797)	$4,749,150	–	$(7,650,947)
	Non-PEO NEO Average	$1,689,248	$(226,288)	–	$(260,708)	$538,406	–	$663,845
Fiscal 2022	PEO	$4,724,958	$(3,558,165)	–	$977,106	–	–	$2,143,898
	Non-PEO NEO Average	$2,820,728	$(934,551)	–	$96,694	–	–	$1,982,871
Fiscal 2021	PEO	$5,197,536	$825,780	–	$1,173,109	–	–	$7,196,425
	Non-PEO NEO Average	$1,676,193	$257,512	–	$519,552	–	–	$2,453,257
Fiscal 2020	PEO	$18,345,465	$(497,587)	–	$28,417	$904,311	–	$16,971,984
	Non-PEO NEO Average	$5,794,128	$41,029	–	$(387,005)	$246,801	–	$5,201,351

All outstanding stock options were fully vested prior to fiscal 2023. For prior years, stock option fair values, as of each measurement date, were determined using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant. The below valuation assumptions used to calculate option fair values differed materially from those at the time of grant:

•Risk-free rates range from 0.12% to 1.36% for the pay versus performance valuations versus a range of 1.39% to 2.04% for grant date valuations.
•The expected term estimate ranges from 0.56 years to 7 years for the pay versus performance valuations versus a range of 5.14 years to 5.56 years for the grant date valuations.

Valuation assumptions for full value shares includes the following:

Market Price at Current FYE	$9.21
Market Price at Prior FYE	$10.50
Range of Vest Date Market Prices	$6.33 - $12.66

All other valuation assumptions are not substantially different than the grant date assumptions and there were no changes in calculation methodology.

Narrative Discussion of Relationship between CAP and Financial Performance Measures

One objective of the “Pay Versus Performance Table” is to illustrate how performance-based features in our executive compensation program operate to index pay to performance.

In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the CD&A section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to fiscal 2023 compensation for our NEOs.

The following graphs provide additional details regarding the relationship between various performance measures, as further discussed below, and CAP for the PEO, CAP for the Former PEO, and the average CAP to Non-PEO NEOs in fiscal 2020, 2021, 2022 and 2023. The graphs reflecting CAP for the PEO include the CAP for Roger L. Rawlins as CEO in fiscal 2020, 2021, and 2022 and the CAP for Douglas M. Howe as CEO in fiscal 2023. The graphs reflecting CAP for the Former PEO include the CAP for Mr. Rawlins as the former CEO in fiscal 2023 and CAP for Mr. Rawlins as CEO in fiscal 2020, 2021, and 2022. Based on this presentation, the values for the PEO and Non-PEO CAP in fiscal 2020, 2021, and 2022 are the same.

As reflected below, the CAP for the Former PEO in fiscal 2023 was significantly impacted by the change in stock price used to determine long-term equity values and the value of equity that was forfeited due to the Former PEO’s end of employment in fiscal 2023. Additionally, as reflected below, CAP values in fiscal 2020 were artificially inflated by the change in stock price from the beginning and end of fiscal 2020. Since long-term equity constitutes a substantial proportion of our NEOs’ compensation mix, the CAP calculation is heavily influenced by the change in stock price used to determine long-term equity values.

Relationship between CAP and TSR

The graph below reflects the relationship between the CAP to PEO, Former PEO and Average CAP to Non-PEO NEO and the Company’s cumulative indexed TSR and peer group TSR (assuming an initial fixed investment of $100) for fiscal 2020, 2021, 2022, and 2023.

Relationship between CAP and Net Income (Loss)

As the tables below illustrate, net income (loss) in fiscal 2020 was materially negatively impacted by the COVID-19 pandemic.

The graph below reflects the relationship between the CAP to PEO, Former PEO and Average CAP to Non-PEO NEO and the Company’s net income (loss) for fiscal 2020, 2021, 2022, and 2023.

Relationship between CAP and Adjusted Operating Income (Loss)

As the tables below illustrate, the Company’s Adjusted Operating Income (loss) in fiscal 2020 was materially negatively impacted by the COVID-19 pandemic.

The graph below reflects the relationship between the CAP to PEO, Former PEO and Average CAP to Non-PEO NEO and the Company’s Adjusted Operating Income (loss) for fiscal 2020, 2021, 2022, and 2023.

The following table sets forth the most important financial performance measure used by the Company to link CAP (for all NEOs) to Company performance for fiscal 2023, as further described in the CD&A within the sections titled “Annual Incentive Compensation” and “Long-Term Incentive Compensation.”

Most Important Financial Measures
Company Adjusted Operating Income (Loss)*

* Adjusted Operating Income (Loss) is a non-GAAP financial measure used as the only metric for the Designer Brands Inc. ICP and performance-based LTIP approved by the Human Capital and Compensation Committee for the reported years. Items adjusted from reported Operating Income (Loss) may vary from year to year and may differ from the items identified in the Company’s quarterly earnings releases. For fiscal 2023, Adjusted Operating Income (Loss) means GAAP Operating Income as reported, adjusted to exclude restructuring and integration costs, impairment charges, acquisition-related costs, and CEO Transition costs. Adjusted Operating Income also excludes the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of its NEOs in accordance with Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the Company’s compensation philosophy, policies, and practices described in this Proxy Statement.

At the 2023 Annual Meeting of Shareholders, approximately 91.5% of the votes cast on the advisory say-on-pay vote on executive compensation were voted in favor of the proposal. The Human Capital and Compensation Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation program. As a result, the Human Capital and Compensation Committee decided that it was not necessary to implement material changes to our executive compensation programs specifically in response to the 2023 say-on-pay vote.

In accordance with Section 14A of the Exchange Act, the Company asks that you indicate your approval of the compensation paid to our NEOs as described in this Proxy Statement in the CD&A, compensation tables, and narratives included elsewhere in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Human Capital and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

For the reasons discussed in this Proxy Statement, the Board recommends that shareholders vote to approve the following resolution:

“RESOLVED, that the 2023 compensation of the Named Executive Officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion in this Proxy Statement, is approved.”

The Board has adopted a policy providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will be held at our 2025 Annual Meeting of Shareholders.

Vote Required

Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case abstentions and broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case abstentions and broker non-votes are disregarded and have no effect on the outcome of the vote.

Your Board unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our Named Executive Officers.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2014 LONG-TERM INCENTIVE PLAN

Overview

At the 2024 Annual Meeting, shareholders will be asked to approve the amendment and restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan (as Amended and Restated) (the “Amended Plan”). The Amended Plan was adopted by the Board on April 22, 2024, acting upon the recommendation of our Human Capital and Compensation Committee, and subject to shareholder approval at the 2024 Annual Meeting. The Amended Plan is an amendment and restatement of the LTI Plan, which was previously amended and restated with shareholder approval in 2020 (for purposes of this Proposal 4, the “Plan”).

The Board believes that equity awards are a critical part of our compensation program. Our compensation philosophy emphasizes equity-based awards because they align the interests of our employees (including our executive officers), directors, and consultants with those of our shareholders, encourage long-term retention, and incentivize long-term value creation. To enable Designer Brands to continue offering meaningful equity-based incentives to key employees, consultants, and non-employee directors, the Board believes that it is both necessary and appropriate to increase the number of shares available for these purposes.

Accordingly, the Board is seeking shareholder approval of the Amended Plan in order to authorize an additional 24,000,000 new shares for issuance thereunder. If approved by shareholders at the 2024 Annual Meeting, the Amended Plan will be effective upon such approval (the “Effective Date”). As of April 1, 2024, 4,810,934 shares remained available for awards under the Plan.

Summary of Principal Amendments to the Plan

✓Increased authorized pool of shares. The Amended Plan will increase the number of shares authorized for issuance under the Plan by 24,000,000 shares of Class A common stock.
✓Vesting of Dividends and Dividend Equivalents. The Amended Plan clarifies that dividends related to restricted stock awards and dividend equivalents related to restricted stock units shall not be paid currently and instead shall vest when the stock underlying the award vests.
✓Extension of term. The Amended Plan will extend the term of the Plan to June 19, 2034.
✓Addresses final Dodd-Frank Clawback Rules. The Amended Plan updates its clawback section to provide that a participant’s rights with respect to payment of any award is subordinate to Designer Brands’ rights to recover payment under the final Dodd-Frank Act clawback rules and corresponding NYSE listing standards.
✓Other changes. The Amended Plan also provides for certain clarifying changes and revisions and incorporates other administrative provisions and definitions.

Background for Request to Increase the Number of Shares Reserved for Equity Incentive Awards

Equity compensation is a vital component of our executive compensation philosophy. The Board believes it is in the best interests of the Company and its shareholders to approve the Amended Plan in order to continue to motivate outstanding performance by our executive officers, employees, consultants, and non-employee directors. If this proposal is not approved, we believe that our efforts to motivate key employees, executives, and directors would be negatively impacted and that we would be at a disadvantage against our competitors for recruiting, retaining, and motivating those individuals who are critical to our success. We could also be forced to increase cash compensation, which would reduce resources available to meet our business needs.

Without the additional 24,000,000 shares being requested, we would need to make significant changes to our long-term incentive program, such as settling most or all awards in cash or other property or reducing the size of our program, in order to conserve our remaining share reserve. The changes to our practices would limit our flexibility to provide competitive compensation and our ability to attract, retain, and reward the caliber of employees, consultants, and non-employee directors necessary to achieve our performance goals.

The Board believes that the Amended Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

✓Reserve Shares for Future Equity Awards. The Amended Plan will reserve a sufficient number of shares to enable us to grant equity awards, which is a critical component of our compensation program that is designed to attract, motivate, and retain executive officers, other key employees, and directors whom we expect will contribute to our financial success.
✓Independent Committee. The Amended Plan will be administered by our Human Capital and Compensation Committee, which is composed entirely of independent directors who meet NYSE standards for independence.
✓No Discounted Options or SARs. All options and stock appreciation rights (“SARs”) awarded under the Amended Plan must have an exercise or base price that is not less than the fair market value of a share of Class A common stock on the date of grant.
✓No Repricing. The Amended Plan prohibits any repricing of options or SARs, unless approved by shareholders or in connection with a corporate transaction involving the Company.
✓No Liberal Share Recycling. Shares underlying options and other awards issued under the Amended Plan will not be recycled into the share pool under the Amended Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award.
✓Performance Awards. Under the Amended Plan, the Human Capital and Compensation Committee may grant performance-based awards.
✓Clawback Policy. Awards under the Amended Plan will be subject to clawback in accordance with the terms of the Amended Plan, as well as pursuant to the Company’s clawback policy, as required by law, and as required by the NYSE Listed Company Manual.
✓No “Evergreen” Provisions. The Amended Plan authorizes the issuance of a fixed number of shares of Class A common stock (subject to adjustment as provided therein). Shareholder approval will be required before any additional shares can be authorized for issuance under the Amended Plan.

Determination of Shares to be Available for Issuance

If this Proposal 4 is approved by shareholders, the maximum aggregate number of shares issuable under the Amended Plan will be 43,500,000 shares, reflecting an increase of the number of shares available for issuance under the current Plan by 24,000,000, subject to adjustment as provided in the Amended Plan. Excluding the 4,810,934 shares which remain available for grant under the current Plan, the Amended Plan represents all shares available to be awarded, provided that the number of shares of Class A common stock subject to outstanding awards under the current Plan as of April 1, 2024 that are forfeited, cancelled, or payment is made in the form of cash, cash equivalents, or other property other than shares, tendered, or withheld to satisfy any tax withholding obligations, or otherwise terminated without payment being made in the form of shares, will again be made available for subsequent awards under the Amended Plan.

The Board believes an increase in the maximum number of shares that may be issued under the Amended Plan by 24,000,000 shares will ensure that we continue to have a sufficient number of shares with which to achieve our compensation strategy and to allow for growth. When deciding on the number of shares to be available for awards under the Amended Plan, the Board considered a number of factors, including the estimated number of shares needed for future awards, a dilution analysis, the current and future accounting expenses associated with our equity award practices, and input from our independent compensation consultant.

Based on our current equity award practices, the Board estimates that the authorized shares under the Amended Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately one to five years, in amounts determined appropriate by the Human Capital and Compensation Committee, which will administer the Amended Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of shares of the Class A common stock, the mix of cash, options, and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

The Board believes that our compensation program, and particularly the granting of equity awards, allows us to align the interests of our employees (including executive officers), directors, and consultants who are selected to receive awards with those of our shareholders. The Amended Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate, and retain executive officers and other key employees who we expect will contribute to our financial success. The Board believes that awards granted pursuant to the Amended Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the Amended Plan.

Description of the Amended Plan

A copy of the Amended Plan is attached to this Proxy Statement as Appendix A. The following description of certain features of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan. In the event of a discrepancy between this description and the text of the Amended Plan, the Amended Plan will govern.

Purpose. The purpose of the Amended Plan is to foster and promote the long-term financial success of the Company and its subsidiaries and affiliates by attracting and retaining talent. The Amended Plan provides consultants, employees, and directors with an opportunity to acquire an ownership interest in the Company, and other rights with respect to shares of the Company, thereby providing consultants, employees, and directors with incentives to perform at the highest level and aligning their interests with the Company’s shareholders. The Amended Plan will apply to awards granted on or after the Effective Date, with the exception of the Contingent Awards (as defined below). Awards granted under the existing Plan prior to the Effective Date, with the exception of the Contingent Awards, will continue in accordance with the terms of the existing Plan and the applicable award agreements.

Plan Administration. The Amended Plan is administered by our Human Capital and Compensation Committee; provided, that in the case of grants to non-employee directors, the entire Board shall act as the plan administrator. As plan administrator, the Human Capital and Compensation Committee must consist of two or more members who are not current or former officers or employees of the Company, who are “non-employee directors” to the extent required by and within the meaning of Rule 16b-3 promulgated under the Act, and who are “independent” pursuant to the rules of NYSE. Our Human Capital and Compensation Committee has the authority to, among other things, interpret and implement the Amended Plan, determine eligibility for, grant, and determine the terms of awards under the Amended Plan, determine the form of settlement of awards under the Amended Plan and do all things necessary to carry out the purposes of the Amended Plan. Our Human Capital and Compensation Committee’s determinations under the Amended Plan are conclusive and binding. The Human Capital and Compensation Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it deems advisable; provided, however, that the Human Capital and Compensation Committee may not delegate any of its responsibilities if such delegation will cause transactions under the Amended Plan to fail to comply with Section 16 of the Exchange Act.

Authorized Shares. Subject to adjustment, the maximum number of shares of our Class A common stock that may be delivered in satisfaction of awards granted under the Amended Plan on or after the Effective Date is 43,500,000 shares of Class A common stock. In addition, the number of shares of Class A common stock subject to outstanding awards under the existing Plan as of April 1, 2024 that are forfeited, cancelled, or payment is made in the form of cash, cash equivalents, or other property other than shares, tendered or withheld to satisfy any tax withholding obligations, or otherwise terminated without payment being made in the form of shares, will be made available for subsequent awards under the Amended Plan. Class A Common Shares to be issued under the Amended Plan may be authorized and issued stock held in the Company’s treasury or authorized but unissued stock, or stock that may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan. As of April 1, 2024, the closing price of a share of our Class A Common Shares was $10.83.

Share Counting. The following shares of Class A common stock will not be made available for subsequent awards under the Amended Plan: (i) shares previously owned or acquired by a plan participant that are delivered to the Company, or withheld from an award, to pay the exercise price of an award; (ii) shares that are delivered or withheld for purposes of satisfying a tax withholding obligation relating to an option or SAR; (iii) shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; or (iv) shares repurchased on the open market with the proceeds of the exercise price of an option. Subject to applicable stock exchange requirements, any shares of stock relating to substitute awards will not be counted against the available share reserve under the Amended Plan.

Eligibility. Any employee, consultant, director, or other advisor of, or any other individual who provides services to, the Company or any of its subsidiaries or affiliates is eligible to receive an award under the Amended Plan. Our Human Capital and Compensation Committee selects participants from among the employees (including executive officers), directors, consultants, and other service providers of the Company and its subsidiaries and affiliates. As of April 1, 2024, approximately 14,005 employees, nine non-employee directors, and zero consultants and other service providers would have been eligible to participate in the Amended Plan. As of April 1, 2024, 247 employees, nine non-employee directors, and zero consultants and other service providers held awards granted under our existing Plan. Based upon Company practice, we do not currently expect to grant equity awards to consultants or other service providers under the Amended Plan. Because our executives and non-employee directors are eligible to receive awards under the Amended Plan, they may be deemed to have a personal interest in the approval of this Proposal 4.

Limitations on Awards to Non-Employee Directors. The maximum grant date fair value of equity awards granted to any non-employee director of the Board under the Amended Plan, plus cash retainers and other cash fees paid to any non-employee director of the Board, in any calendar year may not exceed $750,000. Notwithstanding the foregoing, exceptions may be made to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Types of Awards. The Amended Plan provides for grants of options, SARs, restricted and unrestricted stock, restricted stock units, performance awards, and other awards convertible into or otherwise based on shares of our stock. Dividend equivalents may also be provided in connection with an award under the Amended Plan, if so determined by the Human Capital and Compensation Committee. However, no dividends or dividend equivalents may be paid with respect to options or SARs. With respect to awards that are subject to vesting requirements, the Amended Plan provides that dividends or dividend equivalent payments will not be paid currently. Instead, they will either be credited to an account for the participant or deemed to have been reinvested in addition stock, and in either case will be subject to the same vesting conditions as the underlying award.

•Options and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an incentive stock option (“ISO”) granted to a ten percent shareholder, 110% of the fair market value) of a share of Class A common stock on the date of grant. Options and SARs may have a maximum term of no more than ten years (or, in the case of an ISO granted to a ten percent shareholder, five years) from the date of grant. Our Human Capital and Compensation Committee determines the time or times at which options or SARs become exercisable and the terms on which such awards remain exercisable.
•Restricted and Unrestricted Stock. A restricted stock award is an award of Class A Common Shares subject to forfeiture restrictions, while an unrestricted stock award is not subject to restrictions.
•Restricted Stock Units. A stock unit award is denominated in Class A Common Shares and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of stock under a restricted stock unit is subject to the satisfaction of performance conditions or other vesting conditions.
•Performance Awards. A performance award is any award granted under the Amended Plan that is subject to specified performance criteria.

Vesting. Our Human Capital and Compensation Committee has the authority to determine the vesting schedule applicable to each award. The Human Capital and Compensation Committee has discretion to accelerate the vesting or exercisability of any award.

No Repricing. Except in connection with a corporate transaction involving the Company, without the prior approval of the Company’s shareholders, the Company may not amend the terms of an outstanding option or SAR to reduce the exercise price or base value of the award, cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base value that is less than the exercise price or base value of the original award, or cancel outstanding options or SARs that have an exercise price or base value greater than the fair market value of a share of our Class A Common Shares on the date of such cancellation in exchange for cash or other consideration.

Termination of Employment. Our Human Capital and Compensation Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by our Human Capital and Compensation Committee, upon a termination of employment, all unvested options and SARs will terminate and all other unvested awards will be forfeited.

Performance Criteria. The Amended Plan provides that grants of performance awards may be made based upon, and subject to achieving, certain performance measures over a specified performance period. Performance measures are based on one or more, or a combination of, objective business criteria established by the Human Capital and Compensation Committee, which may include, but are not limited to, any of the following and may be applied solely with reference to the Company and/or a subsidiary or relatively between the Company and/or any subsidiary and one or more unrelated entities: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (vii) earnings before or after taxes, interest, depreciation and/or amortization; (viii) gross or operating margins; (ix)

productivity ratios; (x) share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) customer satisfaction; (xvi) working capital targets; (xvii) economic value added (equal to net operating profit after tax minus the sum of capital multiplied by the cost of capital); and/or (xviii) other strategic objectives.

Our Human Capital and Compensation Committee may provide that one or more of the performance measures applicable to an award will be adjusted to reflect events (for example, without limitation, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance objectives. The Human Capital and Compensation Committee also may make adjustments to performance criteria or goals or other business criteria applicable to an award in any manner it deems appropriate in its discretion.

Transferability. Awards under the Amended Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA.

Clawback. If our Human Capital and Compensation Committee determines in good faith either that: (i) if required by applicable law with respect to a plan participant, or (ii) (x) a plan participant engaged in fraudulent conduct or activities relating to the Company, (y) a participant had knowledge of such conduct or activities, or (z) a participant, based on such participant’s position, duties, or responsibilities, should have had knowledge of such conduct or activities, the Human Capital and Compensation Committee has the power and authority under the Amended Plan to terminate without payment all outstanding awards under the Amended Plan. If the plan participant has received any compensation pursuant to an award granted under the Amended Plan that is based on results from such conduct or activities, the plan participant is required to reimburse to the Company a sum equal to either an amount required by such law or the amount of such compensation paid in respect of the year in which such conduct or activities occurred, as applicable. Additionally, if the Company restates its financial statements, and as a result, the amount of compensation that would have been paid or payable to the participant pursuant to an award had the financial results been properly reported would have been lower than the amount actually paid or payable, then the Company, by action of the Human Capital and Compensation Committee, may, in whole or in part, amend, cancel, or rescind any prior delivery of shares, value of shares, cash, or property granted within the three-year period preceding the date on which the Company is required to prepare the restatement, consistent with final rules under the Dodd-Frank Act, requirements of the SEC, and the NYSE listing rules.

Change in Control. In the event of a Change in Control (as defined in the Amended Plan) and to the extent that outstanding awards are not assumed by a successor entity or replaced with a replacement award:

1.all options and SARs will immediately vest and become exercisable;
2.the restrictions on all shares of restricted stock will lapse and all RSUs will vest immediately; and
3.all performance awards will immediately vest and be considered earned and paid in full “at target” as if the applicable performance goal had been achieved.

Additionally, the Human Capital and Compensation Committee may provide in the applicable award agreement, that, if, within two years of a Change in Control, a plan participant is involuntary terminated by the Company for reasons other than cause or good reason, then (i), (ii), and (iii) shall occur. The Human Capital and Compensation Committee, as constituted before a Change in Control, may also provide for the cancellation of an award for an amount of cash equal to the difference between the exercise price and the then fair market value of the shares of Class A common stock had such award been currently exercisable, make any adjustment deemed appropriate to reflect the Change in Control, or cause an outstanding award to be assumed by the successor entity after the Change in Control.

Adjustment. In the event of certain corporate transactions (including a stock dividend, stock split or combination of shares, or recapitalization), our Human Capital and Compensation Committee will make adjustments to (i) the aggregate number and/or kind of shares of stock reserved for issuance under the Amended Plan; (ii) the number and/or kind of shares of stock subject to outstanding awards; (iii) the exercise price with respect to outstanding options or SARs; (iv) any individual participant share limitations; and (v) any other adjustment that the Human Capital and Compensation Committee determines to be equitable. Our Human Capital and Compensation Committee will also make the types of adjustments described above to take into account distributions and other events other than those listed above if it determines that such adjustments are appropriate to avoid distortion and preserve the value of awards.

Amendment and Termination. The Board may at any time amend, suspend, modify, or terminate the Amended Plan, in whole or in part, and the Human Capital and Compensation Committee may, subject to the Amended Plan, at any time alter or amend any or all award agreements to the extent permitted by applicable law and the Amended Plan; provided, however, that no such action may materially impair the rights of any holder of an award without the holder’s consent. No awards will be granted under the Amended Plan after June 19, 2034.

Certain Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences applicable to participants in the Amended Plan and the Company based upon an interpretation of the U.S. federal tax law as in effect on the date of this Proxy Statement and may be inapplicable if such law is changed. The summary is not intended to be exhaustive or constitute tax advice, nor does it purport to cover U.S. federal employment tax or other U.S. federal tax consequences that may be associated with the Amended Plan, nor does it cover state, local, or non-U.S. taxes. To the extent that any awards under the Amended Plan are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following discussion assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

ISOs. Options issued under the Amended Plan and designated as ISOs are intended to qualify as such under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, a participant who has been granted an ISO realizes no taxable income and the Company will not be entitled to a deduction upon the grant or exercise of an ISO. However, the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant’s alternative minimum tax. The taxation of the gain or loss upon the sale of the shares purchased upon the exercise of an ISO depends, in part, on whether the holding period of the shares is at least (i) two years from the date the option was granted and (ii) one year from the date the option was exercised. If these holding period requirements are satisfied, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. If these holding period requirements are not met, then, upon such “disqualifying disposition” of the shares, the participant will realize compensation, taxable as ordinary income to the participant in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price, limited to the gain on the sale. Any additional gain (or loss) recognized in the disposition is treated as a short-term or long-term capital gain (or loss) depending on the holding period. If the participant recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount, subject to any applicable limitations under Section 162(m) of the Code. If, however, the participant meets the applicable holding period, the Company generally will not be entitled to a tax deduction with respect to capital gains recognized by the participant. If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a non-qualified stock option (“NSO”).

NSOs. In general, in the case of an NSO, a participant will not recognize taxable income at the time of grant. Rather, the participant will recognize income only when the NSO is exercised. The amount of income recognized is equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the sum of the exercise price plus the amount, if any, paid by the participant for the NSO. A corresponding deduction is generally available to the Company, subject to any limitations under Section 162(m) of the Code. Upon a subsequent sale or exchange of the shares acquired under an NSO, the participant will recognize short-term or long-term capital gain (or loss) depending on the holding period for which the Company is not entitled to a deduction. The capital gain (or loss) will be short-term if the shares are disposed of within one year after the NSO is exercised, and long-term if the shares were held for more than 12 months as of the sale date.

SARs. SARs are treated very similarly to NSOs for tax purposes. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment upon the exercise of a SAR will have ordinary income equal to either (i) the amount of any cash received upon exercise or (ii) if stock is received upon the exercise of the SAR, the fair market value of the stock received. A corresponding deduction is generally available to the Company, subject to any applicable limitations under Section 162(m) of the Code. If the SAR is paid in stock, then any gain (or loss) that the participant realizes when the participant later sells or disposes of the SAR shares will be short-term or long-term capital gain (or loss), depending on how long the shares were held. The capital gain (or loss) will be short-term if the SAR shares are disposed of within one year after the SAR is exercised, and long-term if the SAR shares were held for more than 12 months after exercise.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income, nor is the Company entitled to any deduction, until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election, referred to as a Section 83(b) election, within 30 days following the grant date of the restricted stock, under Section 83(b) of the Code, to be taxed on restricted stock at the time of the grant of the award based on the fair market value of the shares on the grant date, rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income on the grant date equal to the fair market value of the shares less any price paid for the shares as if the shares were unrestricted. A corresponding deduction will generally be available to the Company, subject to any applicable limitations under Section 162(m) of the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares.

If a Section 83(b) election has not been made, any dividends received with respect to the restricted share award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income, subject to any applicable limitations under Section 162(m) of the Code. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made a Section 83(b) election, the holding period commences on the date of the grant.

Restricted Stock Units. In general, the grant of a restricted stock unit does not itself result in taxable income, and the Company is not entitled to a deduction at the time of grant. Instead, the participant is taxed upon the settlement of units (and a corresponding deduction is generally available to the Company at such time, subject to any limitations under Section 162(m) of the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. Upon the settlement of units, the participant generally will be subject to tax at ordinary income rates on the fair market value of any shares issued or cash paid in settlement of the award of such units, and the Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the participant. If the participant receives shares upon settlement, then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

Performance-Based Awards. A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a performance-based award is granted (for example, when the performance goals are established). Upon receipt of cash, stock, or other property in settlement of a performance-based award, the participant will recognize ordinary income equal to the cash, stock, or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code.

Stock Awards. A participant who receives a stock award generally is required to recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are granted over the purchase price (if any) paid for the shares. The Company generally will be entitled to a corresponding deduction, subject to any applicable limitations under Section 162(m) of the Code.

Certain Change of Control Payments. Under the so-called “golden parachute” provisions of the Code, if a change of control of the Company causes awards under the Amended Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and result in a disallowance of the Company’s deductions under Section 280G of the Code.

409A. Section 409A of the Code (“Section 409A”) applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest, and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax. Awards of stock options, share appreciation rights, restricted share units, and performance awards under the Amended Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the Amended Plan are intended to comply with Section 409A, the regulations issued thereunder, or an exception thereto. Notwithstanding the foregoing, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant.

Company Deduction. The Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the Amended Plan when recognized, subject to the limits of Section 162(m) of the Code. Prior to 2018, Section 162(m) of the Code imposed a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that met Code requirements for “qualified performance-based compensation.” The performance-based compensation exemption, the last day of the year determination date, and the exemption of the chief financial officer from Section 162(m)’s deduction limit have all been repealed under the Tax Cuts and Jobs Act of 2017 (“Tax Reform”), effective for taxable years beginning after December 31, 2017, such that awards paid under the Amended Plan to our covered current and former executive officers may not be deductible for such taxable years due to the application of the $1 million deduction limitation. However, under Tax Reform transition relief, compensation provided under a written binding contract in effect on November 2, 2017 that is not materially modified after that date continues to be subject to the performance-based compensation exception. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Human Capital and Compensation Committee considers when structuring the Company’s executive compensation, it is not the sole or primary factor considered. The Company’s Board and the Human Capital and Compensation Committee retain the flexibility to authorize compensation that may not be deductible if they believe that it is in the Company’s best interests.

Tax Withholding. The Company and its affiliates have the right to deduct or withhold, or require a participant to remit to the Company and its affiliates, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the Amended Plan.

Vote Required

Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case broker non-votes are disregarded and have no effect on the outcome of the vote. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal.

Your Board unanimously recommends a vote “FOR” the approval of the amendment and restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan (as Amended and Restated).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the only persons known to us to own beneficially more than 5% of our outstanding Class A or Class B Common Shares as of March 31, 2024, unless as otherwise specified:

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Shares
Name and Address of Beneficial Owner	Class A	Class B(1)	Class A	Class B
Jay L. Schottenstein	14,755,627(2)	7,720,154(2)	25.6%	99.8%	61.5%
4300 East Fifth Avenue
Columbus, OH 43219
Schottenstein RVI, LLC	7,928,117(2)	7,298,593(2)	13.8%	94.4%	53.0%
4300 East Fifth Avenue
Columbus, OH 43219
BlackRock, Inc.	7,199,716(3)	–	14.5%	–	6.5%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	5,038,621(4)	–	10.2%	–	4.5%
100 Vanguard Boulevard
Malvern, PA 19355
______________________________
(1)Each Class B Common Share of Designer Brands Inc. is exchangeable into one Class A Common Share.
(2)Mr. Schottenstein beneficially owns 14,755,627 Class A Common Shares of Designer Brands Inc. in the aggregate. This includes (i) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust, of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose of such shares; (ii) 1,238,516 shares held by the Jay Schottenstein Revocable Trust 2009, of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose of such shares; (iii) 63,754 shares held by the Lori Schottenstein 1984 Subchapter S Trust, of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares; (iv) 40,000 shares held by the Geraldine Schottenstein Trust UAD 07/01/1998 Amended & Restated 08/14/2008, of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares; (v) 236,528 Class A Common Shares held by Schottenstein SEI, LLC (“SSEI”) (Mr. Schottenstein is manager of SSEI); (vi) 1,273,099 shares held by Schottenstein Realty LLC, of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose of such shares; (vii) 445,105 Class A Common Shares that Mr. Schottenstein has a right to purchase within 60 days of March 31, 2024; (viii) 629,524 Class A Common Shares held by Schottenstein RVI, LLC (“Schottenstein RVI”) (Mr. Schottenstein is manager of Schottenstein RVI); (ix) 1,161,436 Class A Common Shares held by Susan S. Diamond, her spouse, and certain of her lineal descendants and affiliates (the Diamond Affiliates), of which Mr. Schottenstein has sole voting power with respect to such shares, pursuant to a voting agreement; (x) 1,864,597 Class A Common Shares held by Jubilee Limited Partnership of which Mr. Schottenstein acts as trustee of trusts that hold the shares of the general partner of Jubilee Limited Partners and has sole power to vote and dispose of such shares; and (xi) 56,814 shares held by the Saul Schottenstein Subchapter S Trust #4, of which Mr. Schottenstein is trustee and has sole power to vote and dispose of such shares.
Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by the Jay Schottenstein Revocable Trust 2009; (ii) 349,656 Class B Common Shares held by SSEI; and (iii) 7,298,593 Class B Common Shares held by Schottenstein RVI.
(3)Based solely upon information contained in Amendment No. 2 to Schedule 13G filed with the SEC on January 22, 2024, as of December 31, 2023, BlackRock, Inc. has sole voting power over 7,026,442 shares, shared voting power over 0 shares, sole dispositive power over 7,199,716 shares, and shared dispositive power over 0 shares.

(4)Based solely upon information contained in Amendment No. 15 to Schedule 13G filed with the SEC on February 13, 2024, as of December 29, 2023, The Vanguard Group, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power over 0 shares, shared voting power over 30,965 shares, sole dispositive power over 4,966,464 shares, and shared dispositive power over 72,157 shares.

The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the SEC.

Security Ownership of Management and Directors

The following table sets forth, as of March 31, 2024, information with respect to our Class A and Class B Common Shares owned beneficially by each director and NEO individually, and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
Peter S. Cobb	83,732	–	*	–	*
Laura T. Denk	–	–	*	–	*
Elaine J. Eisenman	158,208	–	*	–	*
Deborah L. Ferrée	1,103,090	–	2.2%	–	1.0%
Douglas M. Howe	234,406	–	*	–	*
William L. Jordan	–	–	*	–	*
Joanna T. Lau	125,484	–	*	–	*
Jared A. Poff	337,894	–	*	–	*
Roger L. Rawlins	–	–	*	–	*
Jay L. Schottenstein(4)	14,755,627	7,720,154	25.6%	99.8%	61.5%
Joseph A. Schottenstein(5)	1,457,235	–	2.9%	–	1.3%
Harvey L. Sonnenberg	72,504	–	*	–	*
Allan J. Tanenbaum(6)	219,003	–	*	–	*
Joanne Zaiac	70,995	–	*	–	*
Rich A. Paul	23,752	–	*	–	*
Tami J. Fersko	23,752	–	*	–	*
All directors and executive officers as a group (18 persons)**	17,433,186	7,720,154	29.5%	99.8%	63.1%
_________________________________________
*    Represents less than 1% of outstanding Common Shares.
**    Includes shares held by Mary Turner and Andrea O’Donnell, who are not named in the table.
(1)Each Class B Common Share of Designer Brands is exchangeable into one Class A Common Share.
(2)Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed. This table includes Class A Common Shares identified in the following table as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable and restricted stock units vesting within 60 days of March 31, 2024, and upon the payment of vested deferred share units on a one-for-one basis upon retirement from the Board within 60 days of March 31, 2024:

Beneficial Owner	Stock Options Exercisable within 60 days of March 31, 2024	Share Units Vesting within 60 days of March 31, 2024
Peter S. Cobb	–	83,732
Laura T. Denk	–	–
Elaine J. Eisenman	–	142,639
Deborah L. Ferrée	764,000	–
Douglas M. Howe	–	139,668
William L. Jordan	–	–
Joanna T. Lau	–	50,606
Jared A. Poff	67,830	–
Roger L. Rawlins	–	–
Jay L. Schottenstein	445,105	–
Joseph A. Schottenstein	–	–
Harvey L. Sonnenberg	–	61,305
Allan J. Tanenbaum	–	169,038
Joanne Zaiac	–	22,435
Rich A. Paul	–	–
Tami J. Fersko	–	–
All directors and executive officers as a group (18 persons)**	1,276,935	669,423

(3)The percentage is based upon 49,490,563 Class A Common Shares and 7,732,733 Class B Common Shares outstanding on March 31, 2024, plus the number of shares a person has the right to acquire within 60 days of March 31, 2024.
(4)Please see footnote (2) to the table above under “Security Ownership of Certain Beneficial Owners” for additional information about Mr. Schottenstein’s beneficial ownership.
(5)Includes 1,273,099 shares held by Schottenstein Realty LLC, of which Mr. Schottenstein is an Executive Vice President and has shared power to vote and dispose of such shares, and 31,050 shares held by various family trusts of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares.
(6)Mr. Tanenbaum pledged 27,746 shares as security for a line of credit in fiscal 2016.

The foregoing information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the SEC.

Equity Compensation Plan Information

The following table sets forth additional information, as of February 3, 2024, about our Class A Common Shares that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)(2)(3)	(b) Weighted-average exercise price of outstanding options, warrants, and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	8,083,883	$26.39	6,063,893
Equity compensation plans not approved by security holders	–	–	–
Total	8,083,883	$26.39	6,063,893
_________________________________________
(1)DSW Inc. 2005 Equity Incentive Plan, as amended and restated in 2021.
(2)Includes 1,928,146 shares issuable pursuant to the exercise of outstanding stock options, 4,382,596 shares issuable pursuant to restricted stock units, 1,236,262 shares issuable pursuant to performance-based restricted stock units, and 536,879 shares issuable pursuant to director stock units. Since the restricted stock units, performance-based restricted stock units, and director stock units have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
(3)LTI Plan.

VIRTUAL MEETING INFORMATION

Attending the Virtual 2024 Annual Meeting

The 2024 Annual Meeting will be a virtual-only meeting conducted exclusively by live audio cast. There will not be a physical location for our 2024 Annual Meeting, and you will not be able to attend in person. We believe that the virtual platform provides greater shareholder participation, as shareholders can virtually attend the 2024 Annual Meeting regardless of their physical location.

To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/DBI2024 and enter the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. Accordingly, only authenticated shareholders who owned shares of our common stock as of the close of business on April 25, 2024, will be able to participate in the 2024 Annual Meeting. You may begin to log into the meeting platform beginning at 12:45 p.m. Eastern Time on Thursday, June 20, 2024. The meeting audio cast will begin promptly at 1:00 p.m. Eastern Time on June 20, 2024.

The virtual meeting platform is fully supported across browsers running the most updated version of applicable software and plug-ins. Please ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in, allow ample time for the check-in procedures, and ensure you can hear the streaming audio before the meeting starts. Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions on the virtual meeting website (see “Other Important Information” for additional details).
Shareholders will be able to submit questions online during the 2024 Annual Meeting, and our CEO or Corporate Secretary will answer shareholder questions during the live Q&A session. To ensure the meeting is conducted in a manner that is fair to all shareholders, the chair of the meeting may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked, and the amount of time devoted to any one question. We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the 2024 Annual Meeting, subject to time constraints. However, we reserve the right to exclude questions that are not pertinent to meeting matters or to edit profanity or other inappropriate language. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Questions relevant to meeting matters that we do not have time to answer during the meeting will be posted to our website following the meeting. By virtually attending the 2024 Annual Meeting, shareholders agree to abide by the agenda and procedures for the 2024 Annual Meeting.

Voting at the Virtual 2024 Annual Meeting

You may vote online during the virtual 2024 Annual Meeting by following the instructions provided at www.virtualshareholdermeeting.com/DBI2024. Please have your Notice, proxy card, or VIF available when you access the virtual meeting website.

We encourage shareholders to vote before the 2024 Annual Meeting. Most shareholders have a choice of voting before the 2024 Annual Meeting by proxy over the internet, by telephone, or by using a traditional proxy card or VIF. Refer to the Notice or your proxy card or VIF to see which options are available to you and how to use them. The internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

Other Important Information

Although the live audio cast is available only to Designer Brands’ shareholders as of the record date, a replay of the meeting will be made available on our website after the meeting and will remain available for approximately 30 days following the meeting. If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available starting at 12:45 p.m. Eastern Time and until the meeting has finished.

OTHER MATTERS

Shareholder Director Nominees

Shareholders who instead intend to nominate a person for election as a director at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) must provide advance written notice to us in accordance with our Code of Regulations. Our Code of Regulations sets forth the procedures that must be followed and the information that must be provided in order for a shareholder to nominate a person for election as director at the 2025 Annual Meeting. Among other requirements, such nominations with respect to the 2025 Annual Meeting must be submitted in writing between March 22, 2025, and April 21, 2025, to Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219, Attention: Corporate Secretary. If the date of the 2025 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2024 Annual Meeting, or in the case of a special meeting of shareholders, director nominations must be received by our Corporate Secretary within seven days after we mail or otherwise provide public notice of the meeting.

Each such submission must include the requisite information as set forth in, and in accordance with, our Code of Regulations. In addition to satisfying these and the above requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2025, to the Corporate Secretary, Designer Brands Inc., 810 DSW Drive, Columbus, OH 43219.

Shareholder Proposals

In order to be considered for inclusion in the Company’s proxy materials distributed to shareholders prior to the 2025 Annual Meeting, a shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act must be received by Designer Brands no later than the close of business on January 3, 2025. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholders of record who do not submit a proposal for inclusion in the Company’s proxy materials under SEC Rule 14a-8, but who intend to introduce an item of business at the 2025 Annual Meeting of Shareholders must provide advance written notice to us in accordance with our Code of Regulations. Our Code of Regulations sets forth the procedures that must be followed and the information that must be provided in order for a shareholder to introduce an item of business at the 2025 Annual Meeting. We must receive notice of your intention to introduce a nomination or other item of business at the 2025 Annual Meeting no earlier than March 22, 2025, and no later than April 21, 2025. Such notice should be addressed to Corporate Secretary, Designer Brands Inc., 810 DSW Drive, Columbus, OH 43219, and must include the information set forth in our Code of Regulations. You may obtain a copy of our Code of Regulations upon request by writing to the Secretary at our principal executive offices. The proxy solicited by our Board for the 2025 Annual Meeting will confer discretionary authority with respect to any such proposal.

Shareholder Communications to the Board

Shareholders and interested parties may communicate with the Board or individual directors (including the non-employee or independent directors as a group) directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.

General Information

A copy of our Annual Report, as filed with the SEC, will be sent to any shareholder without charge upon written request, addressed to the Investor Relations Department, 810 DSW Drive, Columbus, Ohio 43219.

Management is not aware of any other business being properly brought before the 2024 Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.

It is important that proxies be returned promptly. Therefore, whether or not you expect to virtually attend the 2024 Annual Meeting, you are urged to complete and submit your proxy.

Householding

Shareholders who share the same last name and address will receive one package containing a separate Notice for each individual shareholder at that address. Shareholders who have elected to receive paper copies and who share the same last name and address will receive only one set of our Annual Report and Proxy Statement, unless such shareholders have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.

If you hold our stock certificates or have book-entry shares at Computershare, you can opt out of the householding practice and receive prompt delivery of a separate copy of the materials by contacting Broadridge Financial Solutions, Inc. via telephone at 1-866-540-7095 or in writing addressed to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. If you would like to opt out of this practice and you are a beneficial holder, please contact your bank or broker.

If you are receiving multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Broadridge at the above telephone number or address. If you are a beneficial holder, please contact your bank or broker.

DESIGNER BRANDS db

DSW
DESIGNER SHOE WAREHOUSE®
the shoe co.
CROWN VINTAGE
Hush Puppies™
Jessica Simpson
Keds
KELLY & KATIE
LE TIGRE
LUCKY BRAND
MIX NO. 6
topo® athletic
VINCE CAMUTO

APPENDIX A

DESIGNER BRANDS INC.
2014 LONG-TERM INCENTIVE PLAN (as Amended and Restated)

ARTICLE I
ESTABLISHMENT AND PURPOSE

1.01     Establishment and Effective Date. The board of directors (“Board of Directors” or the “Board”) of Designer Brands Inc., an Ohio corporation (the “Company”), has adopted and approved this 2014 Long-Term Incentive Plan (as amended and restated, the “Plan”). The amendment and restatement of the Plan shall be effective on June 20, 2024 (the “Effective Date”), subject to approval by an affirmative vote of the Company’s shareholders. If the Plan is not so approved by the Company’s shareholders, then the prior version of the Plan, as in effect immediately prior the Effective Date, shall remain in effect.

1.02     Purpose. The Plan is intended to foster and promote the long-term financial success of the Company and its Subsidiaries and affiliates by attracting and retaining talent. The Plan provides Consultants, Employees and Directors with an opportunity to acquire an ownership interest in the Company, and other rights with respect to stock of the Company, thereby providing Consultants, Employees and Directors with incentives to perform at the highest level and aligning the interests of such Consultants, Employees and Directors with the Company’s shareholders.

ARTICLE II
DEFINITIONS

The following terms, as used in the Plan, shall have the meanings given to them in this Article II. Other capitalized terms shall have their respective meanings specified in the Plan.

2.01    “Acquisition Award” shall mean an Award granted under this Plan in substitution for options, rights, and other such awards with respect to the capital stock or other equity of another corporation or entity which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries.

2.02     “Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute, as it may be amended from time to time.

2.03     “Award” shall mean any award granted under this Plan, which include any or a combination of the following: (1) Options; (2) Stock Appreciation Rights; (3) Restricted Stock; (4) unrestricted Stock; (5) Restricted Stock Units; (6) Stock Awards; (7) Performance Awards; and (8) Awards (other than Awards described in (1) through (7) above) that are convertible into or otherwise based on Stock.

2.04     “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant which sets forth the terms and conditions applicable to an Award.

2.05     “Cause” shall be defined in any employment agreement between the Company and a Participant, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement; provided, however, that if there is no such employment agreement or definition in an Award Agreement, “Cause” shall mean any of the following: a Participant’s (1) conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty; (2) fraud upon the Company or a Subsidiary, embezzlement or misappropriation of corporate funds from the Company or a Subsidiary; (3) willful acts of dishonesty materially harmful to the Company or a Subsidiary; (4) activities materially harmful to the reputation of the Company or a Subsidiary; (5) willful misconduct, willful failure to perform duties, or substantial willful disregard of duties; (6) a material violation of any law or regulation governing the Company or a Subsidiary; (7) a material breach of the terms of any agreement between the Participant and the Company or a Subsidiary; and (8) a material breach of any term of this Plan or any applicable Award Agreement.

2.06     “Change in Control” shall mean each of the following:

(1)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act and for purposes of this Section 2.06, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of voting securities of the Company where such acquisition causes such Person to own 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 2.06(1), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a Subsidiary; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B), and (C) of Section 2.06(3) below; (E) any acquisition by Jay L. Schottenstein, Schottenstein Stores Corporation or any of their respective affiliates; or (F) any acquisition by any trust established for the benefit of Jay L. Schottenstein or any of his spouse, children or lineal descendants or any other Person controlled by such trust; provided, further, that if any person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 30% as a result of a transaction described in clause (A) or (B) of this Section 2.06(1), and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or more of the Outstanding Voting Securities;

(2)     Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be deemed to be a member of the Incumbent Board;

(3)     Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or a Subsidiary, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or a Subsidiary (each, a “Business Combination”), excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)     Consummation of a complete liquidation or dissolution of the Company. Notwithstanding the foregoing, solely with respect to any Award that is considered deferred compensation under Code Section 409A (and not exempted therefrom), and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a “change in control event,” within the meaning of Treasury Regulation Section 1.409A-3(i)(5). Further, the liquidation or dissolution of the Company described in Section 2.07(4) above shall comply with the procedures described in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).

2.07     “Code” shall mean the Internal Revenue Code of 1986, and any successor statute, as it may be amended from time to time, and any guidance promulgated thereunder.

2.08     “Committee” shall mean the Human Capital and Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors from time to time, which shall consist of two or more members who are not current or former officers or Employees of the Company, who are “non-employee directors” to the extent required by and within the meaning of Rule 16b-3 promulgated under the Act or any similar rule that may subsequently be in effect (“Rule 16b-3”), and who are “independent” pursuant to the rules of the New York Stock Exchange (“NYSE”). In the case of grants to non-employee Directors, the entire Board shall act as the Committee, in which case as used in this Plan the term “Committee” shall refer to the full Board.

2.09     “Consultant” shall mean any person, other than an Employee or Director, who is a natural person and provides services to the Company or its Subsidiaries or affiliates, so long as such person (1) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (2) does not directly or indirectly promote or maintain a market for the Company’s securities, and (3) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

2.10     “Continuous Service” shall mean that the Participant’s service with the Company or any of its Subsidiaries or affiliates as an Employee is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or any Subsidiary, shall not terminate a Participant’s Continuous Service. Notwithstanding the foregoing, unless determined by the Committee, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Award Agreement.

2.11     “Director” shall mean a member of the Board.

2.12     “Disability” shall mean a permanent and total disability which enables the Participant to be eligible for and receive a disability benefit under the Federal Social Security Act.

2.13     “Dividend Equivalent” shall mean an amount equal to the amount of cash dividends, if any, payable in accordance with Article V, with respect to a share of Stock after the date an Award is granted.

2.14     “Employee” shall mean any person employed by the Company or any of its Subsidiaries or affiliates and classified as a common law employee. Employee does not include independent contractors or leased employees from third parties.

2.15     “Exercise Price” shall mean the price at which a Participant may exercise an Award, as set forth in the applicable Award Agreement.

2.16     “Fair Market Value” of a share of Stock shall mean, unless otherwise determined by the Committee:

(1)    The closing price of the Stock on the NYSE on the date in question (or, if the Stock is not then traded on the NYSE, the closing price of the Stock on the stock exchange or over-the-counter market on which the Stock is principally traded on such date) or, if no sale of the Stock occurred on such exchange on that day, the closing price of the Stock on the last preceding day when the Stock was sold on such exchange; or

(2)    If the Stock is no longer traded on the NYSE and there is no public market for the Stock, “Fair Market Value” shall be determined by the Committee, in its sole and absolute discretion, using other reasonable means.

2.17     “Full Value Award” shall mean an Award that is structured to provide equivalent value of a share of Stock based on a ratio of 1:1. Full Value Awards may include, but need not be limited to, Restricted Stock and other Stock Awards such as unrestricted Stock, Restricted Stock Units, and Performance Awards.

2.18     “Good Reason” shall mean, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement, any of the following events that impose a material negative change to the Employee’s employment relationship with the Company or Subsidiary, as provided under Code Section 409A: (1) a material reduction in an Employee’s base salary or target bonus opportunity as a percentage of base salary; (2) a material diminution of the Employee’s duties and responsibilities which are set forth in any applicable employment agreement; or (3) relocation of the Employee more than 50 miles from Employee’s current place of work; provided, however, that to the extent any definition in an Award Agreement conflicts with this definition, the terms of the Award Agreement shall govern. In order to trigger a Termination for Good Reason, the Employee must give the Company notice of the applicable condition described above within 90 days of its occurrence, and the Company must not have remedied such condition within 30 days after receiving such notice.

2.19     “Grant Date” of any Award shall be determined by the Committee in its sole and absolute discretion.

2.20     “Incentive Stock Option” or “ISO” shall mean an Option that is intended to qualify as an “incentive stock option” under Code Section 422 and which is so designated in the applicable Award Agreement. Under no circumstances shall an Option that is not specifically designated as an ISO be considered an ISO.

2.21     “Insider” shall mean any person who is subject to Section 16 of the Act, and any successor statutory provision, as it may be amended from time to time.

2.22     “Nonqualified Stock Option” or “Nonstatutory Stock Option” or “NSO” shall mean an Option that is not intended to qualify as an ISO.

2.23     “Nontandem Stock Appreciation Rights” shall mean stand-alone Stock Appreciation Rights that are granted under this Plan as independent instruments and are not issued in conjunction with any Options.

2.24     “Option” means a right or rights (either as an ISO or NSO) to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine in its sole discretion subject to the Plan, including but not limited to, the achievement of specific Performance Goals. Options may be settled in cash or Stock or both. Options may be granted to Participants, subject to the terms and conditions of this Plan and the applicable Award Agreement.

2.25     “Participant” shall mean any Employee, Consultant, Director or other service provider to whom an Award is granted under the Plan.

2.26     “Performance Award” shall mean an Award subject to Performance Criteria.

2.27     “Performance Criteria” shall mean the payment or vesting of an Award pursuant to a performance measure that is based on one or more (or a combination) objective business criteria established by the Committee, which may include, but are not limited to, any of the following and may be applied solely with reference to the Company and/or a Subsidiary or relatively between the Company and/or any Subsidiary and one or more unrelated entities: (1) net earnings or net income (before or after taxes); (2) earnings per share; (3) net sales or revenue growth; (4) net operating profit; (5) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (6) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (7) earnings before or after taxes, interest, depreciation and/or amortization; (8) gross or operating margins; (9) productivity ratios; (10) share price (including, but not limited to, growth measures and total shareholder return); (11) expense targets; (12) margins; (13) operating efficiency; (14) market share; (15) customer satisfaction; (16) working capital targets; (17) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and/or (18) other strategic objectives. The Committee may provide that one or more Performance Criteria applicable to such Award will be adjusted to reflect certain events, including, without limitation, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by United States generally accepted accounting principles, occurring during the applicable Performance Period.

2.28     “Performance Goal” shall mean, with respect to the Performance Criteria selected by the Committee, the goal(s) established by the Committee for an Award for a particular Performance Period. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

2.29     “Performance Period” shall mean one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights with respect to an Award.

2.30     “Plan Year” shall mean the Company’s fiscal year.

2.31     “Restricted Stock” shall mean Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership, and/or other terms and conditions as the Committee may determine, including, but not limited to, achievement of specific Performance Goals.

2.32     “Restricted Stock Unit” or “RSU” shall mean an Award based on the Fair Market Value of one share of Stock. All or part of any Restricted Stock Unit Award may be subject to conditions and restrictions established by the

Committee. Restricted Stock Units may be settled in Stock or cash or both, as determined by the Committee in its sole and absolute discretion.

2.33     “Retirement” shall mean, unless the Committee specifies otherwise in the applicable Award Agreement, the date:

(1)    of an Employee Termination of Service on or after reaching 65 years of age and completing at least five years of Continuous Service;

(2)    of a Director’s Termination of Service as a Board member of the Company or any Subsidiary after completing one full term as a member of the Board of the Company or a Subsidiary and reaching the age of 65 years.

(3)    For purposes of applying this definition:

(A) no Consultant shall be deemed to “Retire” from the Company regardless of the circumstances surrounding his or her Termination of Service;

(B) a Participant’s status as an Employee or Director shall be determined as of the Grant Date applicable to each affected Award; and

(C) a Director serving on the Board and/or one or more board(s) of any Subsidiary may Retire from one board while continuing to serve as a member of another board (or other governing body of the Company or any Subsidiary). In this case, the Director’s Retirement will affect only the Awards granted with respect to his or her service on the board (or other governing body) from which he or she is Retiring.

2.34     “Stock” shall mean Class A Common Shares, without par value, of the Company, or any other equity securities of the Company as designated by the Committee, including any attached rights. “Stock” shall also mean any security issued by the Company in substitution, exchange, or in place of shares of Class A Common Shares, without par value, of the Company.

2.35     “Stock Appreciation Right” shall mean a right to receive an amount that is based on the increase in the Stock’s Fair Market Value after the Grant Date, and that is payable entirely in cash, entirely in Stock, or partly in cash and partly in Stock and exercisable at such time or times and subject to such conditions as the Committee may determine in its sole and absolute discretion, subject to the terms of this Plan.

2.36     “Stock Appreciation Value Award” shall mean an Award that is structured to correlate the realization of gains based on an absolute Stock price appreciation, and may include, but not be limited to, Options and Stock Appreciation Rights.

2.37     “Stock Award” shall mean a grant of Stock with or without restrictions.

2.38     “Subsidiary” shall mean (1) any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity, or (2) any other corporation or other entity in which the Company has a significant equity interest, in either case as determined by the Committee. With respect to Incentive Stock Options, the term “Subsidiary” shall have the meaning set forth in Code Section 422(f).

2.39     “Tandem Stock Appreciation Rights” shall mean Stock Appreciation Rights that are granted in conjunction with a Nonqualified Stock Option or an Incentive Stock Option, which expire when such Option expires or is exercised as set forth in Section 5.01(1).

2.40    “Ten-Percent Stockholder” shall mean any person who owns, directly or indirectly, on the relevant date, securities having 10% or more of the combined voting power of all classes of the Company’s securities or of its parent or Subsidiaries. For purposes of applying the foregoing 10% limitation, the rules of Code Section 422(d) shall apply.

2.41     “Termination” or “Termination of Employment” or “Termination of Service” shall have the meaning as set forth in the applicable Award Agreement.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.01     Eligibility. Any Employee, Consultant, Director or other advisor of, or any other individual who provides services to the Company or any of its Subsidiaries or affiliates shall be eligible to be selected by the Committee, in its sole and absolute discretion, to receive an Award under the Plan. In determining the individuals to whom Awards shall be granted and the number of shares of Stock to be covered by each Award, the Committee may take into account any factors that the Committee, in its sole and absolute discretion, shall deem relevant.

3.02     Intent to Comply. This Plan is intended to comply with the terms of Section 409A of the Code, the regulations thereunder and other guidance promulgated by the Internal Revenue Service (“Section 409A” or “Code Section 409A”), including any applicable exception to Code Section 409A. Accordingly, the Committee may, in its sole and absolute discretion, amend the Plan and any Award Agreement without any additional consideration to affected Participants to the extent necessary to avoid additional taxes, interest or penalties arising under Code Section 409A even if those amendments reduce, restrict or eliminate rights granted under the Plan, Award Agreement or both before those amendments.

If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s Retirement, Termination, Termination of Employment, or Termination of Service, then notwithstanding any other provision of this Plan or any Award Agreement, none of the previously described events (or similar termination events) will be deemed to have occurred until such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A. Further, any amount constituting a "deferral of compensation" under Treasury Regulation Section 1.409A-1(b) (and is not otherwise exempt from Code Section 409A) that is payable to a Participant upon such a separation from service of the Participant (other than due to the Participant's death), occurring while the Participant shall be a "specified employee" (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company or Subsidiary, shall not be paid until the earlier of (1) the date that is six months following such separation from service or (2) the date of the Participant's death following such separation from service. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under this Plan pursuant to any Award subject to Code Section 409A (and not exempt therefrom), except as provided by Code Section 409A.

Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S., foreign, state, local, or other tax treatment or (ii) avoid adverse tax treatment under U.S., foreign, state, local, or other law, including without limitation, Code Section 409A. By accepting an Award Agreement, each Participant acknowledges that the Participant had the opportunity to discuss the Awards with tax, financial, and other counsel.

3.03     Conditions of Participation. By accepting an Award, each Participant agrees (1) to be bound by the terms of the Award Agreement and the Plan and to comply with other conditions imposed by the Committee, and (2) that the Committee may amend the Plan and the Award Agreement without any additional consideration to the extent necessary to avoid additional taxes, interest or penalties arising under Code Section 409A even if those amendments reduce, restrict, or eliminate rights granted under the Plan, Award Agreement or both before those amendments.

ARTICLE IV
ADMINISTRATION

4.01     Committee. The Plan shall be administered by the Committee.

4.02     Powers and Duties of the Committee. Subject to the express provisions of the Plan, the Committee shall have full power and complete authority, in its sole and absolute discretion (1) to exercise all of the powers granted to it under the Plan; (2) to construe, interpret, and implement the Plan, any Award Agreement and any related document; (3) to prescribe, amend, or rescind rules, regulations, and policies relating to the Plan, including rules governing its own operation; (4) to make all determinations necessary or advisable in administering the Plan; (5) to correct any defect, supply any omission and reconcile any inconsistency in the Plan; (6) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee; (7) to impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resale by a Participant or other subsequent transfers by the Participant of any shares of Stock issued as a result of or under an Award; (8) to amend the Plan to reflect changes in applicable law; and (9) to determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, shares of Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended, and the method or methods by which an Award may be settled, canceled, forfeited, or suspended. The actions and determinations of the

Committee on all matters relating to the Plan and any Awards will be final and conclusive. The determinations of the Committee under the Plan need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Awards, regardless of whether such persons are similarly situated.

4.03     Delegation of Powers and Duties. The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable; provided, however, that the Committee may not delegate any of its responsibilities hereunder if such delegation will cause transactions under the Plan to fail to comply with Section 16 of the Act. The Committee may also employ attorneys, consultants, accountants, or other professional advisors and shall be entitled to rely upon the advice, opinions, or valuations of any such advisors.

4.04     Interpretations. The Committee shall have sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Company, all Participants and all other interested persons. Notwithstanding the foregoing, it is the intent of the Company that this Plan and Awards granted hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Insiders, the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Act, and will not be subjected to avoidable liability thereunder. If any provision of this Plan or other Award Agreement would otherwise frustrate or conflict with the intent expressed in this Section 4.04, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Insiders.

4.05     Liability/Indemnification. No member of the Committee, nor any person to whom duties have been delegated, shall be personally liable for any action, interpretation, or determination made with respect to the Plan or Awards made hereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company’s Articles of Incorporation and Bylaws, as amended from time to time.

4.06     Records. The Committee and others to whom the Committee has allocated or delegated authority or duties shall keep a record of all of their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

ARTICLE V
AWARDS

5.01     Stock Appreciation Value Awards. The following types of Awards constitute Stock Appreciation Value Awards:

(1)    Options. Options (NSOs and ISOs) may be granted under the Plan for the purchase of shares of Stock and shall be evidenced by Award Agreements in such form and not inconsistent with the Plan as the Committee may approve from time to time. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual Performance Goals and other vesting standards, as the Committee shall determine. On or before the Grant Date, the Committee shall designate the number of shares of Stock subject to such Option, the Exercise Price, the duration of the Option, provisions for vesting and exercisability, whether the Option is an NSO or ISO, the recipient of the Option, and such other provisions as the Committee shall determine. The Exercise Price of any Option shall be determined by the Committee, but (with the exception of Acquisition Awards) shall not be less than 100% of the Fair Market Value on the Grant Date. The Exercise Price so determined shall also be applicable in connection with the exercise of any Tandem Stock Appreciation Right granted with respect to such Option. The term of each Option shall not exceed 10 years from the Grant Date, subject to earlier termination as provided in this Plan, and except as otherwise provided with respect to Ten-Percent Stockholders.

(A)    Exercise of Options. Subject to the provisions of this Plan, an Option may be exercised, in whole or in part (“Exercise”), at such time or times as the Committee shall determine (“Date of Exercise”). The Committee may, in its discretion, accelerate the exercisability of any Option at any time. Options may be exercised by a Participant by giving notice to the Committee, in writing or in such other manner as the Committee may permit, stating the number of shares of Stock with respect to which the Option is being exercised and tendering payment therefor. Payment for the shares of Stock issuable upon exercise of the Option shall be made in full in cash or by certified check, or, if the Committee, in its sole discretion permits, in shares of Stock (valued at Fair Market Value on the Date of Exercise). As soon as reasonably practicable following such exercise, a certificate representing the shares of Stock purchased, registered in the name of the Participant, shall be delivered to the Participant. Until the issuance of shares of Stock, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares of Stock that are subject to the Option.

(B)    Cancellation of Tandem Stock Appreciation Rights. Upon exercise of all or any portion of any Option, any related Tandem Stock Appreciation Rights shall be cancelled with respect to an equal number of shares of Stock.

(C)    Special Rules for Incentive Stock Options.

(a)     ISOs shall be subject to the following provisions:

(i)    The aggregate Fair Market Value (determined on the Grant Date) of the shares of Stock subject to an ISO which are exercisable by one person for the first time during a particular calendar year shall not exceed $100,000. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the shares of Stock with respect to which ISOs are exercisable by one person for the first time during a particular calendar year (under all Plans of the Company and its Subsidiaries) exceeds $100,000, or such other limit as may be set by applicable law, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NSOs.

(ii)    Each Award Agreement with respect to an ISO shall set forth the periods during which the Option shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its discretion; provided, however, that no Employee who is a Ten-Percent Stockholder may exercise the ISO after the expiration of five years from the Grant Date.

(iii)    Each Award Agreement with respect to an ISO shall set forth the Exercise Price, which shall be at least 100% of the Fair Market Value of a share of Stock on the Grant Date (except as permitted under Code Section 424(a) with respect to Acquisition Awards). In the case of a Ten-Percent Stockholder on the Grant Date, the Exercise Price of any ISO shall be not less than 110% of the Fair Market Value of the Stock subject to the Option on such Grant Date.

(iv)    No ISO may be granted to a Participant who is not an Employee of the Company or a Subsidiary of the Company on the Grant Date.

(v)    Notwithstanding any other provision of the Plan to the contrary, all Awards of ISOs shall comply with Code Section 424 and the regulations thereunder as of the Grant Date.

(2)    Stock Appreciation Rights. The Committee may from time to time grant Stock Appreciation Right, whether Tandem Stock Appreciation Rights or Nontandem Stock Appreciation Rights. Stock Appreciation Rights shall be in a form and based upon the terms and conditions determined by the Committee (including, but not limited to, the achievement of specific Performance Goals, if determined by the Committee), as set forth in the applicable Award Agreement in such form and not inconsistent with the Plan as the Committee may approve from time to time; provided, however, that the Award shall not be inconsistent with terms of this Plan. Award Agreements shall specify the Grant Price of the Stock Appreciation Right, the number of shares to which the Stock Appreciation Right pertains, provisions for vesting and exercisability, and such other provisions as the Committee shall determine. A Stock Appreciation Right shall entitle the grantee to receive upon exercise the excess of (A) the Fair Market Value of a specified number of shares of Stock at the time of exercise over (B) the Grant Price. Stock Appreciation Rights shall not be granted for a period of more than 10 years.

(3)    Exercisability of Stock Appreciation Value Awards. Regardless of the vesting schedule set forth in any Award Agreement, but subject to Section 10.10 below, Stock Appreciation Value Awards that are not exercisable at Termination shall be fully and immediately exercisable (A) in the case of any Employee, if the Employee Terminates because of death or Disability; (B) in the case of a Consultant, the Consultant Terminates because of death or Disability; or (C), in the case of a Director, if the Director Terminates because of death or Disability. Unless the Committee provides otherwise in an Award Agreement (but subject to Section 10.10), Stock Appreciation Value Awards that are not exercisable when the Employee, Consultant, or Director Terminates for any other reason shall be forfeited.

5.02     Full-Value Awards. The following types of Awards constitute Full Value Awards:

(1)    Unrestricted Stock Award. The Committee may cause the Company to grant unrestricted shares of Stock (“Unrestricted Stock Award”) at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine. No payment shall be required for an Unrestricted Stock Award. The Company shall issue, in the name of each Participant to whom an Unrestricted Stock Award has been granted, stock certificates representing the total number of unrestricted shares of Stock granted under the Award, and shall deliver such certificates to the Participant on a fixed or objectively determinable date of payment in accordance with Code Section 409A, which shall be set forth in the Award Agreement.

(2)    Restricted Stock and Restricted Stock Units. The Committee may cause the Company to grant shares of Restricted Stock or RSUs at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine. Each grant of Restricted Stock or RSUs shall be evidenced by an Award Agreement that shall specify the period over which it is determined if a Participant has met conditions placed on the Restricted Stock or RSUs subjecting such Restricted Stock or RSUs to a substantial risk of forfeiture (the “Restricted Period”), the number of shares of Restricted Stock or the number of RSUs issued to the Participant, and such other provisions as the Committee shall determine, including restrictions on transfer and incidents of ownership and the achievement of specific Performance Goals. RSU Awards represent an unfunded promise to pay the Participant a specified number of shares of Stock (or cash equivalent, as applicable) in the future if the conditions of such Award are satisfied and the Award is not otherwise forfeited prior to the stated date of delivery, under the terms and conditions applicable to such Award.

(A)    Restrictions. On the Grant Date, the Committee shall establish a Restricted Period for each Restricted Stock or RSU grant. Each grant of Restricted Stock or RSUs may be subject to a different Restricted Period. The Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restriction Period, including the satisfaction of corporate or individual Performance Goals, which shall be applicable to all or any portion of the Restricted Stock or RSUs. The Committee may also, in its sole discretion, waive any restrictions applicable to all or a portion of such Restricted Stock or RSUs, provided that the applicable terms and conditions are set forth on or before the Grant Date to the extent required to comply with Code Section 409A and the regulations thereunder. Share of Restricted Stock and RSUs may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of. Unless otherwise provided under the terms of the Award, upon the death of a Participant, any conditions applicable to Restricted Stock or RSUs that have been granted to such Participant shall be deemed to have been satisfied at target and the Restricted Period, if any, applicable to Restricted Stock or RSUs held by such Participant, shall be deemed to have expired. Unless the Committee provides otherwise in an Award Agreement, if a Participant Terminates for any other reason, any Restricted Stock or RSUs that had not previously vested as of the date when the Participant Terminates for any other reason shall be forfeited. If a certificate is issued in respect of Restricted Stock, each certificate shall be deposited with the Company, or its designee, and bear a restrictive legend referencing the Plan and the Award Agreement.

(B)    Voting by Holders of Restricted Stock. During the Restricted Period, unless otherwise set forth in the Award Agreement, each Participant to whom shares of Restricted Stock have been grated may exercise full voting rights with respect to that Restricted Stock.

(C)    No Right to Vote by Holders of RSUs. Participants to whom RSUs have been granted shall not have the right to vote with respect to such shares of RSUs.

(D)    Forfeiture Upon Termination of Employment. Except as contrary to this Plan, the Committee may provide for forfeiture of any RSUs or Restricted Stock upon Termination in the Award Agreement.

(E)    Delivery of Stock in Settlement of RSUs. Unless an election is made to defer the settlement of RSUs, and unless otherwise provided in the terms of any Award, upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Committee, RSUs shall be settled by delivery of a stock certificate for the number of shares of Stock associated with the Award with respect to which the restrictions have expired or the terms and conditions have been satisfied to the Participant or the Participant’s beneficiary or estate, as the case may be. All other terms and conditions regarding delivery shall be set forth in the Award Agreement.

5.03     Other Full Value Awards. The Committee may from time to time grant other Full Value Awards under this Plan that provide Participants with Stock or the right to purchase Stock, or provide other Awards that have a value derived from the value of Stock, or an exercise or conversion privilege at a price related to Stock, or that are otherwise payable in or convertible into shares of Stock. These Awards shall be in a form and based upon the terms and conditions determined by the Committee (including, but not limited to, the achievement of specific Performance Goals, if determined by the Committee), provided, that the Award shall not be inconsistent with other terms of the Plan.

(1)    Performance Awards. The Committee may grant from time to time Performance Awards to such Participants as the Committee shall determine in its sole and absolute discretion. The applicable Award Agreement shall specify a value for the Performance Awards or shall set forth a formula for determining the value of each Performance Award at the time of payment. If required for the above-referenced calculation, the Committee shall also specify in the Award Agreement the initial value of each Performance Award.

(A)    Performance Period. The Committee shall determine the Performance Period in its sole and absolute discretion. Different Performance Periods for different Participants may be established. Performance Periods may run consecutively or concurrently.

(B)    Performance Criteria. The payment or vesting of a Performance Award may be based on one or more (or a combination) of Performance Criteria or on any other factors that the Committee deems relevant or important, in its sole and absolute discretion.

(C)    Different Performance Criteria Allowable. Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on the results achieved (a) separately by the Company or any Subsidiary; (b) any combination of the Company and Subsidiary; or (c) any combination of segments, products or divisions of the Company and Subsidiaries.

(D)    All Other Terms and Conditions in the Award Agreement. All other terms and conditions related to performance-based Awards, including, but not limited to, rights to payment and dividend and voting rights, shall be specified in the Award Agreement.

(2)    Acquisition Awards. All terms and conditions of Acquisition Awards shall be determined by the Committee in its sole and absolute discretion. Such terms and conditions shall be set forth in the applicable Award Agreement. Acquisition Awards shall be granted in accordance with procedures complying with Code Section 409A and the regulations thereunder.

(3)    Other Award Vehicles. Subject to limitations under applicable law and the Plan, the Committee may from time-to-time grant other Full Value Awards under this Plan that provide the Participants with Stock or the rights to purchase Stock, or provide other Awards, that have a value derived from the value of Stock, or an exercise or conversion privilege at a price related to Stock, or that are otherwise payable in or convertible to share of Stock. These Awards shall be in a form and based upon the terms and conditions determined by the Committee (including, but not limited to the achievement of specific Performance Goals if determined by the Committee); provided, however, that the Award shall not be inconsistent with other terms of this Plan.

5.04     Maximum Shares Available.

(1)    The maximum aggregate number of shares of Stock available for Award to be granted under this Plan as of this Plan’s Effective Date is forty-three million five-hundred thousand (43,500,000), subject to adjustment pursuant to this Plan. All shares of Stock available for Awards under the Plan may be awarded in the form of ISOs. If any shares of Stock to which an Award relates are (A) forfeited, cancelled or payment is made to the Participant in the form of cash, cash equivalents or other property other than shares; (B) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than an Option or Stock Appreciation Right; or (C) otherwise terminate without payment being made to the Participant in the form of shares, such shares of Stock be made available for subsequent Awards under the Plan, upon such terms as the Committee may determine; provided, however, that the foregoing shall not apply to or in respect of Acquisition Awards.

(2)    Notwithstanding the foregoing, the following shares of Stock shall not again be made available for subsequent Awards under the Plan: (A) shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price of an Award; (B) shares that are delivered or withheld for purposes of satisfying a tax withholding obligation relating to an Option or Stock Appreciation Right; (C) shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right; or (D) shares repurchased on the open market with the proceeds of the exercise price of an Option.

5.05     Limit on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the maximum number of shares of Stock subject to Awards granted during a single Plan Year to any non-employee Director, taken together with any cash fees paid to such non-employee Director during the Plan Year in respect of such Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board) shall not exceed $750,000 in total value (calculating the value of any such awards based upon the Grant Date Fair Market Value of such Award for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

5.06     Allowable Stock for Issuance. The Stock that may be issued pursuant to an Award under the Plan may be authorized and issued Stock held in the Company’s treasury or authorized but unissued Stock, or Stock that may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

5.07     Certain Shares of Stock Not Counted Against the Pool. Subject to applicable stock exchange requirements, any shares of Stock delivered by the Company, any shares of Stock with respect to which Awards are made by the Company and any shares of Stock with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding Awards previously granted by an acquired entity, shall not be counted against the shares of Stock available for Awards under the Plan.

5.08     Stock Certificates. The Committee may direct that any stock certificate evidencing shares of Stock issued under the Plan shall be registered in the name of the Participant, shall bear a legend setting forth such restrictions on transferability as may apply to such shares of Stock pursuant to the Plan and shall be subject to appropriate stop transfer orders; provided, however, that the certificates representing shares of Restricted Stock shall be held in custody by the Company until the restrictions relating thereto lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock or other form, as appropriate.

5.09     Award Agreements. Each Award granted under the Plan shall be evidenced by a written Award Agreement. Each Award Agreement shall set forth the terms and conditions applicable to the Award, as determined by the Committee in its discretion and subject to the Plan. The Committee may deliver the Award Agreement by interoffice mail, US mail, email, or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company), all documents relating to the Plan or any Award thereunder and other documents that the Company is required to deliver to its security holders unless otherwise prohibited by law. A Participant shall have no rights with respect to an Award unless such Participant accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine.

5.10     Adjustments to Awards. The Committee may make adjustments to the Performance Criteria or Performance Goals or other business criteria applicable to an Award in any manner it deems appropriate in its discretion.

5.11     Deferrals.

(1)    General Deferral Rules. Unless otherwise provided by the Committee, a Participant may elect to defer payment of any Award under the Plan, other than any Stock Appreciation Value Award or Restricted Stock Award, under procedures set forth by the Committee and consistent with the requirements of Code Section 409A. Any such election generally must be made on or before December 31st of the calendar year prior to the year the Participant performs services that give the Participant the right to compensation attributable to the Award (or any portion of such Award) is earned, and shall be irrevocable after such date.

(2)    Performance-Based Compensation Under Code Section 409A. Subject to the limitations described below, the Company may determine that an irrevocable deferral election for an amount that qualifies as “performance-based compensation” under Code Section 409A may be made by making a deferral election on or before the deadline established by the Committee, which in no event shall be later than six months before the end of the Performance Period.

In order for a Participant to be eligible to make a deferral election for such performance-based compensation, (A) the performance criteria must relate to a Performance Period of at least 12 consecutive months, and (B) the Participant must have performed services continuously from the later of (a) the beginning of the Performance Period for such compensation, or (b) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 5.11(2) be permitted to apply to any amount of performance-based compensation that has become readily ascertainable.

(3)    Certain Forfeitable Rights. With respect to compensation (A) to which a Participant has a legally binding right to payment in a subsequent year, and (B) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 13 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Code Section 409A. Any deferral election(s) made in accordance with this Section 5.11(3) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

(4)    Payment of Deferred Awards. Deferred Awards are payable in shares of unrestricted Stock or cash, as specified in the applicable Award Agreement and deferral election form. Delivery of shares or payment of cash, as applicable to such Awards, shall be transferred to the Participant at the time and in the form as elected by the Participant and as set forth in the terms and conditions applicable to such Awards, which shall be either in a single payment or in up to 10 installment payments. Whether a lump-sum or installment payment is elected, the applicable terms of same shall be included in the Award Agreement or election form.

5.12     Dividends and Dividend Equivalents. No dividends or Dividend Equivalents may be awarded with respect to any Stock Appreciation Value Awards. An Award (other than Stock Appreciation Value Awards) may, if so determined by the Committee, provide the Participant with the right to receive dividend payments, or, in the case of Awards that do not involve the issuance of Stock concurrently with the grant of the Award, Dividend Equivalent with respect to Stock subject to the Award (both before and after the Stock is earned, vested or acquired), which payments may be either made currently, credited to an account for the Participant, or deemed to have been reinvested in additional Stock, which shall thereafter be deemed to be part of and subject to the underlying Award, including the same vesting and performance conditions. Notwithstanding the foregoing, with respect to Awards subject to time, performance, or other vesting conditions, any such dividend or Dividend Equivalent payments shall not be paid currently and instead shall either be credited to an account for the Participant or deemed to have been reinvested in additional Stock. Dividend or Dividend Equivalent amounts credited to an account for the Participant may be settled in cash or Stock or a combination of both, as determined by the Committee, and shall be subject to the same vesting and performance conditions as the underlying Award. Except as provided otherwise in an Award Agreement, any Participant entitled to receive a cash dividend or Dividend Equivalents pursuant to his applicable Award may, by written election filed with the Company, at least 10 days before the date of payment of such Dividend Equivalent, elect to have such Dividend Equivalent credited to an account maintained for his benefit under a dividend reinvestment plan maintained by the Company.

ARTICLE VI
ADJUSTMENTS AND FRACTIONAL SHARES

6.01     Capital Adjustments. If the Company subdivides its outstanding shares of Stock into a greater number of shares of Stock (including, without limitation, by stock dividend or stock split) or combines its outstanding shares of Stock into a smaller number of shares of Stock (by reverse stock split, reclassification or otherwise), or the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares of Stock, warrants or rights offering to purchase shares of Stock, or other similar corporate event (including mergers or consolidations) affects the share of Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable or appropriate, make such adjustments to any or all of (i) the aggregate number and/or kind of shares of Stock reserved for issuance under the Plan (including, without limitation, the ISO limit); (ii) the number and/or kind of shares of Stock subject to outstanding Awards; (iii) the exercise price with respect to outstanding Stock Appreciation Value Awards; (iv) any individual Participant share limitations set forth herein; and (v) any other adjustment that the Committee determines to be equitable; provided, however, that the number of shares subject to any Option shall be rounded down to the nearest whole number; provided, further, that no such adjustment shall fail to satisfy Code Section 409A and the regulations thereunder, and that all Awards shall continue to be exempt from Code Section 409A. The Committee may provide for a cash payment to any Participant of a Plan Award in connection with any adjustment made pursuant to this Section 6.01. Any such adjustment shall be final and binding upon all Participants, the Company, their representatives, and all other interested persons. No such adjustment shall be made by the Committee, however, for any of the following corporate transactions:

(1)    The issuance of Stock as compensation to any Company Employee, Director, Consultant or other service provider;

(2)    The issuance of Stock pursuant to an Incentive Stock Option under Code Section 422;

(3)    The issuance or sale of Stock to a third-party at an arm’s length price that is negotiated and agreed to between the Company and such third party;

(4)    The issuance or sale of Stock to a Company Employee or Director at a discount pursuant to a plan maintained in accordance with, and to the extent permitted under, Code Section 423; or

(5)    A redemption of Stock by the Company at a price equal to the Fair Market Value of the Stock on the date of such redemption.

Any adjustment made pursuant to this Section 6.01 shall be made in accordance with any rules of any securities exchange, stock market or stock quotation system to which the Company is subject. Any adjustment made by the Committee under this Section 6.01 shall be final, binding and conclusive on all persons.

6.02     Other Adjustments. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other capital structure of its business, any merger or consolidation of the Company, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding or any similar transaction.

6.03     Fractional Shares. No fractional shares of Stock will be issued or accepted. Any fractional shares of Stock will be paid in the equivalent amounts of cash. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Award as it deems desirable.

ARTICLE VII
CLAWBACK

7.01     If the Committee determines in good faith either that: (1) if required by applicable law with respect to a Participant; or (2) (A) a Participant engaged in fraudulent conduct or activities relating to the Company, (B) a Participant had knowledge of such conduct or activities, or (C) a Participant, based on Participant’s position, duties or responsibilities, should have had knowledge of such conduct or activities, the Committee shall have the power and authority under the Plan to terminate without payment all outstanding Awards under the Plan. If required by applicable law with respect to a Participant or if a Participant described in (2) above has received any compensation pursuant to an Award granted under this Plan that is based on results from such conduct or activities, such Participant shall promptly reimburse to the Company a sum equal to either an amount required by such law or the amount of such compensation paid in respect of the year in which such conduct or activities occurred, as applicable. Further, if the Company restates its financial statements, and as a result, the amount of compensation that would have been paid or payable to the Participant pursuant to an Award had the financial results been properly reported would have been lower than the amount actually paid or payable, then the Company, by action of the Committee, may, in whole or in part, amend, cancel, or rescind any prior delivery of shares of Stock or value of shares of Stock or cash or property granted within the three-year period preceding the date on which the Company is required to prepare the restatement. Further, notwithstanding any provision of the Plan or an Award Agreement to the contrary, a Participant’s rights with respect to any Award shall be subordinated to the Company’s rights under the Designer Brands Inc. Compensation Recoupment Policy, or any successor or other clawback policy adopted consistent with Section 303A.14 of the Listed Company Manual of the NYSE, Section 10D of the Act, Rule 10D-1 under the Act, and any other applicable rules and regulations promulgated thereunder from time-to-time, to recover amounts otherwise vested or payable to the Participant under the applicable Award Agreement. Without limiting the generality of the foregoing, Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any other policy of the Company that applies to Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

7.02     By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such applicable law. Such cooperation and assistance shall include, but is not limited to, executing, completing, and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s account, or pending future compensation or Awards.

ARTICLE VIII
CHANGE IN CONTROL

8.01     Change in Control.

(1)    If so provided by the Committee in any Award Agreement, in the Committee’s sole and absolute discretion, if, within two years of a Change in Control, a Participant experiences an involuntary Termination initiated by the Company for reasons other than Cause, or a Termination for Good Reason, the following applies: (A) all of his or her then outstanding and unvested Options and Stock Appreciation Rights shall fully vest immediately and remain exercisable for the one-year period beginning on his or her date of separation from service, or, if earlier, the end of the term of the Option or Stock Appreciation Right; (B) all shares of Restricted Stock or RSUs shall fully vest and be settled immediately (subject to any properly made deferral election); (C) all Performance Awards shall fully vest immediately and shall be considered to be earned in full “at target” as if the applicable Performance Goals established for the Performance Period have been achieved, and paid immediately (subject to any properly made deferral election); and (D) if Awards are replaced pursuant to this Section 8.01, the protections and rights granted pursuant to this Section 8.01 shall apply to such replacement Awards in the same manner as they applied to the replaced Awards.

Notwithstanding the foregoing, any Awards subject to Code Section 409A shall be settled in accordance the terms and provisions of Code Section 409A.

(2)    If, in the event of a Change in Control, and to the extent that outstanding Awards are not assumed by a successor corporation (or affiliate thereto) or other successor entity or person, or replaced with an award or grant that solely in the reasonable discretion of the Committee, preserves the existing value of outstanding Awards at the time of the Change in Control, the following shall apply, subject to the other provisions of this Plan and compliance with Code Section 409A: (A) all Options and Stock Appreciation Rights shall vest and become exercisable immediately upon the Change in Control event; (B) the restrictions on all shares of Restricted Stock shall lapse and all RSUs shall vest immediately; and (C) all Performance Awards shall fully vest immediately and shall be considered to be earned in full “at target” as if the applicable Performance Goals for the Performance Period had been achieved.

(3)    If in the event of a Change in Control and to the extent outstanding Awards are assumed by any successor corporation, affiliate thereof, person, or other entity, or are replaced with awards that, solely in the discretionary judgment of the Committee preserve the existing value of outstanding Awards at the time of the Change in Control and provide for vesting payout terms, and Performance Goals, as applicable, that are at least as favorable to Participants as vesting, payout terms and Performance Goals applicable to Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms.

(4)    The Committee, as constituted before a Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (A) provide for the cancellation of such Award for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the shares of Stock covered thereby had such Award been currently exercisable (with no payment required for such cancellation if the Fair Market Value of the shares of Stock covered is less than the Exercise Price), (B) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control, or (C) cause any such Award then outstanding to be assumed by the acquiring or surviving entity, after such Change in Control.

8.02     Effect of Code Section 280G.

(1)    Excess Parachute Payment. Except as otherwise provided in an Award Agreement or other agreement with the Company, in the event that any acceleration of vesting or payment pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code Section 4999 due to the characterization of such acceleration of vesting, payment, or benefit as an excess parachute payment under Code Section 280G, the Company will reduce the Participant’s benefits under this Plan so that the Participant’s total “parachute payment,” as defined under Code Section 280G, under this Plan, any Award Agreement, or other agreement will be $1.00 less than the amount that otherwise would generate an excise tax under Code Section 4999. If such reduction applies, the Participant may elect, in his or her sole discretion, how and against which benefit or payment source (including benefits and payment sources other than this Plan) the reduction is to be applied. Such an election, however, may not change the time and form of any payment in a manner that would cause the Participant to incur additional taxes or penalties under Code Section 409A.

(2)    Determination by Independent Accountants. To aid the Participant in making any election called for under Section 8.02(1) above, no later than the date of the occurrence of any event that might reasonably be anticipated to result in an excess parachute payment to the Participant as described in Section 8.02(1) above, the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 8.02(2).

ARTICLE IX
AMENDMENT AND TERMINATION

9.01     Amendment and Termination. Subject to Sections 9.03 and 9.04 below, the Board may at any time amend, suspend, modify, or terminate the Plan, in whole or in part, and the Committee may, subject to the Plan, at any time alter or amend any or all Award Agreements to the extent permitted by applicable law and the Plan; provided, however, that no such action shall materially impair the rights of any holder of an Award without the holder’s consent.

9.02     No Material Impairment. For purposes of the Plan, any action of the Board or the Committee that alters or affects the tax treatment of any Award shall not be considered to materially impair the rights of any holder.

9.03     Shareholder Approval Required. Neither the Board nor the Committee shall amend the Plan or any Award Agreement, without the approval of the shareholders of the Company, to (1) increase the number of shares of Stock available for Awards under the Plan or (2) make any other amendments to the Plan or Award Agreement that would require shareholder approval under applicable state law, the rules of the NYSE (including, but not limited to, that any amendment that would constitute a “material revision” of the Plan within the meaning of the rules of the NYSE), or such other rules as may govern the trading or quotation of the Company’s Stock or Rule 16b-3.

9.04     No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares of Stock) or as otherwise contemplated by this Plan, the Company may not, without obtaining shareholder approval, (1) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price or base value of such Options or Stock Appreciation Rights, (2) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or base value that is less than the exercise price or base value of the original Options or Stock Appreciation Rights, or (3) cancel outstanding Options or Stock Appreciation Rights that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash, another Award or other consideration.

9.05     Amendments to Preserve Fixed Accounting. Notwithstanding any provision to the contrary above, the Board or the Committee shall have full discretion to amend the Plan to the extent necessary to preserve fixed accounting treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any holder, without regard to whether such amendment adversely affects a holder’s rights under the Plan or such Award Agreement.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.01     Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or any Subsidiary from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

10.02     Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or of any Award Agreement shall require the Committee, the Company, or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary.

10.03     Limits of Liability. Any liability of the Company or an affiliate to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and Award Agreement. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Affiliate be liable to a Participant on account of an Award’s failure to (1) qualify for favorable U.S., foreign, state, local, or other tax treatment or (2) avoid adverse tax treatment under U.S., foreign, state, local, or other law, including, without limitation, Code Section 409A.

10.04     No Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award shall be made under this Plan to such eligible Employee or to eligible Employees generally. Nothing contained in this Plan or in any Award Agreement shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause. Except as provided otherwise in an Award Agreement, an Employee’s (1) transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary to another, or (2) leave of absence, duly authorized in writing by the Company or a Subsidiary, shall not be deemed a termination of such Employee’s employment or other service.

10.05     Awards to Participants Outside the United States. The Committee may modify the terms of any outstanding or new Award under the Plan granted to a Participant who is, on the Grant Date or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10.05 in a manner that is inconsistent with this Plan so long as such modification will not contravene any applicable law or regulation.

10.06     Tax Withholding. The Company shall have the right to require Participants or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements, or to deduct from all payments under this Plan amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. Alternatively, the Committee may, in its discretion, permit a Participant to satisfy the Participant’s tax withholding obligation either by (1) surrendering shares of Stock owned by the Participant, (2) having the Company withhold from shares of Stock otherwise deliverable to the Participant; or (3) selling a sufficient number of such shares of Stock otherwise deliverable to the Participant, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet all applicable withholding requirement (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”). Shares of Stock surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes. Any Sell-to-Cover arrangement shall comply with the requirements of Rule 10b5-1(c)(1)(ii)(D)(3) of the Exchange Act. In the case of an Award of ISOs, the foregoing right shall be deemed to be provided to the Participant at the time of such Award. The amount of withholding, including the withholding of shares of Stock, shall be at a specified rate not less than the statutory minimum federal, state and local (if any) withholding rate, and not greater than the maximum federal, state, and local (if any) marginal rate applicable to the Participant and the particular transaction.

10.07     Compliance with Section 16(b). In the case of Participants who are or may be subject to Section 16 of the Act, it is the intent of the Company that the Plan and any Award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 and other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder. If any provision of the Plan or any Award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Participants who are or may be subject to Section 16 of the Act.

10.08     Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company. In the event of any of the foregoing, the Committee may, at its discretion prior to the consummation of the transaction, cancel, offer to purchase, exchange, adjust, or modify any outstanding Awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable laws and the terms of this Plan.

10.09     General Creditor Status. Participants shall have no right, title, or interest whatsoever in or to any investments which the Participant may take to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or legal representative of such Participant. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

10.10     [Reserved].

10.11     Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by registered or certified mail addressed (1) to the Participant at the Participant’s address set forth in the books and records of the Company or its Subsidiaries, or (2) to the Company or the Committee at the principal office of the Company.

10.12     Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.13     Governing Law. To the extent not preempted by federal law, the Plan, and all Award Agreements, shall be construed in accordance with and governed by the laws of the State of Ohio.

10.14     Term of Plan. Unless earlier terminated pursuant to the terms of this Plan, this Plan shall terminate on June 19, 2034.

10.15     Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

10.16     Construction. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine and feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

10.17     No Third Party Beneficiaries. Except as expressly provided herein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

10.18     Non-Transferability of Awards. Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of an Option or Stock Appreciation Right not specifically permitted herein shall be null and void and without effect. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to such Participant.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V49227-P03887 ! ! ! For All Withhold All For All Except For Against Abstain ! !! ! !! DESIGNER BRANDS INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the director nominee(s) on the line below. DESIGNER BRANDS INC. 810 DSW DRIVE COLUMBUS, OH 43219 ATTN: CORPORATE SECRETARY 01) Jay L. Schottenstein 02) Joanne Zaiac 03) Richard A. Paul 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending February 1, 2025. 4. Approval of an amendment and restatement of the Designer Brands Inc. 2014 Long-Term Incentive Plan. 3. Advisory vote on the compensation paid to our named executive officers in the fiscal year ended February 3, 2024. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney-in-fact, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer(s) and specify the title(s) of such officer(s). The Board of Directors recommends you vote FOR each of the following director nominees: The Board of Directors recommends you vote FOR proposals 2, 3 and 4. NOTE: The proxy holders are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any postponements, continuations, or adjournments thereof. 1. Election of Directors: ! !! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DBI2024 You may attend the meeting via the Internet and vote online during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 19, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V49228-P03887 DESIGNER BRANDS INC. 810 DSW DRIVE, COLUMBUS, OHIO 43219 ANNUAL MEETING OF SHAREHOLDERS - JUNE 20, 2024 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Designer Brands Inc. (the "Company") hereby appoints Lisa M. Yerrace and Jared A. Poff, or either of them individually, as attorneys and proxies with full power of substitution to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "2024 Annual Meeting") of the Company to be held via live audio cast at www.virtualshareholdermeeting.com/DBI2024 on Thursday, June 20, 2024 at 1:00 p.m., Eastern Time, and at any postponements, continuations, or adjournments thereof, with all of the powers such undersigned shareholder would have if personally virtually present at the 2024 Annual Meeting, for the purposes listed on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE WITH RESPECT TO A MATTER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS (PROPOSAL 1), "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2025 (PROPOSAL 2), "FOR" THE ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN THE FISCAL YEAR ENDED FEBRUARY 3, 2024 (PROPOSAL 3), "FOR" THE APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE DESIGNER BRANDS INC. 2014 LONG-TERM INCENTIVE PLAN (PROPOSAL 4), AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2024 ANNUAL MEETING AND ANY POSTPONEMENTS, CONTINUATIONS, OR ADJOURNMENTS THEREOF. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2023 Annual Report on Form 10-K are available at www.proxyvote.com.